As filed with the Securities and Exchange Commission on May 1, 2009
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UFOOD RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	5812	20-4463582
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
255 Washington Street, Suite 100
Newton, MA 02458
(617) 787-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
George Naddaff, Chief Executive Officer
UFood Restaurant Group, Inc.
255 Washington Street, Suite 100
Newton, MA 02458
(617) 787-6000
(Name, address including zip code, and
telephone number, including area code, of agent for service)
Copy to:
Richard A. Krantz, Esq.
Robinson & Cole LLP
1055 Washington Blvd.
Stamford, CT 06901
(203) 462-7500
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount	Proposed	Proposed Maximum	Amount of
Securities	To Be	Maximum Offering	Aggregate Offering	Registration
to Be Registered	Registered(1) (2)	Price Per Share(3)	Price(3)	Fee
Common Stock, par value $0.001 per share	79,567,064	$0.225	$17,902,589.40	$998.96

(1)	Consists of (i) 45,184,615 shares of common stock issuable upon the conversion of convertible debentures issued to investors, (ii) 10,844,308 shares of common stock issuable as in kind interest under the debentures issued to investors, (iii) 22,592,308 shares of common stock issuable upon exercise of warrants issued to investors, and (iv) 289,583 shares of common stock and 656,250 shares of common stock issuable upon the exercise of warrants issued to investor relations and public relations firms.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of determining the amount of the registration fee, based on the average of the high and low sale prices of the common stock as reported by the OTC Bulletin Board on April 28, 2009, in accordance with Rule 457(c) under the Securities Act of 1933.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 1, 2009
UFOOD RESTAURANT GROUP, INC.
Prospectus
79,567,064 shares of common stock
This prospectus relates to the offering by the selling stockholders of UFood Restaurant Group, Inc., of up to 79,567,064 shares of our common stock, par value $0.001 per share. These shares include (i) 45,184,615 shares of our common stock issuable upon the conversion of 8% Senior Secured Convertible Debentures (the “Debentures”) issued to investors, (ii) 10,844,308 shares of common stock issuable as in kind interest under the Debentures, (iii) 22,592,308 shares of our common stock issuable upon exercise of warrants (the “Warrants”) issued to investors, and (iv) 289,583 shares of our common stock issued and 656,250 shares of our common stock issuable upon exercise of warrants issued to investor relations and public relations firms (the “IR Warrants”). We are registering the offer and sale of the common stock to satisfy registration rights we have granted to the selling stockholders. We will not receive any proceeds from the sale of the common stock by the selling stockholders.
The selling stockholders have advised us that they will sell the shares of our common stock from time to time in the open market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.
Our common stock is traded on the OTC Bulletin Board under the symbol “UFFC.OB”. On                     , 2009, the closing price of our common stock was $                     per share.
Investing in our common stock involves risks. Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 5 of this prospectus.
You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
This prospectus is dated                      , 2009.

SUMMARY
The following summary highlights information contained elsewhere in this prospectus. Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided below in the “Description of Business” section, the risks of purchasing our common stock discussed under the “Risk Factors” section, and our financial statements and the accompanying notes.
As used in this prospectus, “UFood,” “the Company,” “we,” “us” and “our” refer to UFood Restaurant Group, Inc., a Nevada corporation, and its wholly-owned subsidiaries taken as a whole, unless otherwise stated or the context clearly indicates otherwise. “KnowFat” refers to the operations of KnowFat Franchise Company, Inc., a Delaware company, prior to the December 18, 2007 merger discussed below, which resulted in KnowFat Franchise Company, Inc. becoming a wholly-owned subsidiary of ours.
Our Company
We are a franchisor and operator of fast-casual food service restaurants that capitalize on what we believe are the developing trends toward healthier living and eating and the increasing consumer demands for restaurant fare that offers appetizing food with healthy attributes. We believe our menu items are made with higher quality ingredients and healthier cooking techniques than ordinary quick serve food. Delivering great taste and an overall pleasing dining experience for an individual customer is the focus of UFood’s mission and concept.
We were incorporated in the State of Nevada on February 8, 2006, as Axxent Media Corporation. Prior to December 18, 2007, we were a development stage company as defined by Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises. As Axxent Media Corporation, our business was to obtain reproduction and distribution rights to foreign films within North America and also to obtain the foreign rights to North American films for reproduction and distribution to foreign countries. Following the merger described below, we abandoned our plans to obtain reproduction and distribution rights to films. On August 8, 2007, we changed our name to UFood Franchise Company, and on September 25, 2007, we changed our name to UFood Restaurant Group, Inc.
On December 18, 2007, a wholly-owned subsidiary of the Company merged with and into KnowFat Franchise Company, Inc., with KnowFat surviving the merger as our wholly-owned subsidiary. Following the merger, we continued KnowFat’s business operations. KnowFat was founded in 2004 to capitalize on the popularity of a chain of fast-casual concept restaurants operating under the trade name “Lo Fat Know Fat” in the greater Boston area, as well as the trend we believe is developing in the United States towards healthier living and eating. After operating for three years as KnowFat! Lifestyle Grille, while continuously modifying and improving the concept, management decided that future locations will operate under the name UFood Grill. During the third quarter of 2008, the four remaining KnowFat! Lifestyle Grille locations were converted to UFood Grill outlets. All of our company-owned restaurants and franchise-owned locations now operate, and all future locations will operate, under the name UFood Grill.
Three of our four Company-owned restaurants that were originally KnowFat! Lifestyle Grilles included an integrated convenience-style retail store that carried a variety of health-oriented nutritional products, such as supplements, vitamins, nutrition bars, energy drinks and healthy snacks. As part of the process of conversion to UFood Grill outlets, floor space formerly devoted to the sale of nutritional products in two of these stores was reconfigured to accommodate the sale of smoothie drinks and frozen yogurt, because we believe that these products will generate higher revenues in these locations. None of our franchise locations currently carries nutrition products. We will continue to evaluate the placement of nutrition products in our existing and future locations based on our assessment of demand in the particular location and, in the case of franchise locations, the franchisee’s preferences.
Our operations currently consist of twelve restaurants in the Boston area, Naples, FL, Chicago, IL, Draper, UT, Sacramento, CA and at the Dallas Ft. Worth Airport, comprising four Company-owned restaurants and eight franchise-owned locations. We have entered into a total of six area development agreements covering 68 franchise units in nine states (California, Colorado, Florida, Illinois, Idaho, Montana, Texas, Utah and Wyoming), including seven of the eight franchise locations currently open and operating, and requiring the construction by franchisees of 60 future UFood Grill outlets.
Of the six area development agreements described above, three were entered into during 2008. The three area development agreements we entered into in 2008 cover 46 UFood Grill outlets (41 future and five operating), comprising five UFood Grill units in the Chicago metropolitan area (including three units that are currently open and operating), 38 UFood Grill units in a five-state area composed of Colorado, Utah, Montana, Idaho and Wyoming (including one unit that opened in February 2009) and three units at airports in Texas (including one unit that opened in March 2009). The three area development agreements we entered into prior to 2008 cover 22 UFood Grill outlets including three UFood Grill outlets currently open and operating and 19 UFood Grill outlets to be constructed in the future in Naples, FL, Sacramento, CA, and San Jose, CA.

Of the 60 franchise locations to be constructed under existing area development agreements, six locations are expected to open in 2009, ten locations in 2010, 13 locations in 2011 and 31 locations thereafter. The rate at which current and future area developers and franchisees open locations will depend upon several factors, including the identification of suitable store sites, the negotiation of long-term leases, the permitting process, the construction of the stores, the ability to attract, train and retain employees and the ability to secure financing on acceptable terms. We intend to supplement the opening of franchisee-owned locations with additional Company-owned locations. While we have not set a specific target or timetable for Company-owned stores, we expect Company-owned locations will be concentrated in the New England area and could represent approximately 10% of total system-wide locations over the longer term. The rate at which we open Company-owned locations will depend on the same factors that impact the development and opening of franchisee-owned locations as well as the financial resources available to us. We currently do not have the financing in place to construct and operate additional Company-owned locations and there is no assurance that we will be able to secure the financing necessary to construct and operate additional Company owned locations.
We believe the sale of franchises allows us to expand the UFood Grill brand faster than the construction and operation of company-owned outlets due to the Company’s limited human and financial resources, while allowing us to collect franchise fees and royalties. Under our area development and franchise agreements, we receive royalties on gross franchise sales as described above, and we do not pay any of the construction, opening (other than the training and advice described above), operating or marketing costs. We do not provide or arrange financing to franchisees or area developers.
All of our company-owned restaurants and franchise-owned locations now operate, and all future locations will operate, under the name UFood Grill.
Corporate Information
Our principal executive offices are located at 255 Washington Street, Suite 100, Newton, Massachusetts 02458. Our telephone number is (617) 787-6000. Our website address is www.ufoodgrill.com . Information contained on our website is not deemed part of this prospectus.
The Offering

Common stock currently outstanding	34,818,490 shares (1)

Common stock offered by the Company	None

Common stock offered by the selling stockholders	79,567,064 shares (2)

Common stock outstanding after the offering	114,095,971 shares (3)

Use of proceeds	We will not receive any of the proceeds from the sales of our common stock offered by this prospectus.

OTC Bulletin Board symbol	UFFC.OB

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	As of April 28, 2009.

(2)	Includes (i) 22,592,308 shares of common stock issuable upon exercise of warrants held by the investors, (ii) 45,184,615 shares of common stock issuable upon conversion of the 8% Senior Secured Convertible Debentures held by the investors, (iii) 10,844,308 shares of common stock payable as in kind interest under the debentures held by the investors, and (iv) 289,583 shares of common stock and 656,250 shares of common stock issuable upon the exercise of warrants issued to investor relations and public relations firms.

(3)	Assumes (i) the full exercise of the warrants held by the investor selling stockholders to acquire 22,592,308 shares of common stock, (ii) the full conversion by of the 8% Senior Secured Convertible Debentures held by the investor selling stockholders into 45,184,615 shares of common stock, (iii) the issuance of 10,844,308 shares of common as in kind interest under the debentures held by the investor selling stockholders, (iv) the full exercise of the warrants held by the investor relations and public relations firms selling stockholders to acquire 656,250 shares of common stock, and (v) all of our other outstanding options and warrants are not exercised.

Summary Financial Information
The following tables summarizes historical financial data regarding our business and should be read together with the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and the related notes included in this prospectus.

	Year Ended
	December 28,	December 30,
	2008	2007
Statement of Operations Data

Revenues	$5,824,042	$4,904,883
Total costs and expenses	15,773,523	9,912,012
Net loss	$(9,875,305)	$(5,451,414)
Weighted average shares outstanding, basic and fully diluted	33,851,004	9,433,081
Net loss per common share, basic and fully diluted	$(0.29)	$(0.68)

Statement of Cash Flows Data

Net cash used in operating activities	$(5,171,158)	$(3,134,984)
Cash and cash equivalents (end of period)	787,551	3,352,201

	At
	December 28,	December 30,
Balance Sheet Data	2008	2007
Current assets	$1,578,878	$4,762,989
Total assets	3,642,666	8,583,546
Current liabilities	2,664,873	3,597,594
Total liabilities	3,326,468	4,563,448
Total stockholders’ equity (deficit)	316,198	4,020,098

NOTE REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our annual growth, operating results, future earnings, plans and objectives, contain forward-looking statements. In some cases, you can identify such forward-looking statements by words such as “estimate,” “project,” “intend,” “forecast,” “future,” “anticipate,” “plan,” “anticipates,” “target,” “planning,” “positioned,” “continue,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or the negative of such terms and other comparable terminology that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus and in our other public filings with the Securities and Exchange Commission. It is routine for internal projections and expectations to change as the year or each quarter of the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this prospectus or other periodic reports are made only as of the date made and may change. We do not undertake any obligation to update or publicly release the result of any revision to these forward-looking statements to reflect events or circumstances occurring after the date they are made or to reflect the occurrence of unanticipated events.
RISK FACTORS
An investment in shares of our common stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should participate in this offering.
Risks Related to Our Company and Our Business
We have a limited operating history and are subject to all of the risks inherent in the expansion of an early-stage business.
KnowFat was formed approximately four years ago, and we have a short operating history upon which an investor can evaluate our performance. Our proposed operations are subject to all of the risks inherent in the expansion of an early-stage business enterprise, including higher-than-expected expenses and uncertain revenues. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the expansion of an early-stage business and the competitive environment in which we operate. We have had no profits to date, and there can be no assurance of future profits. As a result of the expansion-stage nature of our business and the fact that we will incur significant expenses in connection with our activities, we can be expected to sustain operating losses for the foreseeable future.
We have not been profitable to date and expect our operating losses to continue for the foreseeable future; we may never be profitable.
We have incurred annual operating losses and generated negative cash flows since our inception and have financed our operations principally through equity investments and borrowings. At this time, our ability to generate sufficient revenues to fund operations is uncertain. For the fiscal year ended December 28, 2008, we had revenue of $5,824,042 and incurred an operating loss of $9,949,481. For the fiscal year ended December 30, 2007, we had revenue of $4,904,883 and incurred an operating loss of $5,007,129. Our total accumulated deficit through December 28, 2008, was $24,717,544.
As a result of our brief operating history, revenue is difficult to predict with certainty. Current and projected expense levels are based largely on estimates of future revenue. We expect expenses to increase in the future as we expand our sales, marketing and administrative activities and incur the expenses of being a public company. As a result, we expect to incur additional losses for at least the next 18 months. We cannot assure you that we will be profitable in the future or generate future revenues. Accordingly, the extent of our future losses and the time required to achieve profitability, if ever, is uncertain. Failure to achieve profitability could materially and adversely affect the value of our Company and our ability to effect additional financings. The success of the business depends on our ability to increase revenues to offset expenses. If our revenues fall short of projections, our business, financial condition and operating results will be materially adversely affected. If we are unable to generate positive cash flow from our company-owned restaurants or if the market price of our common stock declines, we may be required to recognize an impairment loss with respect to the assets of our company-owned restaurants or our goodwill.

There are risks inherent in expansion of operations, including our ability to sell franchises, generate profits from new restaurants, find suitable sites and develop and construct stores in a timely and cost-effective way.
We cannot project with certainty, nor do we make any representations regarding, the number of franchises we will be able to sell or the number of new restaurants we and our franchisees will open in accordance with our present plans and within the timeline or the budgets that we currently project. While our business plan focuses primarily on the sale of franchises rather than building and operating additional Company-owned stores, sales at Company-owned stores represented over 94% of our total revenues for the year ended December 28, 2008. Our failure to sell the projected number of franchises would adversely affect our ability to execute our business plan by, among other things, reducing our revenues and profits and preventing us from realizing our strategy of being the first major franchiser of retail outlets offering a combination of food service featuring low-fat, low carbohydrate and low-calorie food items, selected beverages to the general public. Furthermore, we cannot assure you that our new restaurants will generate revenues or profit margins consistent with those currently operated by us and our franchisees or that our restaurants will be operated profitably.
During the year ended December 28, 2008, our store operations business segment generated revenue of $5,462,915 and an operating loss of $2,781,278. The store segment operating loss for the year ended December 28, 2008 included a loss resulting from the impairment of long lived assets and goodwill of $2,050,655, and $305,000 of legal and other costs associated with the subcontractor liens described in Note 13 of the Notes to Consolidated Financial Statements as of December 28, 2008. During the year ended December 30, 2007, our store operations business segment generated revenues of $4,543,194 and an operating loss of $999,385. The operating loss for our store operations business segment for the year ended December 30, 2007 included a loss on disposal of $666,838 resulting from the closure of one Company-owned store and the sale of another Company-owned store.
We will rely primarily upon area developers to open and operate franchise units. The number of openings and the performance of new stores will depend on various factors, including:
•	the availability of suitable sites for new stores;

•	our and our franchisees’ ability to negotiate acceptable lease or purchase terms for new locations, obtain adequate financing, on favorable terms, requires to construct, build-out and operate new stores and meet construction schedules, and hire and train and retain qualified store managers and personnel;

•	managing construction and development costs of new stores at affordable levels;

•	the establishment of brand awareness in new markets; and

•	the ability of our Company and our area developers to manage this anticipated expansion.
While the impact varies with the location and the qualifications of the franchisee, tight credit markets are generally making financing for construction and operation of restaurants more difficult to obtain on favorable terms.
Competition for suitable store sites in target markets is intense, and lease costs are increasing (particularly for urban locations). Not all of these factors are within our control or the control of our franchisees, and there can be no assurance that we will be able to accelerate our growth or that we will be able to manage the anticipated expansion of our operations effectively.
We will depend on contractors and real estate developers to construct our stores. Many factors may adversely affect the cost and time associated with the development and construction of our stores, including:
•	labor disputes;

•	shortages of materials or skilled labor;

•	requirements to use union labor;

•	energy prices;

•	adverse weather;

•	unforeseen engineering problems;

•	environmental problems;

•	construction or zoning problems;

•	local government regulations;

•	modifications in design; and

•	other unanticipated increases in costs.
Any of these factors could give rise to delays or cost overruns, which may prevent us from developing additional stores within our anticipated budgets or time periods or at all. Any such failure could cause our business, results of operations and financial condition to suffer. The recent volatility in certain commodity markets, such as those for energy, grains and dairy products, which have experienced significant increases in prices, may be generally causing franchisees in our industry to delay construction of new restaurants and/or causing potential new franchisees to reconsider entering into franchise agreements.
Our business plan is dependent on the franchising model; therefore, our success will generally depend on the success of our franchisees and the profitability of their stores.
Because royalties from franchisees’ sales are a principal component of our revenue base, our success is dependent upon our ability to attract highly qualified franchisees and the ability of our franchisees to promote and capitalize upon UFood’s concept. Our franchisees generally depend upon financing from banks and other financial institutions to finance the cost of opening a new restaurant. If franchisees cannot obtain reasonable financing and restaurants do not open, our royalties from those restaurants will not exist. Even if we are successful in selling franchise units, the contemplated expansion may entail difficulty in maintaining quality standards, operating controls and communications, and in attracting qualified restaurant operators. Locations for units will be based on theoretical projections of market demand with no assurance that such locations will prove successful. As a result, franchise units may not attain desired levels of revenues or may attain them more slowly than projected, and this would adversely affect our results of operations. Since we are dependent on franchisee royalties, we are also at risk for the nonperformance by our franchisees of their payment and other obligations under our franchise agreements. For example, in May 2008, we terminated a 2005 franchise agreement with our franchisee operator in Dade and Broward Counties, Florida, covering 24 unopened franchise locations because the franchisee did not meet the opening timeline specified in the agreement, and we have reclaimed the franchise territory. In 2007, two agreements covering two operating and four unopened locations were terminated after the stores ceased operations. Two other agreements covering twelve unopened locations were also terminated when the area developers did not meet the opening timeline set forth in their agreements. Currently, the area developers in San Jose and Naples, whose agreements require them to develop an aggregate of 12 restaurants, had failed to meet their agreed opening timelines for an aggregate of eight restaurants; however, construction had begun on one of the eight restaurants. Similar defaults or failures by other franchisees could materially adversely affect our growth plans and our business, financial condition and operating results.
Our past and future operating losses may make it more difficult for us to attract new franchisees.
Potential new franchisees may be reluctant to commit to develop new UFood Grill restaurants as long as we are not profitable. As stated above, we have not been profitable to date and expect our operating losses to continue for at least the next 18 months. Until we have demonstrated the ability to be profitable, we may find it difficult to attract new franchisees, who are required to expend substantial sums to develop, construct and operate new restaurants, if they perceive that there is a risk that we will not continue in business or that our lack of profitability will impair their ability to make a profit.
We may be subject to general risk factors affecting the restaurant industry, including current economic climate, costs of labor, food prices, gasoline prices and the unemployment levels.
If we grow as anticipated, our Company and our franchisees may be affected by risks inherent in the restaurant industry, including:
•	adverse changes in national, regional or local economic or market conditions;

•	increased costs of labor (including increases in the minimum wage);

•	increased costs of food products;

•	availability of, and ability to obtain, adequate supplies of ingredients that meet our quality standards;

•	increased energy costs;

•	management problems;

•	increases in the number and density of competitors;

•	limited alternative uses for properties and equipment;

•	changing consumer tastes, habits and spending priorities;

•	changing demographics;

•	the cost and availability of insurance coverage;

•	uninsured losses;

•	changes in government regulation;

•	changing traffic patterns;

•	weather conditions; and

•	local, regional or national health and safety matters.
Our Company and our franchisees may be the subject of litigation based on discrimination, personal injury or other claims. We can be adversely affected by publicity resulting from food quality, illness, injury or other health concerns or operating issues resulting from one restaurant or a limited number of restaurants in our system. None of these factors can be predicted with any degree of certainty, and any one or more of these factors could have a material adverse effect on our Company.
There is intensive competition in our industry, and we will be competing with national and regional chains and independent restaurant operators.
The restaurant industry is intensely competitive. There are several healthy-food themed restaurants, most of which have fewer than six units. Moreover, the retail food industry in general, which is highly competitive and includes highly sophisticated national and regional chains, has begun to offer “healthier” alternatives to its typical menu offerings. We operate in the fast casual sector of the retail food industry. This sector is highly competitive with respect to, among other things, taste, price, food quality and presentation, service, location and the ambiance and condition of each restaurant. Some of the restaurants and franchises have substantial financial resources, name recognition and reputations. While we strive to differentiate ourselves from major restaurants and food-service establishments through the nutritional attributes of the items we offer on our menu (all-natural and hormone-free meat, reduced fat sauces, cheeses and salad dressings, whole grain breads, and whenever possible, organic vegetables), the manner in which those items are prepared (baked, steamed or grilled) and the environment in which they are offered, we will, nonetheless, be required to compete with national and regional chains and with independent operators for market share, access to desirable locations and recruitment of personnel. Many of our competitors have existed longer and have a more established market presence with substantially greater financial, marketing, personnel and other resources than us. No assurances can be given that we will have the financial resources, distribution ability, depth of key personnel or marketing expertise to compete successfully in these markets.
Our business has been adversely affected by declines in discretionary spending and may be affected by changes in consumer preferences.
Our success depends, in part, upon the popularity of our food products and our ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from our restaurants or cuisine, our inability to develop new menu items that appeal to consumers or changes in our menu that eliminate items popular with some consumers could harm our business. Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty like that which followed the 2001 terrorist attacks on the United States and the possibility of further terrorist attacks. A continuing decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.
According to a recent survey by the National Restaurant Association, restaurant operators reported negative comparable store sales in four of the first six months of 2008. For the twelve months ended December 28, 2008, comparable store sales for our Company-owned stores decreased by 9.4% and our system-wide comparable store sales decreased by 9.5%. We believe higher gasoline prices, inflationary pressures on groceries and utilities, increased unemployment, home foreclosures and tightening credit conditions have all reduced consumer discretionary spending which in turn has adversely impacted our revenues and may continue to do so.
Increases in costs, including food, labor and energy prices, will adversely affect our results of operations.
Our profitability is dependent on our ability to anticipate and react to changes in our operating costs, including food, labor, occupancy (including utilities and energy), insurance and supplies costs. Various factors beyond our control, including climatic changes and government regulations, may affect food costs. Specifically, our dependence on frequent, timely deliveries of fresh meat and produce subject us to the risks of possible shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability and cost of any such items. In the past, we have been able to recover some of our higher operating costs through increased menu prices. There have been, and there may be in the future, delays in implementing such menu price increases, and competitive pressures may limit our ability to recover such cost increases in their entirety. The recent volatility in certain commodity markets, such as those for energy, grains and dairy products, which have experienced significant increases in prices, may have an adverse effect on us in the fiscal 2009 and beyond and may cause franchisees in our industry to delay construction of new restaurants and/or cause potential new franchisees to reconsider entering into franchise agreements. The extent of the impact may depend on our ability to increase our menu prices and the timing thereof. However, we believe the volatility in food and energy prices in 2008 has contributed to a slowdown in consumer spending in 2009, which in turn has adversely affected our revenues.
Our stores are concentrated in a small geographic area.
Five of our stores are located in the greater Boston area. A downturn in the regional economy or other significant adverse events in the greater Boston area could have a material adverse effect on our financial condition and results of operations.
The growth of our Company is dependent on the skills and expertise of management and key personnel.
During the upcoming stages of our Company’ s growth, we will be entirely dependent upon the management skills and expertise of our management and key personnel, including George Naddaff, our current Chairman and Chief Executive Officer, and Charles A. Cocotas, our current President and Chief Operating Officer. We would be materially adversely affected in the event that the services of these individuals or other management or key personnel for any reason ceased to be available and adequate replacement personnel were not found. We have obtained key-man insurance on the life of George Naddaff. Such insurance may be cancelled if premiums are not paid when due. If the current policy is cancelled and when it expires, similar insurance may not be available in the future on terms acceptable to us, and there can be no assurance we will be able to secure such insurance.
Our food service business and the restaurant industry are subject to extensive government regulation.
We are subject to extensive and varied federal, state and local government regulation, including regulations relating to public health and safety and zoning codes. We operate each of our stores in accordance with standards and procedures designed to comply with applicable codes and regulations. However, if we could not obtain or retain food or other licenses, it would adversely affect our operations. Although we have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular store or group of stores.
Massachusetts, California and most other states and local jurisdictions have enacted laws, rules, regulations and ordinances which may apply to the operation of a UFood store, including those which:
•	Establish general standards, specifications and requirements for the construction, design and maintenance of the store premises;

•	regulate matters affecting the health, safety and welfare of our customers, such as general health and sanitation requirements for restaurants, employee practices concerning the storage, handling, cooking and preparation of food, special health, food service and licensing requirements, restrictions on smoking, exposure to tobacco smoke or other carcinogens or reproductive toxicants and saccharin and availability of and requirements for public accommodations, including restrooms;

•	set standards pertaining to employee health and safety;

•	set standards and requirements for fire safety emergency preparedness; regulate the proper use, storage and disposal of waste, insecticides, and other hazardous materials;

•	establish general requirements or restrictions on advertising containing false or misleading claims, or health and nutrient claims on menus or otherwise, such as “low calorie” or “fat free”, and

•	establish requirements concerning withholdings and employee reporting of taxes on tips.
In addition, some jurisdictions now require menu or other in-store disclosure of calorie and other nutritional information for each menu item.
In order to develop and construct more stores, we need to comply with applicable zoning, land use and environmental regulations. Federal and state environmental regulations have not had a material effect on our operations to date, but more stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors could delay or even prevent construction and increase development costs for new stores. We are also required to comply with the accessibility standards mandated by the U.S. Americans with Disabilities Act, which generally prohibit discrimination in accommodation or employment based on disability. We may, in the future, have to modify stores, for example, by adding access ramps or redesigning certain architectural fixtures, to provide service to or make reasonable accommodations for disabled persons. While these expenses could be material, our current expectation is that any such action will not require us to expend substantial funds.
We are subject to the U.S. Fair Labor Standards Act, the U.S. Immigration Reform and Control Act of 1986 and various federal and state laws governing various matters including minimum wages, overtime and other working conditions. We pay a significant number of our hourly staff at rates consistent with but higher than the applicable federal or state minimum wage. Accordingly, increases in the minimum wage would increase our labor cost. We are also subject to various laws and regulations relating to our current and any future franchise operations.
We are also subject to various federal and state laws that regulate the offer and sale of franchises and aspects of the licensor/licensee relationships. Many state franchise laws impose restrictions on the franchise agreement, including the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew and the ability of a franchisor to designate sources of supply. The Federal Trade Commission, or the FTC, and some state laws also require that the franchisor furnish to prospective franchisees a franchise offering circular that contains prescribed information and, in some instances, require the franchisor to register the franchise offering.
We have not conducted a comprehensive review of all the potential environmental liabilities at our properties.
We are subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling, release and disposal of hazardous or toxic substances. These environmental laws provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances. We cannot predict what environmental laws will be enacted in the future, how existing or future environmental laws will be administered or interpreted or the amount of future expenditures that we may need to make to comply with, or to satisfy claims relating to, environmental laws. While, during the period of their ownership, lease or operation, our stores have not been subject to any material environmental matters, we have not conducted a comprehensive environmental review of our properties or operations. We have not conducted investigations of our properties to identify contamination caused by third-party operations; in such instances, our landlords would be required to address the contamination. If the relevant landlord does not the identified contamination properly or completely, then under certain environmental laws, we could be held liable as an owner and operator to address any remaining contamination. Any such liability could be material.
Our success and competitive position depends on our ability to protect our proprietary intellectual property.
We own certain common law trademark rights and a number of federal trademark and service mark registrations. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We therefore devote what we believe to be appropriate resources to the protection of our trademarks and proprietary rights. The protective actions that we take, however, may not be enough to prevent unauthorized usage or imitation by others, which may cause us to incur significant litigation costs and could harm our image or our brand or competitive position. To date, we have not been notified that our trademarks or menu offerings infringe upon the proprietary rights of third parties, but we cannot assure you that third parties will not claim infringement by

us. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our business, results of operations and financial condition. As a franchisor, we will grant our franchisees a limited license to use our trademarks and service marks. The general public could incorrectly identify our franchisees as controlled by us. In the event that a court determines the franchisee is not adequately identified as a franchisee, we could be held liable for the misidentified franchisee’s debts, obligations and liabilities.
Our plan to rapidly increase the number of stores may make future results unpredictable, as our success will depend on acceptance of our products in new markets.
We plan to significantly increase the number of our stores in the next three years. This growth strategy and the substantial investment associated with the development of each new store may cause operating results to fluctuate and be unpredictable or adversely affect profits. Our future results depend on various factors, including successful selection of new markets and store locations, market acceptance of the UFood experience, consumer recognition of the quality of our food and willingness to pay our prices (which in some instances reflect higher ingredient costs), the quality of operations and general economic conditions. In addition, as has happened when other fast-casual restaurant concepts have tried to expand nationally, we may find that the UFood concept has limited or no appeal to customers in new markets or we may experience a decline in the popularity of UFood restaurants. Newly opened stores may not succeed, future markets and stores may not be successful and, even if we are successful, our average store sales may not increase.
New stores, once opened, may not be profitable, and the increases in average store sales and company store sales that we have experienced in the past may not be indicative of future results.
Our ability to operate new stores profitably and increase sales will depend on many factors, some of which are beyond our control, including:
•	sales performance of new stores

•	competition, either from competitors in the restaurant industry or our own stores;

•	changes in consumer preferences and discretionary spending;

•	consumer understanding and acceptance of UFood stores;

•	road construction and other factors limiting access to new stores;

•	general economic conditions, which can affect store traffic, local labor costs and prices we pay for ingredients and other supplies; and

•	changes in government regulation.
If we fail to open stores as quickly as planned, or if new stores do not perform as planned, our business and future prospects could be harmed. In addition, a decrease in store sales could cause operating results to vary adversely from expectations.
Expansion into new markets may present increased risks due to our unfamiliarity with those areas.
Some of the new stores are planned for markets where we have little or no operating experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets. As a result, those new stores may be less successful than stores in existing markets. Consumers in a new market may not be familiar with the UFood brand, and we may need to build brand awareness in that market through greater investments in advertising and promotional activity than we originally planned. We may find it more difficult in new markets to hire, motivate and keep qualified employees who can project the UFood vision, passion and culture. Stores opened in new markets may also have lower average store sales than stores opened in existing markets, and may have higher construction, occupancy or operating costs than stores in existing markets. Sales at stores opened in new markets may take longer to ramp up and reach expected sales and profit levels, and may never do so, thereby affecting overall profitability.

We may not persuade customers of the benefits of paying higher prices for higher-quality food.
Due to what we believe are our higher quality standards, our food prices may be substantially higher than those of many of our competitors, particularly those in the fast food sector. Our success depends in large part on our ability to persuade customers that food and beverages made with higher-quality ingredients are worth the higher prices they will pay at our stores relative to prices offered by these competitors. That could require us to change our pricing, advertising or promotional strategies, which could materially and adversely affect its results or the brand identity we have tried to create.
Additional instances of avian flu or “mad cow” disease or other food-borne illnesses could adversely affect the price and availability of chicken, beef or other meat, cause the temporary closure of some stores and result in negative publicity, thereby resulting in a decline in sales.
In 2004 and 2005, Asian and European countries experienced outbreaks of avian flu. Incidents of “mad cow” disease have occurred in Canadian and U.S. cattle herds. These problems, other food-borne illnesses (such as E. coli, hepatitis A, trichinosis or salmonella) and illnesses and injuries caused by food tampering have in the past, and could in the future, adversely affect the price and availability of affected ingredients and cause customers to shift their preferences, particularly if we choose to pass any higher ingredient costs along to consumers. As a result, our sales may decline. Instances of food-borne illnesses, real or perceived, whether at our restaurants or those of our competitors, could also result in negative publicity about us or the restaurant industry, which could adversely affect sales. If we react to negative publicity by changing our menu or other key aspects of our restaurants, we may lose customers who do not accept those changes, and may not be able to attract enough new customers to produce the revenue needed to make our stores profitable. If customers become ill from food-borne illnesses, we could face substantial liability and be forced to temporarily close restaurants.
Our franchisees could take actions that harm our reputation and reduce our royalty revenues.
We do not exercise control over the day-to-day operations of our franchised stores. While we try to ensure that franchised stores meet the same operating standards demanded of our company-operated stores, one or more franchised stores may not do so. Any operational shortcomings of our franchised stores are likely to be attributed by the public and/or regulators to our system-wide operations and could adversely affect our reputation and have a direct negative impact on the royalty revenues received from those stores.
We could be party to litigation that could adversely affect us by distracting management, increasing expenses or subjecting us to material money damages and other remedies.
Customers may occasionally file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to a restaurant, or that we have problems with food quality or operations. We could also become subject to a variety of other claims arising in the ordinary course of business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and could become subject to class action or other lawsuits related to these or different matters in the future. In addition, the restaurant industry has been subject to a growing number of claims based on the nutritional content of food products they sell and disclosure and advertising practices. We may also be subject to this type of proceeding in the future and, even if not, publicity about these matters (particularly directed at the fast food and fast-casual sectors of the industry) may harm our reputation or prospects and adversely affect our results.
Unfavorable publicity or consumer perception of our nutritional products and any similar products distributed by other companies could cause fluctuations in our operating results and could have a material adverse effect on our reputation, the demand for our products and our ability to generate revenues.
Consumer perception of products can be significantly influenced by scientific research or findings, national media attention and other publicity about product use. A product may be received favorably, resulting in high sales associated with that product that may not be sustainable as consumer preferences change. Future scientific research or publicity could be unfavorable to the nutritional products market or any of our particular products and may not be consistent with earlier favorable research or publicity. A future research report or publicity that is perceived by our consumers as less favorable or that question such earlier research or publicity could have a material adverse effect on our ability to generate revenues from nutritional products. For example, our sales were adversely affected when the Food and Drug Administration’s rule banning the sale of dietary supplements containing ephedra went into effect in 2004. As a result of the above factors, our revenues from nutritional products may fluctuate significantly from quarter to quarter, which may impair our overall revenues and profitability. Adverse publicity in the form of published scientific research or otherwise, whether or not accurate, that associates consumption of our nutritional products or any other similar products with illness or other adverse effects, that questions the benefits of our or similar products or that claims that any such products are ineffective could have a material adverse effect on our reputation, the demand for our nutritional products and our ability to generate revenues.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues and operating income.
As a retailer of nutritional products designed for human consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products include vitamins, minerals, herbs and other ingredients that are classified as foods or dietary supplements and are not subject to pre-market regulatory approval in the United States. Our products could contain contaminated substances, and some of our products contain innovative ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. All of the nutritional products we sell are produced by third-party manufacturers. Even though we are only a retailer of nutritional products manufactured by third parties, we may nevertheless be liable for various product liability claims. We may be subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. A product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which in turn could adversely affect our revenues and operating income. Any claims would be tendered to the third-party manufacturer or to our insurer; however, there can be no assurance that the manufacturer would have sufficient financial resources to satisfy any claim or that a claim would be covered by or would not exceed the limits of our insurance.
We will need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.
As of December 28, 2008, we estimated we will need to raise additional capital to fund our operating plan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” below. Additional capital in the future may not be available on reasonable terms or at all. Our income from operations is unlikely to be sufficient to fund our business plan. We may need to raise additional funds through borrowings or public or private debt or equity financings to meet various objectives including, but not limited to:
•	pursuing growth opportunities, including more rapid expansion;

•	opening additional Company-owned stores beyond the four we currently operate

•	acquiring complementary businesses

•	making capital improvements to improve our infrastructure;

•	hiring qualified management and key employees;

•	research and development of new products;

•	increased advertising and marketing expenses;

•	responding to competitive pressures;

•	complying with regulatory requirements such as licensing and registration; and

•	maintaining compliance with applicable laws.
Any future issuance of our equity or equity-backed securities may dilute then-current stockholders’ ownership percentages. See “You may experience dilution of your ownership interests because of other future issuance of additional shares of common stock” below.
Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.
We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes, restricted stock, stock options and warrants, which may adversely impact our financial condition.

The failure of our subsidiary to satisfy its obligations under an existing credit facility could result in a foreclosure on our assets.
KFLG Watertown, Inc. (KFLG), our wholly-owned subsidiary, is a party to an approximately $692,076 credit facility with TD Banknorth , N.A. (the Bank), which is secured by a lien on the assets of KFLG. The obligations of KFLG under the credit facility are guaranteed by KnowFat of Downtown Crossing, Inc., KnowFat of Landmark Center, Inc., and our Chief Executive Officer, and are secured by liens on the assets of each. In the event that KFLG fails to satisfy its obligations under the Bank credit facility, the Bank may attempt to foreclose on the assets of KFLG, KnowFat of Downtown Crossing, Inc., KnowFat of Landmark Center, Inc., and our Chief Executive Officer. Any such foreclosure could be costly and time consuming to us and our subsidiaries and could result in the forfeiture of the assets subject to the Bank’s liens. In addition, the Bank’s liens could make it more difficult for us to obtain additional debt or equity financing in the future.
Compliance with the reporting requirements of federal securities laws can be expensive.
We are a public reporting company in the United States, and accordingly, are subject to the information and reporting requirements of the Securities Exchange Act of 1934 (the Exchange Act) and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act. The costs of preparing and filing annual and quarterly reports and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if we had remained privately-held.
Applicable regulatory requirements, including those contained in and issued under the Sarbanes-Oxley Act, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.
We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for effective management because of the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive and financial officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges. The perceived increased personal risk associated with these changes may deter qualified individuals from accepting roles as directors and executive officers.
Further, some of these changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. We may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our common stock on any stock exchange (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.
We are a holding company that depends on cash flow from our subsidiaries to meet our obligations and pay dividends; our subsidiary is restricted from making distributions to us.
We are a holding company with no material assets other than the stock of our wholly-owned subsidiaries. Accordingly, all of our operations will be conducted by KnowFat, our wholly-owned subsidiary (and the wholly-owned subsidiaries of KnowFat). We currently expect that the earnings and cash flow of our subsidiaries will primarily be retained and used by them in their operations, including servicing any debt obligations they may have now or in the future. Therefore, our subsidiaries may not be able to generate sufficient cash flow to distribute funds to us in order to allow us to pay the obligations of UFood Restaurant Group, Inc., as they become due or, although we do not anticipate paying any dividends in the foreseeable future, pay future dividends on, or make any distributions with respect to, our common or other stock. Additionally, our ability to participate as an equity holder in any distribution of assets of any subsidiary upon liquidation is generally subordinate to the claims of creditors of the subsidiary. Under the terms of the credit facility with TD Banknorth, KFLG is prohibited, without the prior written consent of TD Banknorth, from declaring, making or paying any distribution of any kind or dividend (other than dividends payable solely in common stock) except that any of KFLG’s subsidiaries may make a distribution to KFLG.
We have reported a material weakness in our internal control over financial reporting as of December 28, 2008. If we fail to maintain an effective system of internal controls, including internal controls over financial reporting, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.
Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to furnish a report by management on our internal controls over financial reporting. Such report contains, among other matters, an assessment of the effectiveness of our internal control over financial reporting. Our management’s assessment of the effectiveness of our internal control over financial reporting as of

December 28, 2008, resulted in a determination that we had a material weakness related to our control environment because we did not have adequate segregation of duties due to limited resources.
We must maintain effective internal controls to provide reliable financial reports on a timely basis and detect fraud. We have been assessing our internal controls to identify areas that need improvement. During 2009, we plan to implement changes to internal controls to improve segregation of duties, but have not yet completed implementing these changes. Failure to implement these changes to our internal controls or any others that we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.
We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act.
In addition to the report by management on our internal control over financial reporting described above, for our fiscal year ending December 27, 2009, and thereafter, such report must also contain a statement that our auditors have issued an attestation report on our management’s assessment of such internal control. If our auditors are unable to attest that our management’s report is fairly stated (or they are unable to express an opinion on the effectiveness of our internal control when such attestation is required), we could lose investor confidence in the accuracy and completeness of our financial reports which could have a material adverse effect on our stock price.
While we intend to expend resources to prepare the documentation required by Section 404 of the Sarbanes-Oxley Act (Section 404), and to perform the required testing procedures, there is a risk that we will not comply with all of the requirements imposed by Section 404. Accordingly, there can be no assurance that our independent registered public accounting firm will be able to issue the attestation required by Section 404. In the event we identify significant deficiencies or additional material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive an attestation from our independent registered public accounting firm with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could be adversely affected.
Risks Related to Our Securities
There is not now, and there may not ever be, an active market for our common stock.
There currently is a limited public market for our common stock. Further, although the common stock is currently quoted on the OTC Bulletin Board, trading of our common stock may be extremely sporadic. For example, several days may pass before any shares may be traded. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, the common stock. There can be no assurance that a more active market for the common stock will develop, or if one should develop, there is no assurance that it will be sustained. This severely limits the liquidity of the common stock, and would likely have a material adverse effect on the market price of the common stock and on our ability to raise additional capital.
We cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.
Until our common stock is listed on an exchange, we expect the common stock to remain eligible for quotation on the OTC Bulletin Board, or on another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect the liquidity of the common stock. This would also make it more difficult for us to raise additional capital in the future.
Applicable SEC rules governing the trading of “penny stocks” limits the trading and liquidity of our common stock, which may affect the trading price of the common stock.
Our common stock is currently quoted on the OTC Bulletin Board, and trades below $5.00 per share; therefore, the common stock is considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the common stock and reducing the liquidity of an investment in the common stock.

The price of our common stock may become volatile due to our operating results, products offered by our competitors and stock market conditions, which could lead to losses by investors and costly securities litigation.
The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:
•	actual or anticipated variations in our operating results;

•	announcements of developments by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	introduction of new products by us or our competitors;

•	sales of our common stock or other securities in the open market; and

•	other events or factors, many of which are beyond our control.
The stock market in general, and in particular the penny stock market, is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.
We do not anticipate dividends to be paid on the common stock, and investors may lose the entire amount of their investment.
Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.
Securities analysts may not initiate coverage or continue to cover our common stock, and this may have a negative impact on its market price.
The trading market for our common stock will depend on the research and reports that securities analysts publish about our business and our Company. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price would likely decline. If one or more of these analysts ceases to cover our Company or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline. In addition, because KnowFat became public through a “reverse triangular merger,” we may have further difficulty attracting the coverage of securities analysts.
You may experience dilution of your ownership interests because of the future issuance of additional shares of common stock.
Any future issuance of our equity or equity-backed securities may dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity. As stated above, we may need to raise additional capital through public or private offerings of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock. We may also issue such securities in connection with hiring or retaining employees and consultants (including stock options issued under our equity incentive plans), as payment to providers of goods and services, in connection with future acquisitions or for other business purposes. Our Board of Directors may at any time authorize the issuance of additional common or preferred stock without common stockholder approval, subject only to the total number of authorized common and preferred shares set forth in our articles of incorporation. We are currently authorized to issue an aggregate of 310,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock with preferences and rights to be determined by our Board of Directors. As of March 30, 2009, there were 34,818,490 shares of common stock outstanding and 18,520,391 shares of common stock subject to outstanding options and warrants. The terms of equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Also, the future issuance of any such additional shares of common or preferred stock or other securities may create downward pressure on the trading price of the common stock. There can be no assurance that any such future issuances will not be at a price (or exercise prices) below the price at which shares of the common stock are then traded on the OTC Bulletin Board or other then-applicable over-the-counter quotation system or exchange.
SELLING STOCKHOLDERS
This prospectus covers the resale from time to time by the selling stockholders identified in the table below of:
•	Up to 45,184,615 shares of our common stock issuable upon conversion of 8% Senior Secured Convertible Debentures sold in a private placement which closed on March 19, 2009 and April 20, 2009;

•	Up to 10,844,308 shares of our common stock issuable as in kind interest on the 8% Senior Secured Convertible Debentures;

•	Up to 22,592,308 shares of our common stock issuable upon the exercise of warrants sold in the private placement which closed on March 19, 2009 and April 20, 2009;

•	Up to 289,583 shares of our common stock previously issued to certain in investor relations and public relations firms; and

•	Up to 656,250 shares of our common stock issuable upon the exercise of warrants issued to such investor relations and public relations firms.
Pursuant to registration rights agreements executed in connection with the closing of the private placement which closed on March 19, 2009 and April 20, 2009, we have filed with the SEC a registration statement on Form S-1, of which this prospectus forms a part, under the Securities Act to register these resales. The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in the Offering” in the table below.
Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.
The table below has been prepared based upon the information furnished to us by the selling stockholders as of the date of this prospectus. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.
We have been advised, as noted below in the footnotes to the table, that none of the selling stockholders are broker-dealers and three of the selling stockholders are affiliates of broker-dealers. We have been advised that each such broker-dealer and affiliate of a broker-dealer purchased our common stock and warrants in the ordinary course of business, not for resale, and at the time of purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.
The following table sets forth the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates (in a footnote), the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after the date of this prospectus through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 34,818,490 shares of our common stock outstanding as of April 28, 2009. Unless otherwise set forth below, based upon the information furnished to us, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable.

							Percentage of
	Shares of			Shares of			Common
	Common		Shares of	Common Stock		Shares of	Stock
	Stock	Shares of Common	Common Stock	Underlying		Common Stock	Outstanding
	Owned	Stock Underlying	Payable as In	Warrants		Beneficially	Beneficially
	Before	Debentures	Kind Interest	Beneficially	Shares of	Owned Upon	Owned Upon
	the	Beneficially Owned	Under the	Owned Before	Common Stock	Completion of	Completion of
Selling Stockholder	Offering	Before the Offering	Debentures	the Offering	Being Offered	the Offering(a)	the Offering
Abrams, Marc	325,985	384,615	92,308	192,308	669,231	325,985	*
Adams, Terry	0	769,231	184,615	384,615	1,338,461	0	—
Adilman, David	0	61,538	14,769	30,769	107,076	0	—
Anasazi Partners II, LLC‡	50,000	76,923	18,462	38,462	133,847	50,000	*
Andrews, David M.	0	769,231	184,615	384,615	1,338,461	0	—
Arie Leibovitz Trust Agreement UAD 6/04/86	0	384,615	92,308	192,308	669,231	0	—
Avent Jr., Thomas W.	100,000	384,615	92,308	192,308	669,231	100,000	*
Baker, Adrienne	100,000	153,846	36,923	76,923	267,692	100,000	*
Baker, Christopher P. ‡	100,000	153,846	36,923	76,923	267,692	100,000	*
Baldwin, Byron	60,000	153,846	36,923	106,923	267,692	90,000	*
Beadle, Loren G.	0	1,538,462	369,231	769,231	2,676,924	0	—
Benham, David	0	76,923	18,462	38,462	133,847	0	—
BonAnno Family Partnership, LLLP	100,000	1,153,846	276,923	626,923	2,007,692	150,000	*
BonAnno Jr., R. James	0	769,231	184,615	384,615	1,338,461	0	—
BonAnno, Raymond J. & Joan E.	100,000	1,153,846	276,923	626,923	2,007,692	150,000	*
Bradley A.Luepnitz & Fay Luepnitz JTWROS	0	153,846	36,923	76,923	267,692	0	—
Brakeley, Harry	0	769,231	184,615	384,615	1,338,461	0	—
Campbell, Lisa L.	0	153,846	36,923	76,923	267,692	0	—
Cannetti, Frank D.	0	76,923	18,462	38,462	133,847	0	—
Celi, John S.	0	115,385	27,692	57,692	200,769	0	—
Cimorolo Partners, LLC‡	100,000	153,846	36,923	76,923	267,692	100,000	*
Corbett, Donald	0	76,923	18,462	38,462	133,847	0	—
Coreless, Kenneth	0	769,231	184,615	384,615	1,338,462	0	—
Cornale, Alessandro	0	76,923	18,462	38,462	133,847	0	—
Cornelius, Craig B.	0	384,615	92,308	192,308	669,231	0	—
Cranshire Capital, L.P.(1)	0	384,615	92,308	192,308	669,231	0	—
D&H Pinnacle Partners, LLC	50,000	50,000	12,000	50,000	87,000	75,000	*

							Percentage of
	Shares of			Shares of			Common
	Common		Shares of	Common Stock		Shares of	Stock
	Stock	Shares of Common	Common Stock	Underlying		Common Stock	Outstanding
	Owned	Stock Underlying	Payable as In	Warrants		Beneficially	Beneficially
	Before	Debentures	Kind Interest	Beneficially	Shares of	Owned Upon	Owned Upon
	the	Beneficially Owned	Under the	Owned Before	Common Stock	Completion of	Completion of
Selling Stockholder	Offering	Before the Offering	Debentures	the Offering	Being Offered	the Offering(a)	the Offering
Daniel Blacker and Stefanie Lisa Schwartz, Tenants by the Entirety	0	115,385	27,692	57,692	200,769	0	—
Daugherty, Paul	0	384,615	92,308	192,308	669,231	0	—
David Stone and Arlene Stone JTWROS	0	192,308	46,154	96,154	334,616	0	—
Defries, Graham	65,000	307,692	73,846	186,346	535,385	97,500	*
Delves, Robert	0	769,231	184,615	384,615	1,338,462	0	—
Donald Neil Gissler/ Lynn Patton Gissler	0	384,615	92,308	192,308	669,231	0	—
Donohue IV, James C.	0	384,615	92,308	192,308	669,231	0	—
Drew S. Dettling Living Trust U/A Dated 06/06/1991	0	384,615	92,308	192,308	669,231	0	—
Eller, Ron	20,000	76,923	18,462	48,462	133,847	30,000	*
Finnegan, Timothy M.	0	769,231	184,615	384,615	1,338,462	0	—
George, Philip Andrew	0	769,231	184,615	384,615	1,338,462	0	—
Gleichenhaus, Barry A.	0	384,615	92,308	192,308	669,231	0	—
Golden Opportunity Consulting, LLC	0	1,538,462	369,231	769,231	2,676,924	0	—
Goodson, Michael D.	0	769,231	184,615	384,615	1,338,462	0	—
Gordon, Bruce	0	384,615	92,308	192,308	669,231	0	—
Gornick, Thomas G.	0	192,308	46,154	96,154	334,616	0	—
Greenberg, Mark	0	1,153,846	276,923	576,923	2,007,692	0	—
Henry S. Smith Revocable Trust	10,000	192,308	46,154	101,154	334,616	15,000	*
Hill, Jr., James C.	0	76,923	18,462	38,462	133,847	0	—
Hinkle, Donald E.	0	76,923	18,462	38,462	133,847	0	—
Jaster, Gary W.	0	76,923	18,462	38,462	133,847	0	—
Jecmen, Scott J.	0	1,923,077	461,538	961,538	3,346,153	0	—
Jewitt, Raymond	0	384,615	92,308	192,308	669,231	0	—
Johnson, Keith F.	0	153,846	36,923	76,923	267,692	0	—
Jones, Greg S.	0	153,846	36,923	76,923	267,692	0	—
Joseph C. Benucci & Donna M. Benucci	0	384,615	92,308	192,308	669,231	0	—
Keller, Kenton	0	1,153,846	276,923	576,923	2,007,692	0	—
Lavery, Paul	75,000	192,308	46,154	133,654	334,616	112,500	*
Leininger, Eric G.	0	384,615	92,308	192,308	669,231	0	—
Leonard Mayne, Jonathan	0	230,769	55,385	115,385	401,539	0	—
Levine, Seth	0	192,308	46,154	96,154	334,616	0	—
Lin, Frank	0	115,385	27,692	57,692	200,769	0	—

							Percentage of
	Shares of			Shares of			Common
	Common		Shares of	Common Stock		Shares of	Stock
	Stock	Shares of Common	Common Stock	Underlying		Common Stock	Outstanding
	Owned	Stock Underlying	Payable as In	Warrants		Beneficially	Beneficially
	Before	Debentures	Kind Interest	Beneficially	Shares of	Owned Upon	Owned Upon
	the	Beneficially Owned	Under the	Owned Before	Common Stock	Completion of	Completion of
Selling Stockholder	Offering	Before the Offering	Debentures	the Offering	Being Offered	the Offering(a)	the Offering
Lloyd, Judith Helen	0	384,615	92,308	192,308	669,231	0	—
Loomis, Roy S. / Claudia J.	0	384,615	92,308	192,308	669,231	0	—
MarketByte LLC(2)	200,000	0	0	83,333	141,667	141,667	*
Martingale Holdings II, LLC	0	961,538	230,769	480,769	1,673,076	0	—
Mehok, Matthew W.	0	138,642	33,231	69,231	241,104	0	—
Monaco, Gene	450,000	2,307,692	553,846	1,153,846	4,015,384	450,000	1.29%
Montgomery, Robert L.	0	153,846	36,923	76,923	267,692	0	—
Morgan, Guy Vernon	0	76,923	18,462	38,462	133,847	0	—
Mueller, Keith	0	1,923,077	461,538	961,538	3,346,153	0	—
Mueller, Wendy O.	0	384,615	92,308	192,308	669,231	0	—
Neal, Barry S.	0	192,308	46,154	96,154	334,616	0	—
Neptune Media, LLC(3)	75,000	0	0	0	37,500	37,500	*
New Century Capital Consultants, Inc. (4)	145,833	0	0	1,604,167	625,000	1,125,000	3.14%
Nicholson, Keith	0	192,308	46,154	96,154	334,616	0	—
Oxenreider, Keith B. and Angela M.	0	769,231	184,615	384,615	1,338,462	0	—
Pereira, Jr., Antonio J.	0	384,615	92,308	192,308	669,231	0	—
Piscitelli, Jr., Joseph R.	0	76,923	18,462	38,462	133,847	0	—
Point Prospect, Inc.	0	769,231	184,615	384,615	1,338,462	0	—
Rathjen, Steven L.	0	384,615	92,308	192,308	669,231	0	—
Reinhart, John J.	0	384,615	92,308	192,308	669,231	0	—
Richard, Donald J.		769,231	184,615	384,615	1,338,462	0	—
Robbins, Hilary A.	0	192,308	46,154	96,154	334,616	0	—
Robbins, Jessica M.	0	192,308	46,154	96,154	334,616	0	—
Robbins, John	0	961,538	230,679	480,769	1,672,986	0	—
Robert W. Denner Living Trust 12-01-1995	0	769,231	184,615	384,615	1,338,462	0	—
Semple, Bob	0	384,615	92,308	192,308	669,231	0	—
Sheldon, Alan J.	0	230,769	55,385	115,385	401,539	0	—
Skaletsky, Marc S.	29,300	76,923	18,462	50,962	133,846	41,800	*
Smee, Richard Anthony	100,000	115,385	27,692	57,692	200,769	100,000	*
Smelgus, James	0	115,385	27,692	57,692	200,769	0	—
Somelofske, Martin J.	50,000	126,923	30,462	88,462	220,847	75,000	*
Strom, Greg	0	769,231	184,615	384,615	1,338,462	0	—
Snyder, Stephen C.	0	192,308	46,154	96,154	334,616	0	—
Susan K. Smith Trust	0	461,538	110,769	230,769	803,076	0	—

							Percentage of
	Shares of			Shares of			Common
	Common		Shares of	Common Stock		Shares of	Stock
	Stock	Shares of Common	Common Stock	Underlying		Common Stock	Outstanding
	Owned	Stock Underlying	Payable as In	Warrants		Beneficially	Beneficially
	Before	Debentures	Kind Interest	Beneficially	Shares of	Owned Upon	Owned Upon
	the	Beneficially Owned	Under the	Owned Before	Common Stock	Completion of	Completion of
Selling Stockholder	Offering	Before the Offering	Debentures	the Offering	Being Offered	the Offering(a)	the Offering
TGR Group LLC(5)	200,000	0	0	83,333	141,667	141,667	*
The Apregan Family Living Trust	0	576,923	138,462	288,462	1,003,847	0	—
Tompkins, Joseph B.	0	769,231	184,615	384,615	1,338,462	0	—
Tutino, Victor	0	192,308	46,154	96,154	334,616	0	—
Wakil, Salman	0	384,615	92,308	192,308	669,231	0	—
Warren H. Watkins Trust, Warren H. Watkins Trustee U/A with Warren H Watkins Dated 1/27/03	0	769,231	184,615	384,615	1,338,462	0	—
Uelner, Scott M.	0	38,462	9,231	19,231	66,924	0	—
Weir, Sean	0	384,615	92,308	192,308	669,231	0	—
Were, Hugo	0	115,385	27,692	57,692	200,769	0	—
Wittkemper, Gerd	0	769,231	184,615	384,615	1,338,462	0	—
Woodward, Jr., John L.	0	76,923	18,462	38,462	133,847	0	—
Wolf, Ronald	0	76,923	18,462	38,462	133,847	0	—

(a)	Assumes that all of the shares of common stock beneficially owned by each selling stockholder being offered pursuant to this prospectus, including all shares of common stock underlying warrants, are sold in the offering, and that shares of common stock beneficially owned by such selling stockholder but not being registered by this prospectus are not sold.

*	Less than 1%

‡	The selling stockholder is an affiliate of a broker-dealer.

(1)	Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(2)	On April 9, 2008, we entered into a services agreement with MarketByte LLC, as part of our corporate awareness campaign, in connection with which we issued to them an aggregate of 200,000 shares of our common stock and warrants to purchase an aggregate of 83,333 shares of our common stock in partial payment for their services. No dollar value was assigned to these services in the agreements. The issuance of the shares and warrants above was exempt from registration under Section 4(2) of the Securities Act. One-half of the shares and warrants issued to MarketByte LLC vested on January 1, 2009 and were registered under a registration statement filed with the Securities and Exchange Commission on June 27, 2008, as amended. The remaining one-half of the shares and warrants vested on March 19, 2009 upon the publication and dissemination of a report profiling the Company and its products and are being registered hereunder. Lawrence D. Isen has the power to vote and dispose of the shares being registered on behalf of MarketByte LLC. Lawrence D. Isen may also be deemed to beneficially own shares being registered on behalf of Lawrence D. Isen and TGR Group LLC.

(3)	On April 9, 2008, we entered into a services agreement with Neptune Media, LLC, as part of our corporate awareness campaign, in connection with which we issued to them an aggregate of 75,000 shares of our common stock in partial payment for their services. No dollar value was assigned to these services in the agreements. The issuance of the shares above was exempt from registration under Section 4(2) of the Securities Act. One-half of the shares issued to Neptune Media, LLC vested on January 1, 2009. The remaining one-half of the shares vested on March 19, 2009 upon the publication and dissemination of a report profiling the Company and its products and are being registered hereunder. Snezana Radovanovic- Estevez has the power to vote and dispose of the shares being registered on behalf of Neptune Media, LLC.

(4)	On April 21, 2008, we entered into a consulting agreement with New Century Capital Consultants, Inc., as part of our corporate awareness campaign, in connection with which we issued to them an aggregate of 250,000 shares of our common stock and warrants to purchase an aggregate of 2,750,000 shares of our common stock in partial payment for their services. No dollar value was assigned to these services in the agreements. The issuance of the shares and warrants above was exempt from registration under Section 4(2) of the Securities Act. The shares and warrants issued to New Century Capital Consultants vest in equal installments over twenty-four months through April 2010 or upon the achievement of specified milestones tied to average daily trading volume of the Company’s common stock and/or the publication of articles about the Company by local and national media outlets. To date, the specified milestones have not been achieved and the shares and warrants associated therewith have not vested. As of January 8, 2009, 93,750 shares and 1,031,250 warrants had vested and were registered in a registration statement filed with the Securities and Exchange Commission on June 27, 2008, as amended. As of the date which is 60 days from the date hereof, 52,083 additional shares and 572,917 additional warrants issued to New Century will have vested and are being registered hereunder. Stephen Schaeffer has the power to vote and dispose of the shares being registered on behalf of New Century Capital Consultants, Inc.

(5)	On April 9, 2008, we entered into a services agreement with TGR Group LLC, as part of our corporate awareness campaign, in connection with which we issued to them an aggregate of 200,000 shares of our common stock and warrants to purchase an aggregate of 83,333 shares of our common stock in partial payment for their services. No dollar value was assigned to these services in the agreements. The issuance of the shares and warrants above was exempt from registration under Section 4(2) of the Securities Act. One-half of the shares and warrants issued to TGR Group LLC vested on January 1, 2009 and were registered under a registration statement filed with the Securities and Exchange Commission on June 27, 2008, as amended. The remaining one-half of the shares and warrants vested on March 19, 2009 upon the publication and dissemination of a report profiling the Company and its products and are being registered hereunder. Arthur Kang has the power to vote and dispose of the shares being registered on behalf of TGR Group LLC. Lawrence D. Isen may also be deemed to beneficially own these shares in addition to shares being registered on behalf of Lawrence D. Isen and MarketByte LLC.
All selling stockholders (other than the investor relations and public relations firms noted above) acquired (i) 8% Senior Secured Convertible Debentures which are convertible into shares of common stock which are being registered, and (ii) warrants, the shares of common stock underlying which are being registered, in the private placement offering which occurred on March 19, 2009 and April 20, 2009. In connection with the first and second closings of the private placement, we issued (i) debentures in the aggregate principal amount of $5,874,000, and (ii) warrants to purchase an aggregate of 22,592,308 shares of our common stock. The securities were sold to accredited investors, as defined under Regulation D under the Securities Act, and non-U.S. persons, as defined under Regulation S under the Securities Act and otherwise in accordance with the provisions of Regulation D and/or Regulation S.
USE OF PROCEEDS
We will not receive proceeds from the sale of common stock under this prospectus. We could, however, receive proceeds from the selling stockholders if and when they exercise warrants the common stock underlying which is covered by this prospectus. We would use any proceeds received for working capital and general corporate purposes. The warrant holders may exercise their warrants at any time until their expiration, by cash payment of the exercise price or by “cashless exercise,” as further described below under “Description of Securities.” Because the warrant holders may exercise the warrants in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.
DETERMINATION OF OFFERING PRICE
There currently is a limited public market for our common stock. The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information and Holders
Our common stock is quoted on the OTC Bulletin Board under the symbol “UFFC.OB.” As of April 28, 2009, there were 34,818,490 shares of our common stock issued and outstanding and 49,847,276 shares issuable upon exercise of outstanding stock options and warrants. On that date, there were approximately 390 holders of record of shares of our common stock.
Prior to the merger on December 18, 2007, there was a limited sales history for our common stock, because it had never been actively traded. As of April 28, 2009, the last reported sale price of our shares on the OTC Bulletin Board was $0.23. For the periods indicated, the following table sets forth the range of high and low bid quotations for our common stock, as reported by Nasdaq in the Info Quotes section of its web site located at www.nasdaq.com. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Quarter Ended	High	Low
December 30, 2007	$1.87	$0.52
March 30, 2008	$1.52	$0.95
June 29, 2008	$2.10	$1.15
September 28, 2008	$1.65	$0.625
December 28, 2008	$0.67	$0.18
March 29, 2009	$0.36	$0.10
June 30, 2009 (through April 28, 2009)	$0.28	$0.21
Dividends
We have never declared or paid dividends on our equity securities. We do not intend to pay cash dividends on our common stock for the foreseeable future, but currently intend to retain any future earnings to fund the development and growth of our business. The payment of dividends, if any, on the common stock will rest solely within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements, financial condition, and other relevant factors. We are a holding company with no material assets and therefore are dependent on our operating subsidiaries to make distributions to us in order to have cash with which to pay dividends. We currently expect that the earnings and cash flow of our subsidiaries will primarily be retained and used by them in their operations, including servicing any debt obligations they may have now or in the future. Under the terms of a credit agreement dated as of May 27, 2005 between our wholly-owned subsidiary, KFLG Watertown, Inc. (KFLG) and TD Banknorth, N.A. (as amended, the Credit Agreement), KFLG is prohibited, without the prior written consent of TD Banknorth, from declaring, making or paying any distribution of any kind or dividend (other than dividends payable solely in common stock), except that any of KFLG’s subsidiaries may make a distribution to KFLG. See “Risk Factors— We are a holding company that depends on cash flow from our subsidiaries to meet our obligations and pay dividends; our subsidiary is restricted from making distributions to us” above and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Agreement with TD Banknorth, N.A.” and Note 7, Long-Term Debt, to our 2008 Consolidated Financial Statements below.

Securities Authorized for Issuance under Equity Compensation Plans
The Company has two share-based, shareholder-approved equity compensation plans, the 2004 Stock Option Plan (2004 Plan) and the 2007 Equity Incentive Plan (2007 Plan). Descriptions of these plans, and certain information regarding options issued thereunder, are presented in Note 10, Stock-Based Compensation, our 2008 Consolidated Financial Statements below.
As of the end of fiscal year 2008, we had the following securities authorized for issuance under our equity compensation plans:

			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,110,622	$1.029	3,194,080

Equity compensation plans not approved by security holders	1,387,090 (1)	$1.22	0

Total	4,497,712	$1.06	3,194,080

(1)	The options to purchase 1,000,000 shares shown in the table were not granted pursuant to a compensation plan, but instead represent non-qualified stock options granted to our chief executive officer, George Naddaff, by our board of Directors on May 1, 2008. The options granted to Mr. Naddaff were fully vested. On the same day, the Board of Directors also granted non-qualified options to purchase 300,000 shares to our chief operating officer, Charles Cocotas. The stock options granted to Mr. Cocotas will vest monthly over the remaining period of his employment agreement and expire ten years from the date of the grant. The remaining balance of 87,090 options was granted to Mr. Cocotas by our Board of Directors on December 6, 2007, fully vested.
On February 12, 2008, our Board of Directors approved an increase in the number of shares of common stock reserved for issuance under the 2007 Plan to 6,000,000 shares. The increase was approved by shareholders at a meeting of shareholders on August 29, 2008.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in “Risk Factors” and elsewhere in this report.
Overview
Our operations currently consist of twelve restaurants in the Boston area, Naples, FL, Chicago, IL and Sacramento, CA, comprising four Company-owned restaurants and eight franchise-owned locations. We have entered into a total of six area development agreements covering 68 franchise units in nine states (California, Colorado, Florida, Illinois, Idaho, Montana, Texas, Utah and Wyoming), including seven of the eight franchise locations currently open and operating, and requiring the construction by franchisees of 60 future UFood Grill outlets.
We view ourselves primarily as a franchisor and continually review our restaurant ownership mix (that is our mix among company-owned, franchised and joint venture) in an endeavor to deliver a pleasant customer experience and drive profitability. In most cases, franchising is the best way to achieve both goals. In our company-owned stores, and in collaboration with our franchisees, we further develop and refine operating standards, marketing concepts and product and pricing strategies, so that we introduce system-wide only those that we believe are most beneficial.
We include in this discussion information on company, franchisee, and/or system-wide comparable sales. System-wide sales are a non-GAAP financial measure that includes sales at all company-owned and franchise-operated stores, as reported by franchisees.

Management uses system-wide sales information internally in connection with store development decisions, planning and budgeting analysis. Management believes it is useful in assessing customer acceptance of our brand and facilitating an understanding of financial performance as our franchisees pay royalties and contribute to marketing funds based on a percentage of their sales.
We derive revenues from three sources: (i) store sales which include sales of hot and cold prepared food in a fast casual dining environment as well as sales of health and nutrition related products; (ii) franchise royalties and fees represent amounts earned under franchise and area development agreements; and (iii) other revenues derived primarily from the sale of marketing materials to franchisees. Store operating expenses include the cost of goods, food and paper products sold in company-owned stores as well as labor and other operating costs incurred to operate company-owned stores. General and administrative expenses, advertising, marketing and promotion expenses and depreciation expense relate to all three revenue sources.
Critical Accounting Policies & Estimates
The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements for the fiscal years ended December 28, 2008 and December 30, 2007 which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the consolidated financial statements requires us to make estimates, judgments and assumptions, which we believe to be reasonable, based on the information available. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses. Variances in the estimates or assumptions used could yield materially different accounting results. On an ongoing basis, we evaluate the continued appropriateness of our accounting policies and resulting estimates to make adjustments we consider appropriate under the facts and circumstances.
We have chosen accounting policies we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner.
Revenue Recognition
We follow the accounting guidance of SFAS No. 45, Accounting for Franchise Fee Income. Franchisee deposits represent advances on initial franchise fees prior to the opening of the franchisee location. We recognize initial franchise fee revenue when all material services we are required to perform and all material conditions we are required to satisfy have been substantially completed, which is generally the opening of the franchised location. We defer direct costs related to franchise sales until the related revenue is recognized; however, the deferred costs shall not exceed anticipated revenue less estimated additional related costs. Such costs include training, facilities design, menu planning and marketing. Franchise royalty revenues are recognized in the same period the relevant franchisee sales occur.
We record revenue for Company-owned store sales upon delivery of the related food and other products to the customer.
Valuation of Goodwill
We account for goodwill and other intangible assets under SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and that certain intangible assets acquired in a business combination be recognized as assets apart from goodwill. Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead tested for impairment at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. At December 30, 2007, the carrying amount of goodwill was $977,135 and was comprised of $841,135 of goodwill attributable to our store operations segment and $136,000 of goodwill attributable to our franchise operations segment. Goodwill attributable to our franchise operations segment is evaluated by comparing the Company’s fair market value, determined based upon quoted market prices of the Company’s equity securities, to the carrying amount of goodwill. Goodwill attributable to our store operations segment is evaluated on a restaurant —by-restaurant basis by comparing the restaurant’s estimated fair value to the carrying value of the restaurant’s underlying net assets inclusive of goodwill. Fair value is determined based upon the restaurant’s estimated future cash flows. Future cash flows are estimated based upon a restaurant’s historical operating performance and management’s estimates of future revenues and expenses over the period of time that the Company expects to operate the restaurant, which generally coincides with the initial term of the restaurant’s lease but which may take into account the restaurant’s first lease renewal period up to 5 years. The estimate of a restaurant’s future cash flows may also include an estimate of the restaurant’s terminal value, determined by applying a capitalization rate to the restaurant’s estimated cash flows during the last year of the forecast period. The capitalization rate used by the Company was determined based upon the restaurant’s location, cash flows and growth prospects.
In August 2008, the Company completed the conversion of three of its Company-owned stores from KnowFat! locations to UFood Grill outlets, including two stores that have goodwill associated with them. Following the store conversions, the Company tested the carrying value of the store’s goodwill for impairment as of the first day of the fourth quarter and determined that there was no impairment. For purposes of estimating each store’s future cash flows, the Company assumed that comparable store sales would increase by approximately 4% per year; store operating expenses as a percentage of the store’s revenues would decrease by a total of 1-1/2% of sales due to labor and purchasing efficiencies; and the terminal value of each store was calculated using a 20% capitalization rate applied to the final year’s estimated cash flow. The present value of each restaurant’s estimated future cash flows was calculated using a discount rate of 8%.
Following the impairment test performed as of the first day of the fourth quarter, economic conditions in the United States have worsened. The U.S. Government and Federal Reserve have provided an unprecedented level of financial support to U.S. financial institutions, unemployment has risen, home foreclosures have increased, mortgage delinquency rates have increased, credit markets have tightened, volatility in the equity markets has continued and the National Bureau of Economic Research announced that the United States economy has been in recession for almost a year. These factors have all contributed to economic uncertainty and a decrease in consumer spending which in turn has contributed to a decline in sales at Company-owned stores. According to The Conference Board, Inc., the decline in real consumer spending experienced in the third and fourth quarters of 2008 are expected to last through the first half of 2009. As a result of these factors and the uncertainty surrounding the level of economic activity in 2009 and beyond, the Company tested the carrying value of the stores’ goodwill in December 2008 and determined that the carrying amount of the goodwill attributable to our store operations exceeded its implied fair value and recognized a non-cash impairment charge of $765,772. For purposes of its mid-December 2008 impairment test, the Company assumed that comparable store sales will decline by 6% in 2009 and increase by 2.5% per year thereafter and store operating expenses will continue at their current level as a percentage of store revenues. As a result of the economic uncertainty that currently exists, the Company’s estimate of future cash flows did not include an estimate of the restaurant’s terminal value since the Company cannot be certain that a buyer could be found for the restaurant at the end of the lease term. The present value of the estimated future cash flows was calculated using a 7% discount rate reflecting the recent decrease in long-term interest rates. Following the non-cash impairment charge, the carrying value of goodwill attributable to our store operations segment is $75,363. The carrying amount of goodwill may be impaired in the future if our actual operating results and cash flows fall short of our expectations.
Impairment of Long-Lived Assets
In accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, when impairment indicators exist, the Company evaluates its long-lived assets for potential impairment. Potential impairment is assessed when there is evidence that events or changes in circumstances have occurred that indicate the carrying amount of an asset may not be recovered. When events or changes in circumstances have occurred that indicate a long-lived asset may be impaired, the Company uses estimates of future cash flows on a restaurant-by- restaurant basis to test the recoverability of its long-lived assets. Future cash flows are estimated based upon the restaurant’s historical operating performance and management’s projections of future revenues and expenses and may take into account the restaurant’s estimated terminal value. During the fourth quarter of 2008, the Company determined that the carrying value of the long-lived assets of its store operations segment may not be recovered and recorded a non-cash impairment charge of $1,249,150. The impairment charge was primarily due to a decrease in forecasted sales resulting from the economic downturn which is expected to continue through 2009, an increase in the carrying value of the underlying assets of two stores as a result of the conversion from KnowFat! locations to UFood Grill outlets and new restaurants that opened in the fall of 2008 in the vicinity of one of our Company-owned stores and which are expected to have an adverse impact on the stores future sales growth. Long-lived assets may be impaired in the future if our actual operating results and cash flows fall short of our expectations.
Rent Expense
We recognize rent expense on a straight-line basis over the reasonably assured lease term as defined in SFAS No. 98, Accounting for Leases. The reasonably assured lease term on most of our leases is the initial non-cancelable lease term, which generally equates to between five and ten years. In addition, certain of our lease agreements provide for scheduled rent increases during the lease terms or for rental payments that commence on a date other than the date of initial occupancy. We include any rent escalations and rent holidays in its determination of straight-line rent expense. Consequently, rent expense for new locations is charged to expense beginning with the consummation date of the lease.
Stock-Based Compensation
We have adopted the provisions of SFAS No. 123R, Share-based Payment, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123R, shared-based compensation is measured at the grant date, based upon the fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).
We used the prospective approach as required by SFAS No. 123R and accordingly, compensation costs for periods prior to adoption were not restated. Under this approach, compensation cost is recognized for all share-based payments granted after the date of adoption based on the grant date fair value, estimated in accordance with the provisions of SFAS No. 123R. Financial statement amounts for prior periods have not been revised to reflect the fair value method of expensing share-based compensation.

Executive Summary of Results
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in our consolidated statements of operations for the periods indicated. Percentages may not add due to rounding:

	Year Ended
	December 30,	December 31,
	2008	2007
Revenues:
Store sales	93.8%	92.6%
Franchise royalties and fees	5.8	6.7
Other revenue	0.4	0.7

	100.0%	100.0%

Costs and expenses:
Store operating expenses (1):
Food and paper cost	34.5%	35.4%
Cost of goods sold	9.3	18.9
Labor	31.9	30.9
Occupancy	12.1	9.0
Other store operating expenses	18.2	17.5
General and administrative expenses	116.5	71.8
Advertising, marketing and promotion expenses	15.2	13.7
Depreciation and amortization	8.6	8.8
Loss on disposal of assets, Impairment of Goodwill and Long-lived assets	35.7	13.6

Total costs and expenses	270.8	202.1

Operating loss	(170.8)	(102.1)

Other income (expense):
Interest income	1.4	0.3
Interest expense	(1.3)	(7.9)
Other expense, net	1.2	(1.5)

Other income (expense), net	1.3	(9.1)

Loss before income taxes	(169.6)	(111.2)
Income taxes	—	—

Net loss	(169.6%)	(111.2%)

(1)	Food and paper costs are shown as a percentage of food sales. The cost of nutritional products, labor, occupancy and other store operating expenses are shown as a percentage of total store sales.

The following table sets forth certain data relating to the number of Company-owned, franchise-operated and system-wide store locations:

	Year Ended
	December 30,	December 31
	2008	2007
Company-owned locations:
Locations at the beginning of the year	4	5
Locations opened	—	1
Locations closed	—	(1)
Locations sold	—	(1)
Locations transferred	—	—

Locations at the end of the year	4	4

Franchise-operated locations:
Locations at the beginning of the year	4	4
Locations opened	3	2
Locations closed	(1)	(2)
Locations sold	—	—
Locations transferred	—	—

Locations at the end of the year	6	4

System-wide locations
Locations at the beginning of the year	8	9
Locations opened	3	3
Locations closed	(1)	(3)
Locations sold	—	(1)
Locations transferred	—	—

Locations at the end of the year	10	8

Fiscal Year Ended December 28, 2008 Compared to Fiscal Year Ended December 30, 2007
General
For the twelve months ended December 28, 2008, our comparable store sales for Company-owned stores decreased by 9.4%. All of the comparable store locations are located in the greater Boston area. As of December 28, 2008, one franchisee-owned comparable store location was operated by the Company pursuant to a separate management services agreement. Comparable store sales are based on sales for stores that have been in operation for the entire period of comparison. Franchisee-owned stores which we acquire are included in comparable store sales once they have been open for the entire period of comparison. Comparable store sales exclude closed locations.
Results of Operations
Revenues
Our total revenues for the year ended December 28, 2008 increased by $919,159, or 18.7%, to $5,824,042 from $4,904,883 for the year ended December 30, 2007. The increase in total revenues for the year ended December 28, 2008, as compared to the prior year was primarily due to sales generated by new Company-owned restaurant that opened at Boston’s Logan International Airport in December 2007 and two franchisee stores operated by the company under two management services agreement partially offset by the decrease in comparable store sales.
Total store sales at Company-owned stores for the year ended December 28, 2008 increased by $919,721, or 20.2%, to $5,462,915 from $4,543,194 for the year ended December 30, 2007. As a percentage of total revenues, sales at Company-owned stores increased to 93.8% of total revenues for the year ended December 28, 2008 from 92.6% of total revenues for the year ended December 30, 2007. The increase in sales at Company-owned stores for the year ended December 28, 2008 was primarily due to sales generated by the

Logan Airport location opened in December 2007 and the operation of two franchisee stores under two separate management services agreements, partially offset by a decrease in sales due to the sale of a Company-owned restaurant in September 2007.
During the year ended December 28, 2008, franchise royalties and fees increased by 9,127, or 2.8% to $335,860 from $326,733 for the year ended December 30, 2007 primarily due to a an increase in franchise fees offset by a decrease in royalties. The Company recognized $87,500 of revenue from initial franchise fees during the year ended December 28, 2008 compared with $70,000 for the year ended December 30, 2007.
As of December 28, 2008, our operations consisted of ten restaurants in the Boston area, Naples, FL, Chicago, IL and Sacramento, CA, comprising four Company-owned restaurants and six franchise-owned locations. At December 28, 2008, we operated one of the franchise-owned locations pursuant to a management services agreement. As of December 28, 2008, we had entered into a total of six area development agreements covering 68 franchise units in nine states (California, Colorado, Florida, Illinois, Idaho, Montana, Texas, Utah and Wyoming), including five of the six franchise locations that were open and operating, and requiring the construction by franchisees of 63 future UFood Grill outlets (as of March 23, 2009, three of the 63 outlets have opened).
The six area development agreements covering 68 franchise units do not include an area development agreement covering five units in Houston, Texas. We have determined that the area developer for Houston would not be able to construct or open the five units specified in his area development agreement because the developer has not complied with the agreed development schedule and, to our knowledge, has taken no steps to identify potential store locations or otherwise develop his territory. While we have not formally terminated this agreement, we have not included those five units in any discussions in this report. During the year ended December 28, 2008, the franchise location in Waltham, Massachusetts closed, two franchise locations opened in Chicago and one location opened in California. Our standard franchise and area development agreements require franchisees and area developers to develop a specified number of stores on or before specific dates. If a franchisee or area developer fails to develop stores on schedule, we have the right to terminate the agreement, retain up-front franchise fees and develop company-owned locations or develop locations through new area developers in that market. We may exercise one or more alternative remedies to address defaults by area developers and franchisees of the terms of their franchise agreements including the failure to open locations on time and non-compliance with our operating and brand requirements and other covenants under the franchise agreement.
Costs and Expenses
Cost of food and paper products for the year ended December 28, 2008, increased by $461,166, or 40.0%, to $1,615,417 from $1,154,251 for the year ended December 30, 2007. The increase in food and paper cost was primarily due to an increase in the number of company-operated stores in 2008 compared with 2007. As a percentage of store sales, food and paper cost decreased to 34.5% of store sales for the year ended December 28, 2008, from 35.4% of store sales for the year ended December 30, 2007. The decrease in food and paper cost as a percentage of store sales was primarily due to operational improvements such as portion control, loss prevention, locked meat prices and reduced waste. The cost of goods sold for the year ended December 28, 2008, decreased by $347,203, or 40.5% to $509,775 from $856,978 for the year ended December 30, 2007. The decrease in cost of goods sold was primarily due to the elimination of the retail space within our stores as a result of the conversion of the stores to UFood outlets. As a percentage of the retail sales, the cost of goods sold decreased to 65.7% of store retail sales for the year ended December 28, 2008, from 67.0% of store retail sales for the year ended December 30, 2007.
Labor expense for the year ended December 28, 2008, increased by $338,169, or 24.1%, to $1,743,831 from $1,405,662 for the year ended December 30, 2007. The increase in labor expense was primarily attributable to costs of new employees hired in connection with the opening of new company-owned store locations and pay rate increases for employees that were due for pay rate review. As a percentage of store sales, labor expense increased to 31.9% of store sales for the year ended December 28, 2008, from 30.9% of store sales for the year ended December 30, 2007. The increase in labor expense as a percentage of store sales for the year ended December 28, 2008, was primarily due to a decrease in same store sales and increase in pay rates.
Occupancy costs for the year ended December 28, 2008, increased by $248,611, or 60.6%, to $658,672 from $410,061 for the year ended December 30, 2007. The increase in occupancy costs was primarily attributable to a new company-owned store and the two franchisee-owned stores operated by the Company under management services agreement. As a percentage of store sales, occupancy costs increased to 12.1% of store sales for the year ended December 28, 2008, from 9.0% of store sales for the year ended December 30, 2007. The increase in occupancy costs as a percentage of store sales was primarily due to the higher rent cost of our airport location and the decrease in same store sales.
Other store operating expenses for the year ended December 28, 2008, increased by $195,546, or 24.5%, to $992,350 from $796,804 for the year ended December 30, 2007. The increase in other store operating expenses was primarily due to our Logan Airport store that opened in December 2007 and two stores operated under management services agreements during 2008. As a percentage of store sales, other store operating expenses increased to 18.2% of store sales during the year ended December 28, 2008, from 17.5% of store sales during the year ended December 30, 2007.

General and administrative expenses for the year ended December 28, 2008, increased by $3,265,228, or 92.8%, to $6,785,620 from $3,520,392 for the year ended December 30, 2007. The increase in general and administrative expenses for the year ended December 28, 2008, compared to the same period in the prior year is primarily due to employee stock option compensation, investor and public relations expenses and legal fees and settlements. General and administrative expenses include $996,792 of stock-based compensation expense in 2008 compared with $249,292 of stock-based compensation expense in 2007. Also, general and administrative expenses for the year ended December 28, 2008 include $1,475,108 of investor and public relations expenses. As a percentage of total revenues, general and administrative expenses increased to 117% of total revenues for the year ended December 28, 2008, from 71.8% of total revenues for the year ended December 30, 2007.
Advertising, marketing and promotion expenses for the year ended December 28, 2008, increased by $215,819, or 32.1%, to $887,259 from $671,440 for the year ended December 30, 2007. The increase in advertising, marketing and promotion expenses was primarily due to the rebranding of our KnowFat stores into UFood outlets. As a percentage of total revenues, advertising, marketing and promotion expenses increased to 15.2% of total revenues in 2008 from 13.7% of total revenues in 2007.
Depreciation and amortization expense for the year ended December 28, 2008, increased by $70,567, or 16.4%, to $500,153 from $429,586 for the year ended December 30, 2007 due to new company-owned store locations and new equipment installed in previously existing company-owned store locations as result of the conversion of the store to UFood outlets. As a percentage of total revenues, depreciation and amortization expense decreased to 8.6% of total revenues for the year ended December 28, 2008, from 8.8% of total revenues for the year ended December 30, 2007.
The impairment of long-lived assets for the year ended December 28, 2008 of $1,249,150 was due to the write down of assets of two store locations. The write down was attributable to a decrease in forecasted sales resulting from the economic downturn which is expected to continue through 2009 and new restaurants that opened in the vicinity of one of the stores and which are expected to have an adverse impact on the stores future sales growth.
The loss on disposal of assets for the year ended December 30, 2007, represents the costs associated with the closing of one company-owned store and the sale of another company-owned store. The costs associated with the disposition of the two stores were accounted for in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and are comprised of $232,073 representing the liability for the remaining lease obligation, $428,191 for the write-off of goodwill and $6,574 representing a loss incurred on the disposition of inventory, plant and equipment.
The company recognized a non-cash impairment charge for the year ended December 28, 2008 of $765,772 as result of testing the carrying value of goodwill attributable to our store operations segment in December 2008. We determined that the carrying amount of goodwill attributable to our store operations exceeded its implied fair value, according with SFAS 142. For purposes of the impairment test, the Company assumed that comparable store sales will decline by 6% in 2009 and increase by 2-1/2% per year thereafter and store operating expenses will continue at their current level as a percentage of store revenues. As a result of the economic uncertainty that currently exists, the Company did not include an estimate of the restaurant’s terminal value in its estimated future cash flows since the Company cannot be certain that a buyer could be found for the restaurant at the end of the lease term. The present value of the estimated future cash flows was calculated using a 7% discount rate reflecting the recent decrease in long-term interest rates.
Net interest expense/income for the year ended December 28, 2008, decreased by $373,353, or 101. 1%, to an income of $4,013, from $369,130 of expense for the year ended December 30, 2007. As a percentage of total revenues, net interest expense decreased to 0.1% of income of total revenues for the year ended December 28, 2008, from 7.6% of total revenues for the year ended December 30, 2007. The decrease in net interest expense was primarily due to lower debt levels during the year ended December 28, 2008, compared to the year ended December 30, 2007, and higher interest income. In April 2008, we repaid approximately $812,054 of debt incurred in connection with the acquisition of one of our company owned store locations
Our net loss for the year ended December 28, 2008, increased by $4,423,891, or 81.2%, to $9,875,305, from $5,451,414 for the year ended December 30, 2007. Our net loss increased primarily due to higher stock-based compensation expense, higher depreciation and amortization expenses, the loss recognized in connection with the impairment charges for long-lived assets and goodwill, expenses for investor and public relations, and legal settlements. As a percentage of total revenues, our net loss increased to 169.6% of total revenues for the year ended December 28, 2008, from 111.2 % of total revenues for the year ended December 30, 2007.
Liquidity and Capital Resources
Historically we have funded our operations, working capital requirements, acquisitions and capital expenditures with proceeds from the issuance of debt and equity securities. Our future capital requirements and the adequacy of available funds will depend on many factors, including the pace of expansion, real estate markets, site locations and the nature of the arrangements negotiated with landlords, as well as access to the debt and/or equity capital markets. We have incurred significant operating losses since our inception and we expect to incur operating losses for the foreseeable future.
Our current business plan assumes no Company-owned stores will be constructed during 2009. As set forth in the following table, we will need to secure approximately $6.0 million of additional capital through the sale of debt securities or equity securities or both to fund our current business plan through December 31, 2010. The amounts shown below may change as we execute our business plan.

Estimated
Capital Required
to Fund the
Company’s
Operating Plan
from Dec. 28, 2008
to Dec 31, 2010(Millions)
Capital Required to Fund the Company’s Operating Plan (millions):
Operating activities (excluding marketing & promotion services shown below)	$4.4
Other capital expenditures	0.1
Marketing and promotion services	0.7
Debt repayment	0.8

Estimated capital required through December 30, 2010	$6.0

The estimated capital required to fund our current plan is expected to come from the sale of debt securities, equity securities or both. None of the capital required is expected to come from the exercise of warrants. Currently, we do not have a bank line of credit or other source of additional debt financing. There can be no assurance that we will be able to secure the additional capital that our business plan requires. See “Risk Factors—we will need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.”
At and for the Fiscal Year Ended December 28, 2008
Cash and cash equivalents and restricted cash at December 28, 2008 were $1,205,041 compared to $4,435,813 at December 30, 2007. Cash is primarily used to fund our (i) capital expenditures for new and remodeled company-owned stores, (ii) acquisitions of franchisee-owned stores, (iii) working capital requirements and (iv) net operating losses. At December 28, 2008, restricted cash included $41,852 of cash proceeds received from the private placement offering completed in March 2008 and deposited in an escrow account to fund qualified public relations and investor relations expenses
We used $5,171,158 of cash to fund our operating activities in the twelve months ended December 28, 2008 compared with $3,134,984 of cash used to fund our operating activities in twelve months ended December 30, 2007. The increase in cash used to fund our operating activities was primarily due to cash used for investor relations and public relations activities, costs of operating as a public company and legal and other costs associated with the settlement of a dispute with a former franchisee and changes in working capital.
During the twelve months ended December 28, 2008, we spent $792,225 primarily for the conversion of four KnowFat! locations to UFood Grill outlets, compared with $992,447 spent for the acquisition of equipment during the twelve months ended December 30, 2007, primarily for the construction of one company-owned location.
During the twelve months ended December 28, 2008, financing activities provided $3,398,733 of cash including $4,088,323 of net cash proceeds from the sale of 4,781,000 Units of our securities. In addition, during the twelve months ended December 28, 2008, we used $1,303,713 of cash to repay outstanding indebtedness including $812,054 to repay indebtedness incurred in connection with the acquisition of a company-owned store and $350,004 to repay bank debt. Restricted cash at December 31, 2007 was primarily comprised of $1,000,000 of cash received from the private sale of our securities and deposited into an escrow account to be used to pay qualified public relations and investor relations expenses. Restricted cash decreased by $666,122 during the twelve months ended December 28, 2008 primarily due to the payment of qualified public relations and investor relations expenses. For the twelve months ended December 30, 2007, financing activities provided $5,489,542 of cash, including $2,537,160 of net cash proceeds received from the issuance of notes payable and $4,814,160 of net cash proceeds from the sales of 4,781,000 units of our securities.
Credit Agreement with TD Banknorth, N.A.
Under the terms of a credit agreement dated as of May 27, 2005 between our wholly-owned subsidiary, KFLG Watertown, Inc. and TD Banknorth, N.A. (as amended, the Credit Agreement), KFLG is obligor on a term loan that matures in May 2010. No additional amounts are available to be borrowed under the Credit Agreement. At December 28, 2008, the outstanding balance on the term loan was $692,076. The term loan is due in monthly installments of $29,167 through May 2010 and bears interest at the bank’s prime rate (3.25% at December 28, 2008). The term loan is secured by substantially all of the assets of KFLG and its subsidiaries. The term loan is guaranteed by the Company’s chief executive officer and its wholly-owned subsidiary, KnowFat Franchise Company, Inc.
Under the terms of the Credit Agreement, KFLG is prohibited, without the prior written consent of TD Banknorth, from declaring, making or paying any distribution of any kind or dividend of any kind whatsoever (other than dividends payable solely in common stock) except that any of KFLG’s subsidiaries may make a distribution to KFLG so long as there is a loan outstanding. Such restriction has not had and is not expected to have any impact on our ability to meet our cash obligations.
Commitments, Contractual Obligations and Off Balance Sheet Arrangements
In addition to our capital expenditures requirements, we have certain other contractual and committed cash obligations. Our contractual cash obligations primarily consist of non-cancelable operating leases for our stores, and administrative offices. Lease terms for our stores and administrative offices are generally for seven to ten years with renewal options at most locations and generally require us to pay a proportionate share of real estate taxes, insurance, common area, and other operating costs. Some store leases provide for contingent rental ( i.e. , percentage rent) payments based on sales in excess of specified amount. Certain of our lease agreements provide for scheduled rent increases during the lease terms or for rental payments commencing at a date other than the date of initial occupancy.
The following table sets forth information as of December 28, 2008, with respect to our contractual obligations and the effect they are expected to have on our liquidity and cash flows in future periods:

		Less Than	1 Year to	4 Years to	More than
	Total	1 Year	3 Years	5 Years	5 Years
Long-term debt	$1,233,396	$883,684 (1)	$349,712	$—	$—
Capital leases	148,344	61,725	86,619	—	—
Operating leases	3,747,000	626,000	1,218,000	1,274,000	629,000
Scheduled interest payments(2)	29,943	18,608	6,335	—	—

(1)	During the twelve months ended December 28, 2008, we repaid $1,303,713 of our long-term debt including $812,054 paid in April 2008 to extinguish the note payable issued in connection with the acquisition of the Boston Downtown Crossing restaurant and store. Long-term debt due in less than 1 year includes $450,000 that becomes due upon the sale of our Landmark Center restaurant and store. We currently have no plans to sell our Landmark Center unit.

(2)	Interest on the term note payable to T.D. Banknorth, N.A. is payable monthly at the bank’s prime rate (3.25% per annum at December 28, 2008). Future interest on the T.D. Banknorth note was calculated using an assumed rate of 3.25%.
Impact of Inflation
Our profitability depends in part on our ability to anticipate and react to increases in our operating costs, including food, labor, occupancy (including utilities and energy), insurance and supplies costs. In the past, we have been able to recover some of our higher operating costs through increased menu prices. There have been, and there may be in the future, delays in implementing such menu price increases, and competitive pressures may limit our ability to recover such cost increases in their entirety. Historically, the effects of inflation on our net income have not been materially adverse. However, the recent volatility in certain commodity markets, such as those for energy, grains and dairy products, which have experienced significant increases in prices, may have an adverse effect on us in the latter half of fiscal 2008 and beyond and may be generally causing franchisees in our industry to delay construction of new restaurants and/or causing potential new franchisees to reconsider entering into franchise agreements. The extent of the impact may depend on our ability to increase our menu prices and the timing thereof.
Many of our employees are paid hourly rates related to federal and state minimum wage laws. Although we have and will continue to attempt to pass along any increased labor costs through food price increases, there can be no assurance that all such increased labor costs can be reflected in our prices or that increased prices will be absorbed by consumers without diminishing to some degree consumer spending at our stores. However, we have not experienced to date a significant reduction in store profit margins as a result of changes in such laws, and management does not anticipate any related future significant reductions in gross profit margins.
Recent Accounting Pronouncements
Adoption of New Accounting Principle
Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements, for all financial assets and liabilities. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. The adoption of SFAS No. 157 did not expect to have a material impact on our consolidated financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115. Under SFAS No. 159, a company may elect to measure eligible financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. If elected, SFAS No. 159 is effective for fiscal year beginning after November 15, 2007.
Recent Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and specifies what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations we engage in will be recorded and disclosed following existing GAAP until December 28, 2008. We expect SFAS No. 141R will have an impact on our consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date. We are still assessing the impact of this standard on our future consolidated financial statements.
In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51. SFAS No. 160 changes the accounting and reporting for minority interests. Minority interests will be re-characterized as non-controlling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement and upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, except for the presentation and disclosure requirements, which will apply retrospectively. The adoption of SFAS No. 160 is not expected to have a material impact on our future consolidated financial statements.
In March 2008 the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS No. 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit risk-related contingent features contained within derivatives. SFAS No. 161 also requires entities to disclose additional information about the amounts and location of derivatives included in the financial statements, how the provisions of SFAS No. 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS No. 161 is not expected to have a material impact on our future consolidated financial statements. In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 110. SAB No. 110 expresses the views of the staff regarding the use of a “simplified” method, as discussed in SAB No. 107, in developing an estimate of the expected term of “plain vanilla” share options in accordance with SFAS No. 123R. SAB No. 110 is not expected to have a significant impact on our consolidated financial statements.
DESCRIPTION OF BUSINESS
We are a franchisor and operator of fast-casual food service restaurants that capitalize on what we believe are the developing trends toward healthier living and eating and the increasing consumer demands for restaurant fare that offers appetizing food with healthy attributes. We believe our menu items are made with higher quality ingredients and healthier cooking techniques than ordinary quick serve food. Delivering great taste and an overall pleasing dining experience for an individual customer is the focus of UFood’s mission and concept.
We were incorporated in the State of Nevada on February 8, 2006, as Axxent Media Corporation. Prior to December 18, 2007, we were a development stage company as defined by Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises. As Axxent Media Corporation, our business was to obtain reproduction and distribution rights to foreign films within North America and also to obtain the foreign rights to North American films for reproduction and distribution to foreign countries. Following the merger described below, we abandoned our plans to obtain reproduction and distribution rights to films. On August 8, 2007, we changed our name to UFood Franchise Company, and on September 25, 2007, we changed our name to UFood Restaurant Group, Inc.
On December 18, 2007, a wholly-owned subsidiary of our Company merged with and into KnowFat Franchise Company, Inc., with KnowFat surviving the merger as our wholly-owned subsidiary. Following the merger, we continued KnowFat’s business operations. KnowFat was founded in 2004 to capitalize on the popularity of a chain of fast-casual concept restaurants operating under the trade name “Lo Fat Know Fat” in the greater Boston area, as well as the trend we believe is developing in the United States towards healthier living and eating. After operating for three years as KnowFat! Lifestyle Grille, while continuously modifying and improving the concept, management decided that future locations will operate under the name UFood Grill. During the third quarter of 2008, the four remaining KnowFat! Lifestyle Grille locations were converted to UFood Grill outlets. All of our company-owned restaurants and franchise-owned locations now operate, and all future locations will operate, under the name UFood Grill.
Three of our four Company-owned restaurants that were originally KnowFat! Lifestyle Grilles included an integrated convenience-style retail store that carried a variety of health-oriented nutritional products, such as supplements, vitamins, nutrition bars, energy drinks and healthy snacks. As part of the process of conversion to UFood Grill outlets process, floor space formerly devoted to the sale of nutritional products in two of these stores was reconfigured to accommodate the sale of smoothie drinks and frozen yogurt, because we believe that these products will generate higher revenues in these locations and we currently do not expect the sale of nutritional products to be significant to our business in the future. None of our franchise locations currently carries nutrition products. We will continue to evaluate the placement of nutrition products in our existing and future locations based on our assessment of demand in the particular location and, in the case of franchise locations, the franchisee’s preferences.
Our operations currently consist of twelve restaurants in the Boston area, Naples, FL, Chicago, IL, Draper, UT, Sacramento, CA and at the Dallas Ft. Worth Airport, comprising four Company-owned restaurants and eight franchise-owned locations. We have entered into a total of six area development agreements covering 68 franchise units in nine states (California, Colorado, Florida, Illinois, Idaho, Montana, Texas, Utah and Wyoming), including seven of the eight franchise locations currently open and operating, and requiring the construction by franchisees of 60 future UFood Grill outlets.

Of the six area development agreements described above, three were entered into during 2008. The three area development agreements we entered into in 2008 cover 46 UFood Grill outlets (41future and five operating), comprising five UFood Grill units in the Chicago metropolitan area (including three units that are currently open and operating), 38 UFood Grill units in a five-state area composed of Colorado, Utah, Montana, Idaho and Wyoming (including one unit that opened in February 2009) and three units at airports in Texas (including one unit that opened in March 2009). The three area development agreements we entered into prior to 2008 cover 22 UFood Grill outlets including three UFood Grill outlets currently open and operating and 19 UFood Grill outlets to be constructed in the future in Naples, FL, Sacramento, CA, and San Jose, CA.
Of the 60 franchise locations to be constructed under existing area development agreements, six locations are expected to open in 2009, ten locations in 2010, 13 locations in 2011 and 31 locations thereafter. The rate at which current and future area developers and franchisees open locations will depend upon several factors, including the identification of suitable store sites, the negotiation of long-term leases, the permitting process, the construction of the stores, the ability to attract, train and retain employees and the ability to secure financing on acceptable terms. We intend to supplement the opening of franchisee-owned locations with additional Company-owned locations. While we have not set a specific target or timetable for Company-owned stores, we expect Company-owned locations will be concentrated in the New England area and could represent approximately 10% of total system-wide locations over the longer term. The rate at which we open Company-owned locations will depend on the same factors that impact the development and opening of franchisee-owned locations as well as the financial resources available to us. We currently do not have the financing in place to construct and operate additional Company-owned locations and there is no assurance that we will be able to secure the financing necessary to construct and operate additional Company-owned locations.
We believe the sale of franchises allows us to expand the UFood Grill brand faster than the construction and operation of company-owned outlets due to the Company’s limited human and financial resources, while allowing us to collect franchise fees and royalties. Under our area development and franchise agreements, we receive royalties on gross franchise sales as described above, and we do not pay any of the construction, opening (other than the training and advice described above), operating or marketing costs. We do not provide or arrange financing to franchisees or area developers.
All of our company-owned restaurants and franchise-owned locations now operate, and all future locations will operate, under the name UFood Grill.
We operate in two business segments: Store Operations and Franchise Operations. The Store Operations segment comprises the operating activities of restaurants owned or operated by the Company. The Franchise Operations segment is comprised of the operating activities of the franchise business unit that licenses qualified operators to conduct business under the UFood Grill tradename and monitors the operations of these business units. Certain financial information for each segment is set forth in Note 10, Segment Data, of Notes to Consolidated Financial Statements.
Our headquarters are located at 255 Washington Street, Suite 100, Newton, Massachusetts 02458. Our telephone number is (617) 787-6000.
Concept and Strategy
We are a franchisor and operator of fast-casual food service restaurants that capitalize on what we believe are the developing trend toward healthier living and eating and the increased consumer demands for restaurant fare that offers appetizing food with healthy attributes. We believe our menu items are made using higher quality ingredients and healthier cooking techniques than ordinary quick serve food. Consequently, we believe our menu provides customers with a delicious and healthy alternative to typical fast food options. Guests order at a counter and wait three to five minutes for their meals to be prepared. At UFood Grill, we bake, grill or steam our menu offerings; we never fry our food. Our sauces, cheeses and salad dressings are reduced-fat. We serve whole-grain breads and side dishes and, where we can do so while still charging our customers a reasonable price, organic meats and vegetables (meeting U.S. Food and Drug Administration standards for “organic”). The food is served on ceramic plates with metal utensils and is either taken to the table by each guest or delivered to the table by a UFood server. Delivering great taste and an overall pleasing dining experience for an individual customer is the focus of UFood’s mission and concept.
Many customers not only want to eat well; they also want to buy products that support an overall healthy lifestyle. Some of our locations offer integrated convenience-style retail stores that carry a wide variety of health-oriented nutrition products, such as supplements, vitamins, nutrition bars, energy drinks and healthier snacks.
As part of the re-branding effort that culminated in the UFood Grill concept, we developed a market segmentation model that identified the following five customer personas:
•	Healthy life style enthusiast (eating healthier fits squarely into their way of life)

•	Feel Gooder (eating at UFood makes them feel good about themselves)

•	Convenience-only (convenience trumps all decision factors when selecting where to dine)

•	People with restricted diets

•	Magic Bullet (people who seek to have it all at little cost and no effort)
The UFood Grill concept attempts to provide each customer segment with the features it seeks in a quick service restaurant. Understanding the market segmentation model allows us to focus on those market segments that afford the greatest sales opportunities. The UFood Grill brand has four pillars on which it rests:
U Love Great Food

U Are Always on the Go

U Want It Your Way

U Want to Look and Feel Great
Approximately half of all our sales are prepared for take-out, with the guest either calling ahead or ordering in the restaurant. Nearly 60% of customers frequent our restaurants for lunch, with the remaining 40% enjoying our fare at dinner time. Most of Our restaurants are not open for breakfast service. We are required to offer breakfast service at our UFood Grill outlet at Logan International Airport in Boston and are considering the addition of breakfast service at some of our urban locations.
Some of our restaurant locations also offer an integrated convenience-style retail store that carries a wide variety of health-oriented nutrition products, such as supplements, vitamins, nutrition bars, energy drinks, and healthy snacks.
We believe the UFood concept has significant growth potential, which we hope to realize through a combination of company and franchisee efforts. Franchising will be a key component of our success. There are currently a total of twelve UFood Grill restaurant locations open. Five of the locations are in the greater Boston area, with one location in Naples, Florida, three locations in Chicago, Illinois, two locations in Sacramento, California, one location in Draper, Utah and one location at the Dallas/Ft. Worth Airport.
Industry Background
The United States restaurant industry is benefitting from a long-term trend of consumers eating out more frequently. According to the National Restaurant Association, the restaurant industry’s share of consumer food expenditures has increased from 25% in 1955 to 47.5% in 2005, and restaurant sales are expected to reach $566 billion in 2009, an increase of 2.9% over 2008 sales. The leading factors contributing to the recent growth have been the growing population, the trend toward busier lifestyles, greater spending on dining and entertainment activities and the increased availability of high-quality dining options.
The recent emergence of the fast-casual dining sector has capitalized significantly on the industry’s expansion. This group, led by companies such as Chipotle Mexican Grill and Panera Bread Company, caters to customers who desire the convenience of fast food, and who are willing to pay a premium for higher quality, differentiated menu items. According to the National Restaurant Association, these consumer preferences have made fast-casual one of the fastest growing sub-sectors within the restaurant industry.
However, the increase in eating out has also contributed to a general deterioration in the health of Americans. Today, obesity has reached epidemic proportions in the United States. According to the Centers for Disease Control and Prevention (CDC), approximately 34% of American adults aged 20 and over, or 72 million people, met the criterion for obesity in 2006. In addition, a CDC study indicates that in the past 30 years, the occurrence of obesity in children has doubled, and it is now estimated that one in five children in the United States is overweight. According to published studies, obese children are more likely to be obese as adults, which leads to an increased risk for a number of diseases including stroke, cardiovascular disease, hypertension, diabetes and some cancers. Obesity also contributes to additional negative health consequences, including Type 2 Diabetes, high total and LDL (bad) cholesterol and triglyceride levels in the blood, low HDL (good) cholesterol levels in the blood, sleep apnea and inflammation of the liver. Poor food choices, such as diets high in calories (including fats and simple sugars) and lower in fruits and vegetables, are linked with being overweight.

Menu
We believe our menu items are made with higher quality ingredients and healthier cooking techniques than ordinary quick serve food. Consequently, we believe our menu provides customers with a delicious and healthy alternative to typical fast food options. Guests order at a counter and wait three to five minutes for their meals to be prepared. At UFood Grill, we bake, grill or steam our menu offerings; we never fry our food. Our sauces, cheeses and salad dressings are reduced-fat. We serve whole-grain breads and side dishes and, where we can do so while still charging our customers a reasonable price, organic meats and vegetables (meeting U.S. Food and Drug Administration standards for “organic”). The food is served on ceramic plates with metal utensils and is either taken to the table by each guest or delivered to the table by a UFood server. Delivering great taste and an overall pleasing dining experience for an individual customer is the focus of UFood’s mission and concept.
With our innovative menu, we are targeting mainstream customers as well as health conscious customers. We believe the taste and quality of our food offerings will have wide market appeal.
Our menu contains a wide variety of food types, including hot entrees, burgers, salads, sandwiches, wraps, smoothies, and desserts, each of which is united in the theme that the food is “better for you” than many other dining-out options. Each item is prepared with healthier alternatives in mind, whether an ingredient or a method of preparation, and has better nutritional qualities than the equivalent item a consumer might find at a typical quick serve establishment.
Growth Strategy
We plan to further expand our franchising network as well as open other company-owned stores. We have a two-part franchising strategy. We will award franchises both on an individual basis in the Boston area and to area developers outside of Boston.
Franchise sales are led by our chairman and chief executive officer, George Naddaff. In addition, we have entered into a services agreement with George Foreman, the well-known world heavyweight boxing champion, businessman and celebrity, to be a spokesperson for the brand as well as to assist in generating interest in franchising the UFood concept. Under the terms of an agreement, Mr. Foreman has agreed to lend his name and likeness and assist in marketing and branding efforts of UFood restaurants. Mr. Foreman is expected initially to be involved in helping to sell franchises. Once we have more than 50 stores opened, he is expected to shift his focus to generating publicity through personal appearances in UFood restaurants and traditional media. The agreement expires in June 2011.
We will allow franchisees to build single units in the Boston metro area that will co-exist alongside those of other franchisees as well as company-owned units. The proximity to our headquarters of our Boston area restaurants will enable management to closely monitor these single-unit franchises. In addition, the simultaneous construction of several franchises in the Boston area would allow for more rapid growth of the Boston market.
Outside of the Boston area, we plan to award only multi-unit territories to sophisticated, experienced owner-operators. These operators will sign area development agreements wherein they will obtain an exclusive territory in which to build UFood outlets. Upon signing these agreements, the operators will pay an upfront fee for the rights to their territory, and they will then be bound to a timeline over which they must open the units. Currently we have six area developers who have committed to building and operating 68 franchise locations (including 8 locations currently open and operating) in six areas:
•	Dallas-Fort Worth International Airport and other airports in Texas

•	Naples, FL

•	Sacramento, CA

•	San Jose, CA

•	Chicago, IL

•	Five-State Region (MT, CO, UT, WY, ID)
We have six area developers in the areas other than Boston. We seek to sell franchises to sophisticated, experienced restaurant operators who already know their markets, having operated other restaurants in their territories. We believe these sophisticated operators will enable our concept to grow rapidly and help establish the UFood brand across the country. We do not allow sub-franchising. All franchise agreements are directly with us.

We also intend to grow our store base through the building of company-owned stores. Our current plan calls for approximately 10% of our stores to be company-owned. The primary purpose of this effort is to ensure that management understands how the stores evolve and operate and has its own “kitchen” to test new initiatives (menu items, loyalty programs etc.) in front of real customers. We have already instituted a loyalty program that utilizes magnetically encoded discount loyalty cards with our repeat customers. The program provides members with a 3% return on their purchases, a free birthday meal and discount coupons. Our database contains the names of over 20,000 loyalty card users. The loyalty card provides us with a direct communications channel with our customers, drives sales and allows us to track consumer behavior. To leverage the current geographical concentration of UFood stores in the Boston area, we plan to locate the new company-owned stores in the New England area, close to our headquarters.
We have developed two prototype stores that we believe are suitable to differing site and demographic conditions: 1) 1,500 — 2,500 sq. feet units (currently twelve stores); and 2) 800 — 1,000 sq. feet units that are kiosks in airports, bus and train stations, hospitals and other high-traffic locations (currently one store). We cannot currently estimate the proportion of our planned future locations that will fall in each of these categories.
Franchise Operations
UFood has pursued a broad-based franchising program since 2004. UFood continues to extend its franchise relationships beyond its current franchisees. Pursuant to federal and state regulations, UFood annually updates its Franchise Disclosure Document, which includes a disclosure statement, a Franchise Agreement, and an Area Development Agreement, to facilitate sales of additional franchise and area development licenses. The UFood franchise agreement typically requires the payment of a franchise fee of $35,000 per restaurant, royalties of 5.0% of gross sales and contributions to a system-wide advertising fund of 1.5% of gross sales. The franchisee is also required to spend 1.5% of gross sales on local marketing. In general, 50% of the franchise fee is payable at the time the Franchise Agreement is signed and the balance is due at the time each store opens. Each Franchise Agreement generally provides for a term of 15 years and two, five-year renewal options.
The Area Development Agreement is similar to the Franchise Agreement in its terms. In order for an area developer to acquire the rights to a territory, the developer must pay one-half of the franchise fee up front for each unit that developer agrees to build in the territory. In some agreements, UFood has deferred the payment of the upfront fee, so that the developer pays up-front fees for the first few stores upon the execution of the agreement and fees for the stores opening in phase 2 of the build-out at a later date. UFood estimates that it costs between $560,000 and $760,000 to open one of its outlets.
To ensure that the UFood concept is consistent across all geographic areas, we have fully built out the corporate support system for franchisees. New franchisees get assistance on all levels, including build-out specifications, operational guidance, and menu and recipes. We also provide a three week training program for each of our new franchisees and employees prior to new store openings.
Suppliers
We strive to obtain consistent high-quality ingredients at competitive prices from reliable sources. To obtain operating efficiencies and to provide fresh ingredients for our food products while obtaining the lowest possible ingredient prices for the required quality, we purchase over 70% of our restaurant supplies from a single supplier, US Foodservice, Inc. The balance of our restaurant supplies come from local vegetable and bread suppliers. Most food, produce and other products are shipped from US Foodservice’s distribution facility directly to our restaurant locations two to three times per week. We do not maintain a central food product warehouse or commissary. We do not have any long-term contracts with our food suppliers. In the past, we have not experienced delays in receiving our food and beverage inventories, restaurant supplies or equipment.
Competition
The restaurant industry is intensely competitive. There are many different sectors within the restaurant industry that are distinguished by types of service, food types and price/value relationships. We position our restaurants in the highly competitive and fragmented fast-casual sector of the restaurant industry. In addition to competing against other fast-casual restaurants, we compete against other sectors of the restaurant industry, including fast-food restaurants and casual dining restaurants. The number, size and strength of competitors within each sector vary by region. We compete based on a number of factors including taste, product quality, speed of service, value, name recognition, restaurant condition and ambiance, location and customer service. Although we believe we compete favorably with respect to each of these factors, many of our direct and indirect competitors are well-established national, regional or local chains and have substantially greater financial, marketing, personnel and other resources.
Customers seeking a healthier meal at a foodservice establishment, have several choices available to them throughout the country. However, we are not aware of any national chains of health-oriented quick-service restaurants that geographically cover the whole United States or even a number of states.

The following is a list of restaurants that position themselves as healthier and compete in the quick-serve environment, mostly on a local level. The largest chain has six stores.
•	Better Burger (New York City)

•	Energy Kitchen (New York City)

•	The Pump (New York City)

•	Topz (California)

•	Evo’s (California, Florida, Nevada, North Carolina)

•	b. good (Boston)

•	Soma Grill (Arizona)

•	Healthy Bites (Florida)
Of the restaurants listed above, only b. good operates in the Boston area. A number of fast food chains and local eateries operating in the greater Boston area offer similar products and services as UFood Grill but without the emphasis on health. b. good operates four locations in the Boston area. In addition to b. good, there are several vegetarian and raw vegan restaurants in the Boston area as well as several health food stores. These outlets offer healthy food but not in a quick-serve environment.
We also compete with these and many other retail establishments for desirable site locations. See “Risk Factors—There is intensive competition in our industry, and we will be competing with national and regional chains and independent restaurant operators.”
Employees
As of March 28, 2009, we employed approximately 35 full-time associates (defined as associates who average 35 hours or more per week), of whom 10 were employed in general or administrative functions, principally at our headquarters in Newton, Massachusetts, and approximately 25 were employed in our five company-operated restaurant locations in the Boston area as managers and associates. UFood does not have any collective bargaining agreements with its employees and considers its employee relations to be good. UFood places a priority on staffing its restaurant and store operations with skilled associates and invests in training programs to ensure the quality of its operations.
Trademarks
We have registered the following trademarks with the United States Patents and Trademarks Office: “Unfries” (pending), “UFood Grill” (pending), “Proccino” (pending), “KnowFat! Lifestyle Grille,” “KnowFat,” “Prolatta,” and “LoFat KnowFat”. We believe that our trademarks and other proprietary rights have significant value and are important to the marketing of our restaurant concept.
Seasonality
While our business is not significantly seasonal, revenues in the first two quarters of the calendar year are slightly higher than the last two quarter of the year.
Government Regulation
Our restaurants are subject to licensing and regulation by state and local health, sanitation, safety, fire and other authorities, including licensing and permit requirements for the sale of food. To date we have not experienced an inability to obtain or maintain any necessary licenses, permits or approvals. In addition, the development and construction of additional units are also subject to compliance with applicable zoning, land use and environmental regulations. See “Risk Factors—Our food service business and the restaurant industry are subject to extensive government regulation.”

Environmental Regulation
Our business is subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling, release and disposal of hazardous or toxic substances. These environmental laws provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances. To date, our stores have not been the subject of any material environmental matters. See “Risk Factors—We have not conducted a comprehensive review of all the potential environmental liabilities at our properties.”
PROPERTIES
Our corporate headquarters, consisting of approximately 9,737 square feet, are located in Newton, Massachusetts. We occupy our headquarters under a lease that expires in 2013, with an option to extend the lease for an additional seven years. We lease each of our restaurant facilities. Our leases expire on various dates through December 2016. The leases require us to pay our share of the operating expenses of the leased properties, including taxes, utilities and insurance.
At December 28, 2008, future minimum payments under non-cancelable leases were as follows:

Year ending December 28,
2009	$626,000
2010	602,000
2011	616,000
2012	633,000
2013	641,000
Thereafter	629,000

$3,747,000

LEGAL PROCEEDINGS
We are subject to legal proceedings and claims which arise in the normal course of business. Although there can be no assurance as to the ultimate outcome, we generally have denied, or believe we have a meritorious defense and will deny, liability in all significant cases pending against us, including the matters described below, and we intend to defend vigorously each such case. Based on information currently available, we believe the amount, or range, of reasonably possible losses in connection with the actions against us, including the matters described below, in excess of established reserves, in the aggregate, not to be material to our consolidated financial condition or cash flows. However, losses may be material to our operating results for any particular future period, depending on the level of our income for such period.
BAA Boston, Inc., Default Claim
KFLG Watertown, Inc. (KFLG) d/b/a KnowFat and or KnowFat Franchise Company, Inc., our wholly-owned subsidiary, received a Default Letter and Notice of Liquidated Damages on September 28, 2007, as well as several other follow up notices of default (collectively, the Default Letters) from BAA Boston, Inc. (BAAB) claiming certain defaults under KFLG’s Sublease Agreement with BAAB for retail premises (the Premises) at Logan International Airport in Boston, Massachusetts (the Sublease Agreement). The Default Letters claimed that KFLG was in default of its obligations under the Sublease Agreement due to, among other things, KFLG’s failure to timely open the Premises for business. The Default Letters demanded that KFLG pay $104,000 in liquidated damages to BAAB and pay legal fees and expenses of BAAB in the amount of $48,000. The Company has resolved this matter and the Default Letters have been rescinded.
Subcontractors’ Claims
In connection with the build-out of the Premises, several of the subcontractors that performed work at the Premises claimed that the general contractor failed or refused to pay amounts due them. Accordingly, such subcontractors asserted mechanic’s liens totaling $253,431 (the Lien Amounts) against our leasehold interest in the Premises. In April 2008, pursuant to the terms of the Sublease Agreement, we obtained target lien dissolution bonds in order to dissolve the liens against our leasehold interest in the Premises. The lien bond surety required the Company to post cash collateral in the amount of 120% of the Lien Amounts. The general contractor on the project was responsible for the amounts claimed by the subcontractors and was previously forced into involuntary bankruptcy. We have paid the general contractor and intend to assert claims against the general contractor for, among other things, the amounts claimed by the subcontractors. In January, 2009, we settled with the subcontractors. The subcontractor liens have been removed and the bond and cash collateral related to this matter have been released.
DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS
Our executive officers and directors are as follows:

Name	Age	Position
George Naddaff	79	Chief Executive Officer and Chairman of the Board of Directors

Charles Cocotas	73	President and Chief Operating Officer, Director

Irma Norton	41	Acting Chief Financial Officer

Robert C. Grayson	64	Director

Jeffrey Ross	64	Director

Mark Giresi	51	Director
Background of Officers and Directors
George Naddaff has been our Chairman and Chief Executive Officer since the merger with KnowFat on December 18, 2007. Prior to the merger Mr. Naddaff was KnowFat’s Co-Chief Executive Officer since February 2004, its CEO since September 2007 and its Chairman of the Board since March 2004. From February 1986 to February 2004, he was Chief Executive Officer of Business Expansion Capital, Inc., an investment firm located in Newton, Massachusetts. From 1997 to 2001, he held various management positions (including acting Chief Executive Officer) at Ranch*1, Inc., a franchisor of quick service restaurants with its headquarters in New York, New York.
Charles A. Cocotas has been our President and Chief Operating Officer and a director since the merger with KnowFat on December 18, 2007. Mr. Cocotas joined KnowFat as a consultant in May 2007. In September 2007 he was appointed as KnowFat’s President and Chief Operating Officer. From 1999 to 2007, Mr. Cocotas was principal of the Charles A. Cocotas Restaurant Consulting firm in Massachusetts. He is an experienced executive with more than 35 years experience in the restaurant industry, which included the launch of start-up ventures as well as turn-arounds with established corporations operating both company and franchise restaurants.
Irma Norton joined KnowFat as its Controller in November 2004 and became our Acting Chief Financial Officer in April 2009. Most recently (from September 2002 through October 2004), Ms. Norton was the controller for Handmade Bow Company, a privately held consumer products company. Prior to that position, from March 1990 through October 1995, Norton was the CFO for the Dunkin’ Donuts master franchisee in Mexico. Ms. Norton holds a B.A. degree in Accounting from University of Guadalajara in Mexico and is a graduate of the distinguished Executive Management Program of ITAM in Mexico City.
Robert C. Grayson has been a director of KnowFat since 2004 and a director of UFood since the merger. Since 1992 Mr. Grayson has been President and Chief Executive Officer of RC Grayson and Associates, a retail-oriented consulting firm in New York City. Mr. Grayson has many years of experience in the retail industry, and currently serves as a director of St. John’s Knits, Inc., Kenneth Cole and Lillian August Designs, Inc..
Jeffrey Ross has been a director of KnowFat since 2005 and a director of UFood since the merger. Since 1999 he has been Managing Partner of RossFialkow Capital Partners, an investment advisory firm specializing in private equity and merger and acquisition transactions. From January 1997 to July 1997, he was President and Chief Executive Officer of Hearthstone Assisted Living, a chain of assisted living facilities in Houston, Texas.
Mark Giresi has been a director of KnowFat since December 6, 2007, and a director of UFood since the merger. From February 2000 until May 2008, Mr. Giresi worked for Limited Brands where, as Executive Vice President, he was responsible for the retail operation of Victoria’s Secret, Bath & Body Works, Express and The Limited, as well as the Company’s real estate, store design and construction and loss prevention functions. Most recently he led the strategic growth of Victoria’s Secret and Bath & Body Works outside of the United States. Prior to Limited Brands, Mr. Giresi spent almost 16 years at Burger King Corporation where he held several executive positions including Senior Vice President of U.S. Franchise Operations and Development and Worldwide General Counsel. Mr. Giresi holds a Bachelor of Sciences degree in accounting from Villanova University and a Juris Doctorate of Law degree from Seton Hall Law School.
There are no family relationships among our executive officers and directors. None of our executive officers or directors has, during the past five years:
(a)	had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of, such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b)	been convicted in a criminal proceeding or subject to a pending criminal proceeding;

(c)	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or any federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities; or

(d)	been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who own more than ten percent of the issued and outstanding shares of Common Stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish copies of all Section 16(a) forms to the Company. Form 3 filings are known to be late for each of the following directors, officers and beneficial owners of more than 10 percent of any class of equity securities of the Company: George A. Naddaff, Charles A. Cocotas, Glenn E. Davis, Mark A. Giresi, Robert C. Grayson and Eric Spitz.
Nominations to the Board of Directors
Stockholders may recommend individuals to the Nominating and Corporate Governance Committee of the Board of Directors for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, UFood Restaurant Group, Inc., 255 Washington Street, Suite 100, Newton, MA 02458.
Code of Ethics
We have a Code of Ethics that governs all of our employees, including our CEO, CFO, principal accounting officer or persons performing similar functions. We will provide a copy of our Code of Ethics free of charge to any person upon written request to us at the following address: 255 Washington Street, Suite 100, Newton, MA 02458 Attn: Chief Financial Officer.
Board of Directors
The Board of Directors currently consists of five members. Directors serve until their successors are duly elected or appointed. On February 12, 2008, the Board of Directors designated a Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee of the Board. Mark Giresi, Robert Grayson and Jeffrey Ross were designated as members of the Compensation Committee, Mark Giresi and Charles Ramat, who resigned as a director on February 29, 2008, were designated as members of the Audit Committee, and Robert Grayson, Charles Ramat and Jeffrey Ross were designated as members of the Nominating and Corporate Governance Committee of the Board.
Audit Committee Financial Expert
Our Board of Directors has determined that there is no financial expert serving on our Audit Committee. Since we are not a listed issuer as that term is defined in Rule 10A-3 under the Exchange Act, we are not required to have a financial expert serving on our Audit Committee.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following tables set forth certain information regarding the beneficial ownership of our common stock as of April 28, 2009, by (i) each person who, to our knowledge, owns more than 5% of the Common Stock; (ii) each of our directors and executive officers; and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following tables, each person named in the table has sole voting and investment power and that person’s address is c/o UFood Restaurant Group, Inc., 255 Washington Street, Suite 100, Newton, Massachusetts 02458. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of April 28, 2009 are deemed outstanding for computing the share ownership and percentage of the person holding such options and warrants, but are not deemed outstanding for computing the percentage of any other person.

	Amount and
	Nature of	Percent
	Beneficial	of
Name and Address of Beneficial Owner	Ownership	Class+
George Naddaff(1)	3,834,782	10.4%
Charles A. Cocotas(2)	570,968	1.6%
Robert C. Grayson(3)	151,637	*
Jeffrey Ross(4)	196,965	*
Mark Giresi(5)	51,154	*
Glenn Davis(6)	29,077	*
Eric Spitz(7)	774,888	2.2%
Directors and Executive Officers as a group(1)-(7)	5,609,471	14.8%

Alan Antokal(8)	2,373,029	6.8%
Kevin Kimberlin(9)	4,483,712	12.5%
Spencer Trask Ventures, Inc.
535 Madison Avenue
New York, NY 10022

*	Less than one percent

+	Based on 34,818,490 shares of common stock issued and outstanding as of April 30, 2009.

(1)	Includes 1,650,249 shares of Common Stock beneficially owned by Mr. Naddaff. Also includes 184,533 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days of April 28, 2009 and 2,000,000 shares of Common Stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 28, 2009. Does not include 500,000 shares of Common Stock issuable upon exercise of options granted to Mr. Naddaff which will not be exercisable within 60 days of April 28, 2009.

(2)	Consists of 570,968 shares of Common Stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 28, 2009. Does not include 134,706 shares of Common Stock issuable upon exercise of options granted to Mr. Cocotas which will not be exercisable within 60 days of April 28, 2009.

(3)	Includes 74,815 shares of Common Stock beneficially owned by Mr. Grayson. Also includes 25,668 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days of April 28, 2009 and 51,154 shares of Common Stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 28, 2009. Does not include an additional 53,846 shares of Common Stock issuable upon exercise of options granted to Mr. Grayson which will not be exercisable within 60 days of April 28, 2009.

(4)	Includes 122,646 shares of Common Stock beneficially owned by Mr. Ross. Also includes 18,594 shares of Common Stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days of April 28, 2009 and 55,725 shares of Common Stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 28, 2009. Does not include an additional 53,846 shares of Common Stock issuable upon exercise of options granted to Mr. Ross which will not be exercisable within 60 days of April 28, 2009.

(5)	Includes 51,154 shares of Common Stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 28, 2009. Does not include an additional 53,846 shares of Common Stock issuable upon exercise of options granted to Mr. Giresi which will not be exercisable within 60 days of April 28, 2009.

(6)	Includes 6,000 shares of Common Stock beneficially owned by Mr. Davis. Also includes 23,077 shares of Common Stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 28, 2009. Does not include an additional 26,923 shares of Common Stock issuable upon exercise of options granted to Mr. Davis which will not be exercisable within 60 days of April 28, 2009.

(7)	Includes 774,888 shares of common stock beneficially owned by Mr. Spitz.

(8)	Includes 2,307,677 shares of Common Stock beneficially owned by Mr. Antokal. Also includes 65,352 shares of Common Stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days of April 28, 2009.

(9)	Based upon a Schedule 13D filed with the SEC by Kevin B. Kimberlin on July 17, 2008, includes 102,125 shares of common stock held by Spencer Trask Breakthrough Partners, LLC (“STBP”) and 3,240,000 shares of common stock held by Spencer Trask Investment Partners, LLC. Also includes warrants to purchase (i) 51,063 share of common stock held by STBP, (ii) 372,500 shares of common stock held by Concord Equities Group, Inc., (iii) 358,584 shares of common stock held by Spencer Trask & Co., and (iv) 359,440 shares of common stock held by Washington Associates, LLC, all of which are currently exercisable. Kevin Kimberlin may be deemed to beneficially own the shares of common stock and currently exercisable warrants listed in this footnote 8.
EXECUTIVE COMPENSATION
Summary Compensation Table
The table below sets forth, for the last two fiscal years, the compensation earned by our Chief Executive Officer, our President our former Chief Financial Officer and our former Executive Vice President of Business Development. None of our other executive officers received annual compensation in excess of $100,000 for fiscal year 2008. Our Chief Executive Officer and our President are entitled to certain payments in connection with resignation, retirement or other termination, as described more fully under the heading “Agreements with Executive Officers and Consultants.”

						Non-Equity	Nonqualified
Name and						Incentive	Deferred	All Other
Principal				Stock	Option	Plan	Compensation	Annual
Position(s)	Year		Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)	(b)	Salary(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George Naddaff,	2008	$301,620	$-0-	$55,000	$699,933	$-0-	$-0-	$-0-	$1,056,553
Chairman and CEO	2007	$221,045	$-0-	$-0-	$136,879	$-0-	$-0-	$22,840	$357,924

Charles A. Cocotas	2008	$206,703	$-0-	$-0-	$102,566	$-0-	$-0-	$-0-	$309,269
President and COO

Glenn Davis (3)	2008	$171,713	$-0-	$-0-	$8,901	$-0-	$-0-	$-0-	$180,614
Former CFO

Eric Spitz	2008	$169,189	50,000	$-0-	$11,407	$-0-	$-0-	$-0-	$230,596
Former Executive Vice President of Business Development	2007	$196,391	$25,000	-0-	$34,219	$-0-	$-0-	$-0-	$255,610

(1)	The amount shown for option awards (column (f)) is based upon the estimated fair value of stock options granted to the named executive and represents the amount of compensation expense we recognized in our consolidated financial statements for the indicated fiscal year. The fair value of the stock option award(s) was determined using a Black Scholes option pricing model and the assumptions for expected option term, volatility of our Common Stock, risk-free interest rate and expected annual dividend yield disclosed in Note 10, Stock-Based Compensation, of the Notes to our 2008 Consolidated Financial Statements included in the Company’s annual report.

(2)	All Other Annual Compensation (column (i)) earned by Mr. Naddaff in 2007 represents the amount of expense we recognized in our 2007 Consolidated Financial Statements for the repricing of 184,533 warrants issued to Mr. Naddaff in 2006 for his personal guaranty of KnowFat’s obligations to TD BankNorth, N.A. (the “Bank”). Immediately prior to the consummation of the merger with KnowFat, the exercise price of all outstanding KnowFat warrants was reduced to $1.00 and such exercise price was not affected by the conversion ratio in the merger.

(3)	The Annual Compensation includes the aggregate amount paid to Fenway Consulting Group and cash and options paid to the Consultant by the Company.
The salary of Mr. Naddaff is currently $300,000, and the salary of Mr. Cocotas is currently $200,000. Mr. Spitz’s employment with the Company terminated on December 31, 2008, and Mr. Davis’ services for the Company were terminated on April 29, 2009.
Agreements with Executive Officers and Consultants
On May 1, 2004, KnowFat entered into a Founder’s Agreement with George Naddaff, our current Chairman and Chief Executive Officer. Under the Founder’s Agreement, all 1,000,000 shares of KnowFat common stock granted to Mr. Naddaff have vested.

KnowFat entered into an employment contract with Mr. Naddaff on October 15, 2007 that provides: (i) the term of his employment agreement is for three years; (ii) the base salary for Mr. Naddaff is $300,000, plus benefits; (iii) Mr. Naddaff was granted options to purchase 1,500,000 our shares under the Equity Incentive Plan; and (iv) if a Mr. Naddaff’s employment is terminated by KnowFat without cause, or by Mr. Naddaff as a result of a constructive termination by KnowFat, or as a result of Mr. Naddaff’s death or disability, then KnowFat is obligated to pay severance (consisting of salary and benefits as in effect at the time of termination) to Mr. Naddaff (or Mr. Naddaff’s legal representatives) for a period equal to the lesser of 12 months or the then-remaining balance of the employment term. The options referenced above have an exercise price of $1.00 per share, have a term of ten years and vest over a three-year period as follows: Mr. Naddaff’s options to purchase (i) 500,000 shares vested upon the grant of the options and (ii) 1,000,000 shares vest in equal monthly amounts of approximately 27,778 shares over a three year period through December 17, 2010. In addition to the foregoing, upon our consummation of the sale of any franchise restaurant, we will pay Mr. Naddaff a fee of $10,000. To the extent any franchise transaction is a part of an Area Development Agreement, the fee will be payable to Mr. Naddaff upon consummation of the franchise sale as follows: (i) $5,000 in cash and (ii) the remaining portion in a number of shares of our common stock having an aggregate value of $5,000 on the date such fee is due. Mr. Naddaff’s employment agreement provides for severance (consisting of base salary and benefits continuation) for a period of up to 12 months upon termination of the executive without cause. On May 1, 2008, the Board of Directors granted to Mr. Naddaff options to purchase 1,000,000 shares of the Company’s Common Stock, exercisable at $1.23, which options were fully vested. These options were not granted pursuant to a compensation plan, but instead represent non-qualified stock options.
On January 22, 2009, we entered into a letter agreement (the “Separation Agreement”) with Eric Spitz pursuant to which the parties agreed to terminate Mr. Spitz’s employment with us as of December 31, 2008. Under the terms of the Separation Agreement, Mr. Spitz is entitled to receive severance payments in the aggregate amount of $175,000, payable in accordance with the terms of the Separation Agreement, and to receive certain employee benefits during the severance period.
Mr. Naddaff, Eric Spitz and Low Fat No Fat Gourmet Café, Inc. (“LFNF”) are parties to a Joint Venture Agreement dated January 26, 2004 (the “JV Agreement”). Under the JV Agreement, LFNF granted KnowFat the exclusive right to franchise the concept of retail outlets offering food service featuring low-fat, low-carbohydrate and low-calorie food items, selected beverages and nutritional products to the general public and agreed to contribute all its trademarks, copyrights, know-how, trade secrets and other intellectual property to KnowFat. As consideration, KnowFat issued 545,454 shares of its common stock to LFNF. The JV Agreement also provides that LFNF has the right to send one attendee to meetings of the Board of directors as an observer.
On February 12, 2008, the Board of Directors approved an employment agreement with Mr. Cocotas. The agreement provides: (i) for an initial term of two years; (ii) for a base salary of $200,000 per year, plus benefits; (iii) that Mr. Cocotas is entitled to receive options to purchase 200,000 shares of the Company’s Common Stock, exercisable at $1.00 per share of Common Stock, which options shall vest in equal amounts on the first day of each month for twenty-four months following the date of the employment agreement; and (iv) that if Mr. Cocotas’ employment is terminated by him for good reason (as defined in the agreement) or by the Company because of his permanent disability (as defined in the agreement), the Company is obligated to pay severance, consisting of base salary, for a six month period. On May 1, 2008, the Board of Directors granted to Mr. Cocotas options to purchase 300,000 shares of the Company’s Common Stock, exercisable at $1.23, which options shall vest monthly over the remaining period of his employment agreement. These options were not granted pursuant to a compensation plan, but instead represent non-qualified stock options.
On October 23, 2007, KnowFat entered into a consulting agreement with Fenway Consulting Group to refer Glenn Davis to provide financial consulting services to the Company as an Interim Chief Financial Officer. Fenway and the Company agreed that the assignment was on a temporary basis as determined by the Company. The Company paid Fenway an hourly rate for all hours worked by the referred Consultant. Mr. Davis’ services for the Company were terminated on April 29, 2009.
Outstanding Equity Awards at Fiscal Year End
December 28, 2008
The following table sets forth certain information, as of December 28, 2008, concerning securities authorized for issuance under the our Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

			Equity
			Incentive Plan
			Awards:
	No. of		Number of
	Securities	No. of Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options(#)	Options(#)	Unearned	Exercise	Option
Name	Exercisable	Unexercisable	Options	Price	Expiration Date
George Naddaff	833,336	666,664 (1)	-0-	$1.00	Dec. 17, 2017
	1,000,000	-0-	-0-	1.23	April 30, 2018

Charles A. Cocotas	305,674	100,000	-0-	1.00	Dec. 17, 2017
	123,729	176,271	-0-	1.23	April 30, 2018

Glenn Davis	14,744	35,256	-0-	1.22	February 11, 2018

Eric Spitz	166,667	83,333	-0-	1.00	Dec. 17, 2017

(1)	The vesting schedule for the unexercised shares is outlined in the section entitled “Agreements with Executive Officers and Consultants” above.
2004 Stock Option Plan
KnowFat did not grant any options or other stock awards under the 2004 Stock Option Plan to any named executive officers in 2008 or 2007.
2007 Equity Incentive Plan
Our Board of Directors and stockholders adopted the 2007 Equity Incentive Plan on August 17, 2007, which reserves a total of 3,000,000 shares of our common stock for issuance under the 2007 Plan. If an incentive award granted under the 2007 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2007 Plan.
Shares issued under the 2007 Plan through the settlement, assumption or substitution of outstanding awards or obligations to grant future awards as a condition of acquiring another entity are not expected to reduce the maximum number of shares available under the 2007 Plan. In addition, the number of shares of common stock subject to the 2007 Plan, any number of shares subject to any numerical limit in the 2007 Plan, and the number of shares and terms of any incentive award are expected to be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.
On February 12, 2008, our Board of Directors approved an increase in the number of shares of common stock reserved for issuance under the 2007 Plan to 6,000,000 shares. The increase was approved by shareholders at a meeting of shareholders on August 29, 2008.
Administration
The Compensation Committee of the Board, or the Board in the absence of such a committee, will administer the 2007 Plan. Subject to the terms of the 2007 Plan, the Compensation Committee has complete authority and discretion to determine the terms of awards under the 2007 Plan.
Grants
The 2007 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code, as amended, and stock appreciation rights, as described below:
•	Options granted under the 2007 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of common stock covered by an option cannot be less than the fair market value of the common stock on the date of grant unless agreed to otherwise at the time of the grant.

•	Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•	The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable and other terms and conditions.

•	The 2007 Plan authorizes the granting of stock awards. The compensation committee will establish the number of shares of common stock to be awarded and the terms applicable to each award, including performance restrictions.

•	Stock appreciation rights (SARs) entitle the participant to receive a distribution in an amount not to exceed the number of shares of common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR.
Duration, Amendment and Termination
The Board has the power to amend, suspend or terminate the 2007 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2007 Plan would terminate ten years after it is adopted.
Other Equity Awards
In May 2008, the Board of Directors awarded Mr. Naddaff and Mr. Cocotas non-qualified options to purchase 1,000,000 and 300,000 shares, respectively, of UFood common stock at an exercise price of $1.23. The options granted to Mr. Naddaff are fully vested and expire ten years from the date of grant. The options granted to Mr. Cocotas vest in monthly installments over the remaining term of his employment agreement (through January 2010) and expire ten years from the date of grant.
Director Compensation
On February 12, 2008, our Board of Directors approved the following compensation for non-employee directors:
(a)	Each non-employee director shall be granted non-qualified options to purchase 100,000 shares of common stock at an exercise price equal to the closing stock price on February 11, 2008. Such grant shall represent a tri-annual retainer for the 2008, 2009 and 2010 fiscal years. The options granted shall vest weekly over 36 months and shall expire February 11, 2018.

(b)	Each non-employee director who serves as chairman of the Audit, Compensation or Nominating and Corporate Governance committee shall receive an annual grant of non-qualified options to purchase 3,000 shares of common stock. All other members of each committee shall receive an annual grant of non-qualified options to purchase 2,500 shares of common stock.
KnowFat did not award stock options or other compensation to its directors in 2007. Our directors are reimbursed for reasonable and necessary out-of-pocket expenses incurred in connection with their service to us, including travel expenses.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Directors and Officers of UFood
In May 2006, KnowFat entered into an agreement with George Naddaff, Chairman and CEO, by which Mr. Naddaff received a warrant, exercisable at $1.00 per share, to purchase up to 184,533 shares of KnowFat common stock in exchange for Mr. Naddaff’s personal guaranty of KnowFat’s credit obligations to T.D. Banknorth N.A. of up to $1.75 million. (The current loan balance is $575,408.) The warrant issued to Mr. Naddaff expires in May 2016.
KnowFat’s directors have received stock option grants and reimbursement of certain expenses. See the “Director Compensation” section of this prospectus. Two of our directors are also executive officers. Messrs. Naddaff and Cocotas have entered into employment agreements with us, and each receives compensation thereunder. See “Executive Compensation—Agreements with Executive Officers and Consultants” above in this prospectus.
Transactions with Spencer Trask Ventures, Inc. and Its Related Parties
We retained the services of Spencer Trask Ventures, Inc., as placement agent in connection with a private offering of up to 8,000,000 units of our securities, plus an over-allotment of 5,000,000 units, at a price of $1.00 per unit, to accredited investors in December 2007. Each unit consists of one share of common stock and a warrant to purchase one-half, or 50%, of a share of common stock. We paid the Placement Agent a commission of 10% of the funds raised from the investors in the offering plus an expense allowance of $190,000. In addition, the placement agent received warrants to purchase a number of shares of common stock equal to 20% of the shares of common stock included in the units sold to investors in the offering. As a result of the foregoing, the placement agent was paid commissions of $616,000 and received warrants to purchase 1,232,000 shares of common stock in connection with the first and second closings of the offering in December 2007. The placement agent was paid further commissions of approximately $478,100 and received warrants to purchase an additional 956,200 shares of common stock in connection with the third, fourth and fifth closings of the offering which occurred on January 22, 2008, February 6, 2008 and March 31, 2008 respectively.
Spencer Trask and its related entities beneficially owned more than 10% of the Company’s common stock immediately after the reverse merger and to our knowledge continue to do so.
Board Independence
Although we are not currently subject to the listing standards of any exchange or to the SEC rules pertaining to director independence, we believe that Messrs. Grayson and Giresi are “independent” directors as that term is defined by applicable listing standards of the Nasdaq stock market and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee definition of Rule 16b-3 promulgated under the Exchange Act. Jeffrey Ross, who is not an independent director, is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors.
PLAN OF DISTRIBUTION
Each selling stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
DESCRIPTION OF SECURITIES
Authorized Capital Stock
Our amended and restated Articles of Incorporation provide for the issuance of 310,000,000 shares of capital stock, of which 300,000,000 are shares of common stock, par value $0.001 per share, and 10,000,000 are blank-check preferred stock.
Equity Securities Issued and Outstanding
As of April 28, 2009, there were issued and outstanding:
•	34,818,490 shares of our common stock;

•	No shares of preferred stock;

•	Options to purchase 4,197,365 shares of our common stock:

o	2,946,572 of which options are currently vested and exercisable; and

o	1,250,793 of which options will vest through May 2011; and
•	Warrants to purchase 45,651,911 shares of our common stock, 44,506,078 of which are currently exercisable.
Description of Common Stock
The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise provided by law, the holders of common stock vote as one class. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of any preferred stock, amendments to the articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. The amended and restated Articles of Incorporation do not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the Board from time to time, the common stock holders will be entitled to share pro rata such cash dividends as may be declared from time to time by the Board from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon liquidation, dissolution or winding up of our Company, the common stock holders will be entitled to receive pro rata all assets available for distribution to such holders. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. Our common stock is traded on the OTC Bulletin Board under the symbol “UFFC.OB.”
Description of Preferred Stock
We are authorized to issue 10,000,000 shares of “blank check” preferred stock, $0.001 par value per share, none of which as of the date hereof is designated or outstanding. Our Board of Directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of preferred stock will be determined by our Board of Directors, without the necessity of obtaining approval of the stockholders.
Description of Options
The options to purchase shares of our common stock under the 2004 Plan were issued to former KnowFat option holders. All of these options became immediately exercisable upon consummation of the merger, and no further options will be granted under the 2004 Plan. The options to purchase shares of our common stock under the 2007 Plan were issued to our executive officers and certain employees. On February 12, 2008, our Board of Directors approved an increase in the number of shares of common stock reserved for issuance under the 2007 Plan to 6,000,000 shares. The increase was approved by shareholders at a meeting of stockholders on August 29, 2008. We may grant options to purchase up to an additional 3,412,080 shares of common stock pursuant to the 2007 Plan. See “Market for Common Equity and Related Stockholder Matters—Securities Authorized for Issuance under Equity Compensation Plans” above and Note 10, Stock-Based Compensation, of Notes to our 2008 Consolidated Financial Statements.
Description of Warrants
There are currently 45,651,911 warrants outstanding representing the right to purchase 44,506,078 shares that are currently exercisable, as follows:

(A)	(B)	(C)	(D)
	Warrants
	Included in
	Column (A)	Warrants Included	Number of Shares of
Number of	That Are	in Column (A)	Common Stock	Exercise
Warrants	Currently	Exercisable by	Issuable Upon	Price per		Expiration
Outstanding	Exercisable	Cashless Exercise	Exercise of Warrants	Share		Date
5,120,088	5,120,088	5,120,088	5,120,088 (1)	$0.59	(2)	December	2012
431,500	431,500	431,500	431,500 (1)	$0.59	(2)	January	2013
963,500	963,500	963,500	963,500 (1)	$0.59	(2)	February	2013
995,500	995,500	995,500	995,500 (1)	$0.59	(2)	March	2013

	(A)	(B)	(C)	(D)
		Warrants
		Included in
		Column (A)	Warrants Included	Number of Shares of
	Number of	That Are	in Column (A)	Common Stock	Exercise
	Warrants	Currently	Exercisable by	Issuable Upon	Price per	Expiration
	Outstanding	Exercisable	Cashless Exercise	Exercise of Warrants	Share	Date
	2,916,666	1,770,833	—	2,916,666	$1.25	April	2013
	2,988,200	2,988,200	2,988,200	2,988,200	$0.49 (2)	December	2014
	281,483	281,483	—	281,483	$1.00	November	2015
	17,850,000	17,850,000	17,850,000	17,850,000	$0.14	March	2016
	13,779,231	13,779,231	13,779,231	13,779,231	$0.14	April	2016
	184,533	184,533	—	184,533	$1.00	May	2016
	141,210	141,210	—	141,210	$1.00	December	2016

Total	45,651,911	44,506,078	42,128,019	45,651,911

(1)	Warrants may be exercised in a cashless exercise any time after dates ranging between December 2008 through March 2009 only if a registration statement covering the resale of the underlying shares is not available. A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds to the extent that warrants are exercised by cashless exercise.

(2)	As a result of the Company’s recent private placement, the exercise price of the warrants was reduced pursuant to the terms of such warrants.
The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. The warrants also benefit from weighted average price protection for the term of the warrants in the event that we issue additional shares of common stock (or securities convertible into common stock) (with certain exceptions) without consideration or for a consideration per share less than the exercise price of the warrants then in effect.
Registration Rights
Registration Rights Granted in Connection with the Private Placement
In connection with the closing of the private placement which closed on March 19, 2009 and April 20, 2009, we entered into registration rights agreements with the investors in that offering, under the terms of which we committed to file a registration statement, within 45 days from the first closing of the offering, covering the resale of the common stock: (i) issuable upon conversion of the Debentures; (ii) issuable as in kind interest due under the Debentures; and (iii) issuable upon exercise of the Warrants, and to use reasonable best efforts to cause such registration statement to become effective as promptly as possible. Also, we agreed to use reasonable best efforts to maintain the effectiveness of such registration statement until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. Interest is payable under the Debentures quarterly in cash or, at our option, in shares of our common stock at a conversion rate equal to fair market value of our common stock on the interest payment date. For the purpose of this registration statement, we have assumed that the conversion rate on each applicable interest payment date will be $0.13 per share of common stock, which is the same conversion rate used for the conversion of the principal amount of the Debentures.
Registration Rights Granted in Connection with the Corporate Awareness Campaign
In May 2008, we commenced a corporate awareness campaign in the investment community. In connection with this campaign, we entered into service agreements with a number of investor relations and public relations firms, under which we issued to the service providers an aggregate of 740,000 shares of our common stock and warrants to purchase an aggregate of 2,916,666 shares of our common stock in partial payment for their services and granted them “piggyback” registration rights entitling them to include their shares in the registration statement required to be filed following the closing of the private placement as described above. Of the total number of shares and warrants issued to the investor relations and public relations firms, 346,250 shares of our common stock and warrants to purchase an aggregate of 1,114,583 shares of our common stock were vested as of January 7, 2009 and were included in the registration statement filed with the SEC on June 26, 2008, as amended. 268,750 additional shares of common stock and warrants to purchase an additional 427,084 shares of our common stock are included in the registration statement of which this prospectus forms a part.
The registration statement of which this prospectus forms a part was filed pursuant to the registration rights granted in connection with the private placement as well as those granted in connection with the corporate awareness campaign.

Anti-Takeover Effects of Provisions of Nevada State Law
We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. We currently have approximately 400 stockholders.
The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.
The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.
If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.
In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.
The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our Company from doing so if it cannot obtain the approval of our board of directors.
Transfer Agent
The transfer agent for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 17 Battery Place, New York, New York 10004, and its telephone number is (212) 509-4000.
LEGAL MATTERS
The validity of the common stock offered hereby will be passed upon for us by Robinson & Cole, LLP, 1055 Washington Blvd., Stamford, Connecticut 06901.
EXPERTS
The consolidated financial statements for the fiscal years ended December 28, 2008, and December 30, 2007, included in the registration statement have been audited by CCR LLP, independent registered public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We file annual reports, quarterly reports, current reports and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 on official business days between the hours of 10:00 am and 3:00 pm. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.
We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Under the Nevada Revised Statutes, our directors and officers are not individually liable to us or our stockholders for any damages as a result of any act or failure to act in their capacity as an officer or director unless it is proven that:
•	His act or failure to act constituted a breach of his fiduciary duty as a director or officer; and

•	His breach of these duties involved intentional misconduct, fraud or a knowing violation of law.
Nevada law allows corporations to provide broad indemnification to its officers and directors. At the present time, our Articles of Incorporation and Bylaws also provide for broad indemnification of our current and former directors, trustees, officers, employees and other agents.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE
On February 12, 2008, our board of directors unanimously approved the dismissal of Manning Elliot LLP as our principal accountants and engaged Carlin, Charron & Rosen, LLP (CCR) as our new principal accountants. The audit committee of the board did not separately approve the dismissal, though all members of the committee were present at the board meeting.
During our two most recently completed fiscal years and the subsequent interim period preceding the decision to change principal accountants, there were no disagreements with Manning Elliot on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Manning Elliot, would have caused it to make references to the subject matter of the disagreement in connection with its report. Manning Elliot’s report to our directors and stockholders dated June 13, 2007, which is included in our Form 10-KSB filed with the Securities and Exchange Commission on June 27, 2007, indicated Manning Elliot’s “substantial doubt about the Company’s ability to continue as a going concern.” Manning Elliot’s reports on our financial statements for the past two years did not otherwise contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recently completed fiscal years and the subsequent interim period preceding the decision to change principal accountants, there were no reportable events as defined in Regulation S-K Item 304(a)(v).
We provided Manning Elliot with a copy of the disclosures made by us in a current report filed with respect to their dismissal (which were substantially the same as the statements made above), and at our request Manning Elliot furnished us with a letter stating that it agrees with the statements as they relate to Manning Elliott. A copy of this letter was filed as Exhibit 16.1 to our Current Report on Form 8-K/A filed with the SEC on March 11, 2008, and is incorporated herein by reference.

We engaged CCR as our principal accountants effective as of February 12, 2008. During our two most recent fiscal years and the subsequent interim period prior to engaging CCR, neither we nor anyone on our behalf consulted with CCR regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us by CCR that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; provided, however, that on December 18, 2007, a wholly-owned subsidiary of ours merged with and into KnowFat Franchise Company, Inc., with KnowFat as the surviving corporation in the merger, and prior to the merger, CCR was the principal accountant of KnowFat since March 2004.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
UFOOD RESTAURANT GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders of UFood Restaurant Group, Inc:
We have audited the accompanying consolidated balance sheets of UFood Restaurant Group, Inc and Subsidiary (the Company) as of December 28, 2008 and December 30, 2007, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UFood Restaurant Group, Inc and Subsidiary as of December 28, 2008 and December 30, 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
/s/CCR LLP
Westborough, Massachusetts
March 30, 2009

UFOOD RESTAURANT GROUP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 28, 2008 and December 30, 2007
Assets

	2008	2007
Current assets:
Cash and cash equivalents	$787,551	$3,352,201
Restricted cash	417,490	1,083,612
Accounts receivable	152,373	93,534
Inventories	141,807	193,359
Prepaid expenses and other current assets	79,657	40,283

	1,578,878	4,762,989

Property and equipment:
Equipment	925,329	874,853
Furniture and fixtures	155,744	156,207
Leasehold improvements	1,782,919	2,301,571
Website development costs	49,389	80,736

	2,913,381	3,413,367
Accumulated depreciation and amortization	1,172,984	699,305

	1,740,397	2,714,062

Other assets:
Goodwill	211,363	977,135
Other	112,028	129,360

	323,391	1,106,495

Total assets	$3,642,666	$8,583,546

See accompanying notes.

UFOOD RESTAURANT GROUP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 28, 2008 and December 30, 2007
Liabilities and Stockholders’ Equity

	2008	2007
Current liabilities:
Current portion of long-term debt	$883,684	$1,874,993
Current portion of capital lease obligations	61,725	51,582
Accounts payable	614,556	727,293
Franchisee deposits	700,000	504,500
Accrued expenses and other current liabilities	404,908	439,226

	2,664,873	3,597,594

Long-term liabilities:
Long-term debt	349,712	730,691
Capital lease obligations	86,619	83,005
Other noncurrent liabilities	225,264	152,158

	661,595	965,854

Total liabilities	3,326,468	4,563,448

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 300,000,000 shares authorized, 34,818,490 and 29,241,158 shares issued and outstanding	34,818	29,241
Additional paid-in capital	24,998,924	18,833,096
Accumulated deficit	(24,717,544)	(14,842,239)

	316,198	4,020,098

Total liabilities and stockholders’ equity	$3,642,666	$8,583,546

See accompanying notes.

UFOOD RESTAURANT GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
For the Fiscal Year Ended December 28, 2008 and December 30, 2007

	2008	2007
Revenues:
Store sales	$5,462,915	$4,543,194
Franchise royalties and fees	335,860	326,733
Other revenue	25,267	34,956

	5,824,042	4,904,883

Costs and expenses:
Store operating expenses:
Food and paper costs	1,615,417	1,154,251
Cost of Goods sold	509,775	856,978
Labor	1,743,831	1,405,662
Occupancy	658,672	410,061
Other store operating expenses	992,350	796,804
General and administrative expenses	6,785,620	3,520,392
Advertising, marketing and promotion expenses	887,259	671,440
Depreciation and amortization	500,153	429,586
Impairment of goodwill	765,772	—
Impairment of long-lived assets	1,249,150	—
Loss on disposal of assets	65,524	666,838

Total costs and expenses	15,773,523	9,912,012

Operating loss	(9,949,481)	(5,007,129)

Other income (expense):
Interest income	80,825	18,627
Interest expense	(76,602)	(387,757)
Other expense	69,953	(75,155)

Other income (expense), net	74,176	(444,285)

Loss before income taxes	(9,875,305)	(5,451,414)
Income taxes	—	—

Net loss	$(9,875,305)	$(5,451,414)

Basic and diluted earnings (loss) per share	$(0.29)	$(0.68)

See accompanying notes.

UFOOD RESTAURANT GROUP, INC.
and SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
For the Fiscal Years Ended December 28, 2008 and December 30, 2007

	Series B Convertible		Series A Convertible		Common Stock		Additional Paid-in	Accumulated
	Shares	Value	Shares	Value	Shares	Value	Capital	Deficit	Total

Balances, January 1, 2007	1,407,416	431,187	1,576,040	525,439	4,208,745	4,209	6,720,271	(9,390,825)	(1,709,719)
Dividends accrued on mandatory redeemable preferred stock	—	—	—	—	—	—	(244,886)	—	(244,886)
Accrued preferred stock dividends	—	395,770	—	300,709	—	—	(696,479)	—	—
Conversion of preferred stock	(1,407,416)	(826,957)	(1,576,040)	(826,148)	3,710,642	3,710	4,965,093	—	3,315,698
Conversion of promissory notes	—	—	—	—	6,248,868	6,249	2,650,560	—	2,656,809
Stock issued for marketing and promotional services	—	—	—	—	1,371,157	1,371	313,629	—	315,000
Stock-based compensation	—	—	—	—	41,746	42	249,250	—	249,292
Cancellation and re-issuance of warrants	—	—	—	—	—	—	75,158	—	75,158
Reverse acquisition recapitalization adjustment	—	—	—	—	7,500,000	7,500	(7,500)	—	—
Issuance of Units (net of issuance costs of $1,345,840)	—	—	—	—	6,160,000	6,160	4,808,000	—	4,814,160
Net loss for year ended December 30, 2007	—	—	—	—	—	—	—	(5,451,414)	(5,451,414)

Balances, December 30, 2007	—	$—	—	$—	29,241,158	$29,241	$18,833,096	$(14,842,239)	$4,020,098

Issuance of Units (net of issuance costs of $691,154)	—	—	—	—	4,781,000	4,781	4,083,542	—	4,088,323
Stock issued for marketing and promotional services	—	—	—	—	740,000	740	1,030,510	—	1,031,250
Stock issued for franchise sales commission					56,332	56	54,984		55,040
Stock-based compensation	—	—	—	—			996,792	—	996,792
Net loss for year ended December 28, 2008	—	—	—	—	—	—	—	(9,875,305)	(9,875,305)

Balances, December 28, 2008	—	$—	—	$—	34,818,490	$34,818	$24,998,924	$(24,717,544)	$316,198

UFOOD RESTAURANT GROUP, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Fiscal Year Ended December 28, 2008 and December 30, 2007

	2008	2007
Cash flows from operating activities:
Net loss	$(9,875,305)	$(5,451,414)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	500,154	429,586
Amortization of deferred financing costs	15,871	20,001
Provision for doubtful accounts	29,949	29,229
Impairment of goodwill	765,772	—
Impairment of long lived assets	1,249,150	—
Adjustment to warrant exercise prices	—	75,155
Stock-based compensation	1,051,832	249,292
Loss on disposal of assets	115,566	666,838
Non-cash promotion expenses	1,031,250	424,000
Non-cash interest on bridge loans	—	119,650
Gain on extinguishment of debt	(68,575)	—
Increase (decrease) in cash from changes in assets and liabilities:
Accounts receivable	(88,788)	(56,362)
Inventories	51,552	3,373
Prepaid expenses and other current assets	(39,374)	17,595
Other assets and noncurrent liabilities	41,343	232,429
Accounts payable	(112,737)	224,208
Franchisee deposits	195,500	(143,000)
Accrued expenses and other current liabilities	(34,318)	24,436

Net cash used in operating activities	(5,171,158)	(3,134,984)

Cash flows from investing activities:
Proceeds from sale of assets	—	150,000
Acquisition of property and equipment	(792,225)	(992,447)

Net cash used in investing activities	(792,225)	(842,447)

Cash flows from financing activities:
Proceeds from issuance of notes payable	—	2,537,160
Proceeds from issuance of common stock, net	4,088,323	4,814,160
Payments on long-term debt	(1,303,713)	(715,094)
Payments on capital lease obligations	(51,999)	(63,072)
(Increase) decrease in restricted cash	666,122	(1,083,612)

Net cash provided by financing activities	3,398,733	5,489,542

Increase(Decrease) in cash and cash equivalents	(2,564,650)	1,512,111
Cash and cash equivalents — beginning of year	3,352,201	1,840,090

Cash and cash equivalents — end of year	$787,551	$3,352,201

See accompanying notes.

UFOOD RESTAURANT GROUP, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
1. Nature of Operations
UFood Restaurant Group, Inc. was incorporated in the State of Nevada on February 8, 2006 as Axxent Media Corp. Prior to December 18, 2007, UFood was a development stage company headquartered in Vancouver, Canada. As Axxent Media Corp., the Company’s business was to obtain reproduction and distribution rights to foreign films within North America and also to obtain the foreign rights to North American films for reproduction and distribution to foreign countries. On August 8, 2007, the Company changed its name to UFood Franchise Company, and on September 25, 2007, changed its name to UFood Restaurant Group, Inc. (UFood or the Company).
On December 18, 2007, (Merger Date) pursuant to the terms of an Agreement and Plan of Merger and Reorganization, a wholly-owned subsidiary of the Company merged with and into KnowFat Franchise Company, Inc. (KnowFat). Following the merger (the Merger), UFood continued KnowFat’s business operations as a franchisor and operator of fast-casual food service restaurants that capitalize on consumer demands for great tasting food with healthy attributes. As of December 28, 2008, the Company’s operations consisted of four company-owned restaurants and six franchise-owned locations. One of the franchise-owned locations was operated by the company pursuant to a management series agreement. On the Merger Date, each share of KnowFat common stock issued and outstanding immediately prior to the Merger was exchanged for 1.52350763 shares of UFood Common Stock. All share amounts have been adjusted to reflect the effect of the share exchange.
2. Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements of UFood Restaurant Group, Inc. and its subsidiary consist of the accounts of UFood Restaurant Group, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Certain reclassifications have been made to conform previously reported data to the current presentation.
Fiscal Year
Following the merger described in Note 1, UFood changed its fiscal year end from April 30 to a 52/53 week fiscal year ending on the Sunday closes to December 31 of each year. Our 2008 and 2007 fiscal years ended on December 28, 2008 and December 30, 2007, respectively.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.
Cash Equivalents
Cash equivalents represent highly liquid instruments with original maturities of three months or less when purchased. Cash equivalents consist of money market accounts at December 28, 2008 and December 30, 2007. At December 28, 2008 restricted cash was comprised of $375,638 used to collateralize a standby letter of credit and $41,852 that can only be used to pay qualified investor relations and public relations expenses.
Inventories
Inventories, which primarily consist of food products, paper goods and supplies and vitamins and supplements for resale, are stated at the lower of cost or market, with cost determined by the average cost method.
Deferred Financing Costs
Deferred financing costs represent costs paid to third parties in order to obtain long-term financing and have been included in other assets. Deferred financing costs are amortized over the life of the related debt. Amortization expense related to these costs were $15,871 and $20,001 for the years ended December 28, 2008 and December 30, 2007, respectively, and is included in interest expense.

Property and Equipment
Property, equipment and leaseholds are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the related reasonably assured lease term. The estimated useful lives used for financial statement purposes are:

Leasehold improvements	5 years
Equipment	5 years
Furniture and fixtures	5 years
Website development costs	3 years
Upon retirement or sale, the cost of assets disposed and their related accumulated depreciation are removed from the accounts. Any resulting gain or loss is credited or charged to operations. Maintenance and repairs are charged to expense when incurred, while betterments are capitalized. The total amounts expensed for maintenance and repairs were $92,808 and $70,182 for the fiscal years ended December 28, 2008 and December 30, 2007, respectively.
Goodwill and Other Intangible Assets
We account for goodwill and other intangible assets under SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and that certain intangible assets acquired in a business combination be recognized as assets apart from goodwill. Under SFAS No. 142, purchased goodwill and intangible assets with indefinite lives are not amortized, but instead tested for impairment at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. At December 28, 2008, the Company had no indefinite-lived intangible assets.
Intangible assets with finite lives consist of costs incurred to obtain debt financing and are being amortized on a straight-line basis over the term of the related debt.
Impairment of Long-Lived Assets
In accordance with SFAS No. 144, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, when impairment indicators exist, the Company evaluates its long-lived assets for potential impairment. Potential impairment is assessed when there is evidence that events or changes in circumstances have occurred that indicate the carrying amount of an asset may not be recovered. When events or changes in circumstances have occurred that indicate a long-lived asset may be impaired, the Company uses estimates of future cash flows on a restaurant-by- restaurant basis to test the recoverability of its long-lived assets. Future cash flows are estimated based upon the restaurant’s historical operating performance and management’s projections of future revenues and expenses and may take into account the restaurant’s estimated terminal value. During the fourth quarter of 2008, the Company determined that the carrying value of the long-lived assets of its store operations segment may not be recovered and recorded a non-cash impairment charge of $1,249,150. The impairment charge is primarily due to a decrease in forecasted sales resulting from the economic downturn which is expected to continue through 2009, an increase in the carrying value of the underlying assets of two stores as a result of the conversion from KnowFat! locations to UFood Grill outlets and new restaurants that opened in the fall of 2008 in the vicinity of one of our Company-owned stores and which are expected to have an adverse impact on the stores future sales growth. Long-lived assets may be impaired in the future if our actual operating results and cash flows fall short of our expectations.
Key man insurance
The Company has obtained Key Man insurance on the Chairman and CEO of the Company with a base face amount of $2,500,000 with no surrender value as of December 28, 2008.
Income Taxes
The provision for income taxes is determined in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This pronouncement also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Effective January 1, 2007, the Company adopted the provisions of FIN No. 48 and the provisions of FIN No. 48 have been applied to all income tax positions commencing from that date. The cumulative effect of adopting FIN No. 48 was not material.
Revenue Recognition
The Company records revenue for company-owned store sales upon the delivery of the related food and other products to the customer.
The Company follows the accounting guidance of SFAS No. 45, Accounting for Franchise Fee Income. Franchisee deposits represent advances on initial franchise fees prior to the opening of the franchisee location. We recognize initial franchise fee revenue when all material services we are required to perform and all material conditions we are required to satisfy have been substantially completed, which is generally the opening of the franchised location. The Company defers direct costs related to franchise sales until the related revenue is recognized; however, the deferred costs shall not exceed anticipated revenue less estimated additional related costs. Such costs include training, facilities design, menu planning and marketing. Franchise royalty revenues are recognized in the same period the relevant franchisee sales occur.
Advertising Costs
The Company expenses advertising costs as incurred. Advertising expense amounted to $90,279 in 2008 and $82,469 in 2007.
Pre-Opening Costs
All pre-opening costs directly associated with the opening of new company-owned restaurant locations, which consist primarily of labor and food costs incurred during in-store training and preparation for opening, but exclude manager training costs which are included in other operating expenses, are expensed when incurred.
Rent Expense
The Company recognizes rent expense on a straight-line basis over the reasonably assured lease term as defined in SFAS No. 98, Accounting for Leases. The reasonably assured lease term on most of the Company’s leases is the initial non-cancelable lease term, which generally equates to between 5 and 10 years. In addition, certain of the Company’s lease agreements provide for scheduled rent increases during the lease terms or for rental payments commencing at a date other than the date of initial occupancy. The Company includes any rent escalations and other rent holidays in its determination of straight-line rent expense. Therefore, rent expense for new locations is charged to expense upon the commencement date of the lease.
Earnings Per Share Data
Earnings per share are based on the weighted average number of shares outstanding during the period after consideration of the dilutive effect, if any, for common stock equivalents, including stock options, restricted stock, and other stock-based compensation. Earnings per common share are computed in accordance with SFAS No. 128, Earnings Per Share, which requires companies to present basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding and dilutive securities outstanding during the year.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include accounts receivable, accounts payable and other accrued expenses approximate their fair values due to the short-term maturity of these instruments.
Stock-Based Compensation
The Company maintains two stock-based incentive plans. The Company grants options to purchase common stock at an option price equal to the market value of the stock at the date of grant. Options generally vest over a three year period beginning on the date of grant and have a ten year term.

The Company applies the fair value recognition provisions of SFAS No. 123R, Share-Based Payment, which requires all stock-based compensation, including grants of employee stock options, to be recognized in the statement of operations based on their fair values. The Company uses the Black-Scholes option pricing model which requires extensive use of accounting judgment and financial estimates, including estimates of the expected term participants will retain their vested stock options before exercising them, the estimated volatility of the Company’s common stock price over the expected term.
Stock-based compensation expense recognized during the fiscal year ended December 28, 2008 totaled approximately $996,792 for stock options. Stock-based compensation expense recognized during the fiscal year ended December 30, 2007 totaled approximately $218,082 for stock options. Stock-based compensation expense was included in general and administrative expenses in the accompanying Consolidated Statements of Operations.
New Accounting Pronouncements
Adoption of New Accounting Principle
Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements, for all financial assets and liabilities. SFAS No. 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. The adoption of SFAS No. 157 did not expect to have a material impact on our consolidated financial statements.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115. Under SFAS No. 159, a company may elect to measure eligible financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. If elected, SFAS No. 159 is effective for fiscal year beginning after November 15, 2007.
Recent Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141R, Business Combinations. SFAS No. 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and specifies what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations we engage in will be recorded and disclosed following existing GAAP until December 28, 2008. We expect SFAS No. 141R will have an impact on our consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate after the effective date. We are still assessing the impact of this standard on our future consolidated financial statements.
In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB 51. SFAS No. 160 changes the accounting and reporting for minority interests. Minority interests will be re-characterized as non-controlling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the non-controlling interest will be included in consolidated net income on the face of the income statement and upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, except for the presentation and disclosure requirements, which will apply retrospectively. The adoption of SFAS No. 160 is not expected to have a material impact on our future consolidated financial statements.
In March 2008 the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. SFAS No. 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit risk-related contingent features contained within derivatives. SFAS No. 161 also requires entities to disclose additional information about the amounts and location of derivatives included in the financial statements, how the provisions of SFAS No. 133 have been applied, and the impact that hedges have on an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of SFAS No. 161 is not expected to have a material impact on our future consolidated financial statements.

In December 2007, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 110. SAB No. 110 expresses the views of the staff regarding the use of a “simplified” method, as discussed in SAB No. 107, in developing an estimate of the expected term of “plain vanilla” share options in accordance with SFAS No. 123R. SAB No. 110 is not expected to have a significant impact on our consolidated financial statements.
3. Reverse Merger
On December 18, 2007, pursuant to the terms of an Agreement and Plan of Merger and Reorganization, the Company, through a wholly-owned subsidiary, merged with and into KnowFat Franchise Company, Inc. Following the merger, UFood continued KnowFat’s business operations as a franchisor and operator of fast-casual food service restaurants. Concurrently with the closing of the Merger and in contemplation of the Merger, the Company consummated a private offering (the Offering) of up to 8,000,000 units of its securities (Units) at a price of $1.00 per Unit. Each Unit consists of one share of Common Stock and a warrant to purchase one-half, or 50%, of a share of Common Stock.
Immediately prior to the Merger, UFood had 23,700,000 shares of Common Stock issued and outstanding and $2,000,000 principal amount of 9% Convertible Promissory Notes (Investor Notes) outstanding. On the Closing Date, the Investor Notes together with accrued interest of $40,087 automatically converted into 4,080,175 Units at a conversion rate of $0.50 per Unit. In conjunction with the Merger, 16,200,000 shares of UFood’s Common Stock issued and outstanding prior to the Merger were retired.
Immediately prior to the Merger, KnowFat had 5,621,648 shares of common stock issued and outstanding and 1,576,040 shares of Series A Preferred Stock (Series A Preferred Shares), 1,407,416 shares of Series B Preferred Stock (Series B Preferred Shares) and 719,440 shares of Series C Preferred Stock (Series C Preferred Shares and, collectively, with the Series A Preferred Shares and the Series B Preferred Shares, the Preferred Shares) issued and outstanding. KnowFat also had a $1,000,000 convertible promissory note outstanding (the Antokal Note).
In connection with the Merger, on the Closing Date, all of KnowFat’s issued and outstanding Preferred Shares and the Antokal Note converted into 3,710,642 and 2,168,693 shares, respectively, of KnowFat common stock. On the Closing Date and in connection with the Merger, each share of KnowFat’s issued and outstanding common stock before the merger, including the common stock issued upon conversion of the Preferred Shares and the Antokal Note, automatically converted into the right to receive 1.52350763 shares (the Conversion Ratio) of the Company’s common stock, par value $0.001 (Common Stock) per share.
In addition, on the Closing Date, all of the issued and outstanding options and warrants to purchase shares of KnowFat common stock were exchanged, respectively, for options (the New Options) and warrants (the New Warrants) to purchase shares of the Company’s Common Stock. The number of shares of Common Stock issuable under, and the price per share upon exercise of, the New Options were calculated based on the terms of the original KnowFat options, as adjusted by the Conversion Ratio. The number of shares of Common Stock issuable under the New Warrants was calculated based on the terms of the original warrants, as adjusted by the Conversion Ratio. Immediately prior to the consummation of the Merger, the exercise price of all outstanding KnowFat warrants was adjusted to $1.00, and such exercise price was not affected by the conversion ratio in the Merger.
As a result of the foregoing, on the Closing Date, an aggregate of 12,500,000 shares of Common Stock were issuable to former KnowFat stockholders and upon exercise of outstanding KnowFat options and warrants. Of these, 11,500,983 shares of Common Stock were issued, and an aggregate of 391,791 and 607,226 shares of Common Stock were reserved for issuance upon the exercise of the New Options and New Warrants, respectively. UFood’s stockholders before the merger retained 7,500,000 shares of Common Stock after the Merger.
The following table summarizes the effect of the reverse merger recapitalization adjustment on stockholders’ equity:

	Common Stock
			Additional
	Shares	Par Value	Paid-in Capital
UFood shares outstanding immediately prior to the Merger	23,700,000	$23,700	$(23,700)

UFood shares retired	(16,200,000)	(16,200)	16,200

Reverse acquisition recapitalization adjustment	7,500,000	$7,500	$(7,500)

The Merger Agreement includes a post-merger adjustment to the number of shares of Common Stock issued to the former KnowFat stockholders in an amount up to 2,000,000 shares of Common Stock for any breach of the Merger Agreement discovered during the two-year period following the Closing Date. The Merger has been treated as a recapitalization of the Company for financial accounting purposes. Accordingly, the UFood’s financial statements before the merger have been replaced with the historical financial statements of KnowFat before the merger.
4. Disposal of Assets
During 2008, the company recorded a loss on disposal of assets of $35,733 due to the write off of obsolete equipment and furniture and fixtures as a result of the conversion of four KnowFat stores to UFood Grill outlets.
During 2007, the Company recorded a loss on disposal of assets of $666,838 resulting from the closure of one restaurant and the sale of a second restaurant. The disposition of the two stores was accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities.
In April 2007, the Company recorded a loss of $493,032 in connection with the closure of a restaurant in Woburn, Massachusetts. The loss represents the net present value of the remaining lease obligation and the write-off of goodwill and equipment.
In September 2007, the Company sold its restaurant in Shrewsbury, Massachusetts, for $150,000 of cash and a note receivable of $36,333. The note receivable is non-interest bearing and is due in 2008. The Company recorded a loss of $173,806 in connection with the sale.
5. Goodwill
At September 28, 2008, the carrying amount of goodwill was $977,135 and was comprised of $841,135 of goodwill attributable to our store operations segment and $136,000 of goodwill attributable to our franchise operations segment. Goodwill attributable to our franchise operations segment is evaluated by comparing the Company’s fair market value, determined based upon quoted market prices of the Company’s equity securities, to the carrying amount of goodwill.
In August 2008, the Company completed the conversion of three of its Company-owned stores from KnowFat! locations to UFood Grill outlets, including two stores that have goodwill associated with them. Following the store conversions, the Company tested the carrying value of the store’s goodwill for impairment as of the first day of the fourth quarter and determined that there was no impairment. For purposes of estimating each store’s future cash flows, the Company assumed that comparable store sales would increase by approximately 4% per year; store operating expenses as a percentage of the store’s revenues would decrease by a total of 1-1/2% of sales due to labor and purchasing efficiencies; and the terminal value of each store was calculated using a 20% capitalization rate applied to the final year’s estimated cash flow. The present value of each restaurant’s estimated future cash flows was calculated using a discount rate of 8%.
Following the impairment test performed as of the first day of the fourth quarter, economic conditions in the United States have worsened. The U.S. Government and Federal Reserve have provided an unprecedented level of financial support to U.S. financial institutions, unemployment has risen, home foreclosures have increased, mortgage delinquency rates have increased, credit markets have tightened, volatility in the equity markets has continued and the National Bureau of Economic Research announced that the United States economy has been in recession for almost a year. These factors have all contributed to economic uncertainty and a decrease in consumer spending which in turn has contributed to a decline in sales at Company-owned stores. According to The Conference Board, Inc., the decline in real consumer spending experienced in the third and fourth quarters of 2008 are expected to last through the first half of 2009. As a result of these factors and the uncertainty surrounding the level of economic activity in 2009 and beyond, the Company tested the carrying value of the stores’ goodwill in December 2008 and determined that the carrying amount of the goodwill attributable to our store operations exceeded its implied fair value and has recognized a non-cash impairment charge of $765,772. For purposes of its mid-December 2008 impairment test, the Company has assumed that comparable store sales will decline by 6% in 2009 and increase by 2-1/2% per year thereafter and store operating expenses will continue at their current level as a percentage of store revenues. As a result of the economic uncertainty that currently exists, the Company’s estimate of future cash flows did not include an estimate of the restaurant’s terminal value since the Company cannot be certain that a buyer could be found for the restaurant at the end of the lease term. The present value of the estimated future cash flows was calculated using a 7% discount rate reflecting the recent decrease in long-term interest rates. Following the non-cash impairment charge, the carrying value of goodwill attributable to our store operations segment is $75,363. During 2007, goodwill decreased by $428,190 due to the write-off of goodwill associated with the closure of one restaurant and the sale of another restaurant
The carrying amount of goodwill may be impaired in the future if our actual operating results and cash flows fall short of our expectations.

		Franchise
	Store Operations	Operations
	Segment	Segment	Total
Balance as of January 1, 2007	$1,269,325	$136,000	$1,405,325
Goodwill written off in connection with the closure of one restaurant and the sale of one restaurant	(428,190)	—	(428,190)

Balance as of December 30, 2007	841,135	136,000	977,135
Goodwill written off in connection with impairment test	(765,772)	—	(765,772)

Balance as of December 28, 2008	$75,363	$136,000	$211,363

6. Notes Payable
In April 2007, KnowFat borrowed $1,000,000 from Alan Antokal, a stockholder, pursuant to the term of a 12% Secured convertible Subordinated Promissory Note. This note was secured by substantially all of KnowFat’s assets and was subordinate in right of payment to the prior payment of all of KnowFat’s obligations to its senior lender. This note payable was due April 23, 2008 but converted into 2,168,693 shares of KnowFat common stock immediately prior to the Merger.
On September 24, 2007, in connection with the Merger and the Offering of Units described in Note, UFood sold $1,035,000 principal amount of 9% Convertible Promissory Notes and on October 4, 2007, UFood sold an additional $965,000 of Investor Notes. The proceeds from the sale of Investor Notes, net of transaction costs of $462,840, were used to provide bridge financing to KnowFat prior to the Merger. The Investor Notes were due 120 days from the date of issuance. On the Closing Date, in connection with the Merger, the Investor Notes together with accrued interest converted into 4,080,175 Units. The final closing of the offering describe above was March 31, 2008. The total units sold were 10,941,000.
The Company retained a placement agent (Placement Agent) to sell the Investor Notes and paid the Placement Agent a commission of 10% of the funds raised from the sale of the Investor Notes and an expense allowance of $75,000. In addition, the Placement Agent received a warrant (Placement Agent Warrants) to purchase 800,000 shares of Common Stock. The Placement Agent Warrants are exercisable for seven years at an exercise price of $1.00 per share.

7. Long-Term Debt
Long-term debt consists of the following at December 28, 2008 and December 30, 2007:

	2008	2007
Term note payable to bank in monthly principal installments of $29,167 commencing January 2007 through May 2010. Interest is payable monthly at the bank’s prime rate (3.25% at December 31, 2008). The note is secured by substantially all assets of the Company.	$692,076	$1,042,080

Downtown Crossing acquisition note payable. Interest accrues at 6% per annum and is payable monthly, with certain limitations as defined in the agreement. All unpaid amounts are due on or before December 31, 2007, as defined in the agreement. The note is secured by the assets acquired.	—	880,628

Landmark Center acquisition promissory note with no stated interest rate. Due upon the occurrence of a sales event, as defined in the agreement. The note agreement includes a restrictive covenant requiring the Company’s wholly-owned subsidiary, KnowFat of Landmark Center, Inc., to maintain net equity of not less than $450,000.	450,000	450,000

Unsecured, non-interest bearing note payable. This note payable is due on demand. Interest imputed on the note using a discount rate of 5% totaled $59,597, which is being amortized over the term of the note.	$51,787	$152,099

Indebtedness incurred in connection with the acquisition of the two franchisee locations. No stated interest rate; this note payable is due on demand.	2,137	14,996

Note payable to the Watertown landlord in connection with the acquisition of the training center in 2004. The note is payable in monthly installments of $2,566 including interest at 5% through April 2010.	37,396	65,881

	1,233,396	2,605,684

Less current portion	883,684	1,874,993

Long-term debt	$349,712	$730,691

Maturities of long-term debt at December 28, 2008 are as follows:

Year ending December 31,
2009	$883,684
2010	349,712

$1,233,396

8. Capital Lease Obligations
The Company leases certain equipment under capital leases. The equipment has been recorded at the present value of the total lease payments using discount rates ranging from 13.9% to 17.95%.
Future minimum lease payments under these leases are as follows:

Year ending December 31,
2009	$81,333
2010	64,855
2011	23,259
Thereafter	12,339

181,786
Less imputed interest	33,442

148,344
Less current portion	61,725

Long-term portion of capital lease obligations	$86,619

The recorded cost and accumulated amortization of the equipment acquired are $223,926 and $147,479, respectively as of December 28, 2008. Amortization expense in 2008 and 2007 was $40,528 and $60,972, respectively.
9. Capital Stock
On December 18, 2007, the Company, through a wholly-owned subsidiary, merged with and into KnowFat Franchise Company, Inc. (see Note 3).
Share Transactions Prior to the Merger
During 2007, prior to the Merger, KnowFat issued 1,412,903 shares of common stock comprised of 41,746 shares issued to consultants and vendors and 1,371,157 shares issued to George Foreman Ventures LLC (GFV) pursuant to the terms of a Services Agreement which became effective June 12, 2007. The 41,746 shares issued to consultants and vendors were valued at $31,237, or $0.75 per share.
Under the terms of the Services Agreement with GFV, KnowFat also agreed to (i) issue GFV an additional 152,351 shares of common stock promptly following the sale of the 600th franchise, provided the sale of such franchise occurs by December 31, 2009 and (ii) pay GFV a royalty equal to 0.2% of aggregate net sales, in exchange for the performance of certain services by George Foreman and a limited license to use Mr. Foreman’s name and likeness in connection with the promotion of restaurants operated by KnowFat and its franchisees. At December 28, 2008,990,280 shares of common stock issued to GFV were vested. The remaining 380,877 shares of common stock issued to vest over four years in accordance with the following schedule:

Vesting Date	Number of Shares
June 13, 2009	152,351
June 13, 2010	152,351
June 11, 2011	76,175
In the event there is a change of control after December 18, 2007, as defined in the Services Agreement, GFV has the right to return 50% of the shares of common stock received in exchange for a prospective increase in the royalty rate to 0.5%
Advertising, marketing and promotion expenses for the year ended December 28, 2008 include $454,698 representing the fair value of 304,702 shares that vested on June 13, 2008. Fair value was determined to be equal to the fair value of the common shares included in the Offering of Units (described below).
Shares Issued in Connection with the Merger
In connection with the Merger described in Note 3, on the Closing Date, 1,576,040 shares of Series A Preferred Stock and 719,440 shares of Series C Preferred Stock converted on a 1 for 1 basis into 2,295,480 shares of KnowFat common stock and 1,407,416 shares of Series B Preferred Stock converted on a 1.005504 for 1 basis into 1,415,162 shares of KnowFat common stock. In addition, the Antokal Note converted into 2,168,693 shares of KnowFat common stock.
All dividends on the Preferred Shares and accrued interest on the Antokal Note were forfeited upon conversion. The amount of cumulative but undeclared dividends on the Closing Date and at December 31, 2006 was approximately $1,897,000 and $956,000, respectively.
Following the conversion of the Preferred Shares and the Antokal Note, on the Closing Date, all of KnowFat’s common stock, par value $0.001 per share, issued and outstanding before the merger were exchanged for 11,500,983 shares of UFood’s Common Stock, par value $0.001 per share.
On the Closing Date and in connection with the Merger, $2,000,000 of Investor Notes issued by UFood in 2007 together with accrued interest of $40,087 automatically converted into 4,080,175 Units at a conversion rate of $0.50 per Unit.
Offering of Units
Concurrently with the closing of the Merger and in contemplation of the Merger, the Company completed the initial closing of a private offering (the Offering) of 5,720,000 units of its securities (Units), at a price of $1.00 per Unit. The Company subsequently consummated a second closing of 440,000 Units on December 21, 2007. During 2008, the company completed three additional closings for a total of five closings combined; the units sold in the 2008 closings were 4,781,000 units of its securities (Units), at a price of $1.00 per Unit. Total amount of units sold in this offering during 2007 and 2008 was 10,941,000 units. Each Unit consists of one share of Common Stock and a warrant to purchase one-half, or 50%, of a share of Common Stock. The warrants (Investor Warrants) are exercisable for a period of five years at an exercise price of $1.25 per whole share of Common Stock.
In connection with the Offering, the Company retained a placement agent and paid the Placement Agent a commission of 10% of the funds raised from the investors in the Offering plus an expense allowance of $225,000. In addition, the Placement Agent received warrants to purchase a number of shares of Common Stock equal to 20% of the shares of Common Stock included in the Units sold to investors in the Offering. The Placement Agent warrants are exercisable for seven years at an exercise price of $1.00 per share. The Placement Agent was paid commissions and expenses of $1,336,250 and received warrants to purchase 2,088,200 shares of Common Stock in connection with the first and second closings of the Offering.
The company filed a registration statement that became effective on January 12, 2009, including Common Stock (i) included in the Units; (ii) issuable upon exercise of Investor Warrants; (iii) issuable upon conversion of the Investor Notes; and (iv) issuable upon exercise of warrants issued to purchasers of the Investor Notes in connection with the conversion of their Investor Notes. The Company was obligated to pay monetary penalties equal to one and one-quarter percent (1.25%) of the purchase price paid by the holders of registrable securities for each full month that (i) the Company is late in filing the registration statement or (ii) the registration statement is late in being declared effective; provided, that in no event shall the aggregate of any such penalties exceed fifteen percent (15%) of the gross purchase price paid by the holders of registrable securities. However, the company has obtained from the majority of the shares represented in this Offering the waiver for the outstanding liquidated damages as a result of the delayed effectiveness of the registration statement.

Warrants
At December 28, 2008, warrants to purchase 14,022,680 shares of UFood Common Stock were issued and outstanding as follows:

Description	Number of Warrants	Exercise Price
New Warrants	607,226	$1.00
Placement Agent warrants	2,988,200	$1.00
Vendor Warrants	2,916,666	$1.25
Investor Notes warrants	2,040,088	$1.25
Investor Warrants	5,470,500	$1.25

Total	14,022,680

In connection with the Merger, all of KnowFat’s issued and outstanding warrants converted into New Warrants to purchase shares of the Company’s Common Stock. The number of shares of Common Stock issuable under the New Warrants was calculated based on the terms of the original KnowFat warrants, as adjusted by the Conversion Ratio. Immediately prior to the consummation of the Merger, the exercise price of all outstanding KnowFat warrants was adjusted to $1.00, and such exercise price was not affected by the conversion ratio in the Merger.
As a result of the foregoing, on the Closing Date, 281,482 KnowFat warrants issued in the connection with the sale of Series B preferred stock and 141,211 KnowFat warrants issued in connection with the sale of Series C preferred stock were exchanged for 422,693 New Warrants with an exercise price of $1.00. The Company recognized an expense of $75,158 as a result of the change in the exercise price to $1.00.
In addition, the warrant issued to an officer of the Company in 2006 to purchase up to 184,533 shares of KnowFat common stock for his personal guaranty of the Company’s obligations to TD BankNorth, N.A. was exchanged for a New Warrant with an exercise price of $1.00.
In connection with the Company’s sale of $2,000,000 of Investor Notes and the sale of 10,941,000 Units, the Placement Agent was issued warrants to purchase 800,000 and 2,188,200 shares, respectively, of UFood Common Stock at an exercise price of $1.00. The warrants issued to the Placement Agent expire seven years from the date they were issued.
In connection with the conversion of the $2,000,000 of Investor Notes, 2,040,088 warrants were issued to the purchasers of the Investor Notes. The Investor Note warrants have an exercise price of $1.25 and expire in five years.
The sale of 10,941,000 Units included the issuance of 5,470,500 warrants. The Investor Warrants have an exercise price of $1.25 and expire in five years.
10. Stock-Based Compensation
At December 28,2008, the Company has two share-based, shareholder approved employee compensation plans, the 2004 Stock Option Plan (2004 Plan) and the 2007 Equity Incentive Plan (2007 Plan, and together with the 2004 Plan, the Equity Plans), which are described below. During 2008 and 2007, the Company recognized $996,792 and $249,292 of compensation expense for awards under the Equity Plans.
The Company estimates the fair value of the stock options using a Black Scholes option pricing model with the assumptions noted in the following table. Key inputs used to estimate the fair value of stock options include the exercise price of the award, the expected option term, the expected volatility of the Company’s stock over the option’s expected term, the risk-free interest rate over the option’s expected term, and the Company’s expected annual dividend yield.

The fair value of each stock option grant was estimated on the date of grant using the following assumptions:

	2008	2007
Expected term (years)	6	6
Expected volatility	45%	45%
Risk-free interest rate	4.37%	4.37%
Expected annual dividend	None	None
The expected term is based on the weighted average midpoint between vesting and the contractual term. Expected volatility is based on the historical volatility of published common stock prices over the last six years of comparable publicly held companies. The risk-free interest rate for the expected term of the stock option is based on the U.S. Treasury yield. The Company believes that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of stock options granted for the years ended December 28, 2008 and December 30, 2007. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.
The 2004 Plan
Under the terms of the 2004 Plan, the Company was authorized to grant incentive stock options (ISO’s), non-qualified stock options and restricted stock for up to 304,702 shares of common stock in the aggregate, to employees, officers, directors, consultants and agents of the Company. The Company believes that such awards align the interests of its employees with those of its shareholders. In general, stock option awards under the 2004 Plan are granted with an exercise price equal to the fair value of the Company’s stock at the date of grant, vest over a three-year period and expire ten years from the date of grant. As a result of the Merger, no awards will be made under the 2004 Plan after December 18, 2007; A summary of option activity under the 2004 Plan during 2008 and 2007 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value
Outstanding at January 1, 2007	226,191	$0.54	8.4
Granted	148,461	$0.66	10.0
Exercised	—	—
Forfeited	(69,950)	(0.36)	8.4

Outstanding at December 31, 2007	304,702	$0.61	8.8	$146,257
Granted	—	—	—
Exercised	—	—
Forfeited

Outstanding at December 30, 2008	304,702	$0.61	7.8	$-0-

Exercisable at December 30, 2008	304,702	$0.61	7.8	$-0-

At December 30, 2007, all of the options outstanding under the 2004 Plan were vested. The weighted average grant date fair value of options granted during 2007 was $0.36. There was no unrecognized compensation expense related to options outstanding under the 2004 Plan at December 28, 2008.
The 2007 Plan
The 2007 Plan was approved in contemplation of the Merger. There were no awards under the 2007 Plan prior to December 18, 2007, the Closing Date of the Merger. Awards of ISO’s, non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock or performance units may be made under the 2007 Plan of up to a maximum of 6,000,000 shares of Common Stock to employees, directors, consultants and agents of the Company. The Company believes awards under the 2007 Plan align the interests of its employees with those of its shareholders. At December 28, 2008, 2,845,920 stock options were outstanding under the 2007 Plan.
Activity under the 2007 Plan from December 18, 2007, the Merger Date, through December 28, 2008 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value
Outstanding at December 18, 2008	-0-	$—	—
Granted	1,950,000	$1.00
Exercised	—	—
Forfeited	—	—

Outstanding at December 30, 2007	1,950,000	$1.00	10.0	$175,500
Granted	897,920	$1.22	10.0
Exercised	—	—
Forfeited	(2,000)	$1.22	10.0

Outstanding at December 28, 2008	2,845,920	$1.22	8.8	-0-

Exercisable at December 28,2008	1,402,266	$1.13	8.8	$-0-

The weighted average grant date fair value of options granted during 2008 and 2007 under the 2007 Plan was $0.60 and $0.27 respectively.
At December 28, 2008 there was $700,039 of total unrecognized compensation cost related to non-vested options granted under the 2007 Plan. This cost will be recognized over approximately three years.
On December 6, 2007, the Company’s board of directors approved the grant of 87,090 non-qualified stock options to an employee. The options have an exercise price of $0.66 per share, are exercisable for 10 years and are fully vested. The Company recognized compensation expense of $15,649 in connection with this option award.
On February 12, 2008, the Company’s board of directors approved a 3,000,000 increase in the number of shares of Common Stock reserved for issuance under the 2007 Plan to 6,000,000 shares. The increase was subject to approval by a majority of shares represented at the Company’s annual meeting and was obtained in August 29, 2009
11. Income Taxes
On January 1, 2007, the Company adopted the provisions of FIN No. 48. FIN No. 48 requires that the impact of tax positions taken by the Company be recognized in the financial statements if they are more likely than not of being sustained based upon the technical merits of the position. The Company has a valuation allowance against the full amount of its net deferred taxes. The Company currently provides a valuation allowance against deferred taxes when it is more likely than not that some portion, or all, of its deferred tax assets will not be realized. The implementation of FIN No. 48 had no impact on the Company’s financial statements due to the valuation allowances that have historically been provided against all deferred tax assets.
No provision for current income taxes has been recorded for 2008 and 2007 due to the Company’s cumulative net losses. Significant components of deferred tax assets are net operating loss carryforwards; start-up costs and organizational costs capitalized for tax purposes, and deferred revenue. Significant components of deferred tax liabilities are depreciation of property and equipment. The net deferred tax assets are fully reserved by a valuation allowance due to the uncertainty of realizing the tax benefit of the deferred tax assets.

Net deferred tax assets (liabilities) at December 28, 2008 and December 30, 2007 are as follows:

	2008	2007
Deferred tax assets
Federal	$8,192,000	$4,923,000
State	1,495,000	905,000

Total deferred tax assets	9,687,000	5,828,000
Valuation allowance	(9,687,000)	(5,828,000)

Net deferred tax assets	$—	$—

The components of income tax benefit (expense) are as follows:

	2008	2007
Federal
Deferred
Net operating loss carryforward	$2,370,000	$1,678,000
Other	899,000	61,000

	3,269,000	1,739,000

State
Deferred
Net operating loss carryforward	424,000	317,000
Other	166,000	(286,000)

	590,000	31,000

Tax benefit before adjustment to valuation allowance	3,859,000	1,770,000
Adjustment to valuation allowance	(3,859,000)	(1,770,000)

Net tax benefit	$—	$—

The Company’s effective income tax rate differs from the federal statutory income tax rate as follows for the fiscal years ended December 28, 2008 and December 30, 2007.

	2008	2007
Federal tax provision rate	34%	34%
State tax provision, net of federal provision	6%	6%
Change in valuation allowance	(40%)	(40%)

	—	—

Management has evaluated the evidence bearing upon the realization of its deferred tax assets and has determined that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets. As a result, management has recorded a full valuation allowance. If the Company should generate sustained future taxable income against which these tax attributes might be applied, some portion or all of the valuation allowance would be reversed.
The Company’s income tax returns have not been audited by the Internal Revenue Service (IRS) or any state taxing authority. The years 2005 through 2008 remain open to examination by the IRS and state taxing authority. The Company believes it is not subject to any tax exposure beyond the preceding discussion. The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date FIN No. 48 was adopted, we did not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any significant interest expense recognized during the year ended December 28, 2008
Federal and state net operating loss carryforwards expire in 2027 and 2012, respectively. Ownership changes, as defined in Section 382 of the Internal Revenue Code, may have limited the amount of net operating loss carryforwards that may be utilized annually to offset future taxable income. Subsequent ownership changes could further affect the limitation in future years.

12. Concentration of Credit Risk
Financial instruments that potentially expose the Company to concentrations of credit risk include cash and cash equivalents, which occasionally exceed current federal deposit insurance limits. Substantially all of the cash and cash equivalents are maintained in a certain large commercial bank. Senior management continually reviews the financial stability of this institution.
13. Commitments and Contingencies
Leases
The Company rents store and office locations under non-cancelable operating leases and tenant at will arrangements. The agreements expire on various dates through December 2016, and some include options to extend. The leases require the Company to pay its share of the operating expenses of the leased properties, including taxes, utilities and insurance.
Future minimum payments at December 28, 2008 under non-cancelable leases are as follows:

Year ending December 31,
2009	$626,000
2010	602,000
2011	616,000
2012	633,000
2013	641,000
Thereafter	629,000

$3,747,000

Employment Agreements
On October 15, 2007, in contemplation of the Merger described in Note 3, the Company entered into employment agreements with its chief executive and its vice president of business development. Each agreement is for a term of three years and provides for the payment of a base salary and benefits, an annual bonus to be determined by the Company’s Board of Directors, an equity award under the Company’s 2007 Equity Incentive Plan and, in the case of the Company’s chief executive, a payment for each franchise sold.
In October 2007, in contemplation of the Merger, UFood entered into an employment agreement with its chief executive officer. Under the terms of the agreement, the Company agreed to pay the executive a fee of $10,000 upon the consummation by the company of the sale of a franchise restaurant. To the extent any franchise transaction is part of an Area Development Agreement, $5,000 of the fee is payable in cash and the remainder is payable in shares of the Company’s Common Stock. The franchise and development fee arrangement included in the executive’s employment agreement replaced a similar arrangement covering the period preceding the Merger, except that franchise and development fees earned prior to the Merger were payable 100% in cash. During 2008 and 2007, the Company recorded franchise and development fee expenses of $ 40,000 and $-0-, respectively.
The agreements further provide that if the executive’s employment is terminated by the Company without cause, or by the executive as a result of constructive termination by the Company, or as a result of the executive’s death or disability, the Company is obligated to pay severance (consisting of salary and benefits as in effect at the time of termination) to the executive (or the executive’s legal representatives) for a period equal to the lesser of 12 months or the then remaining balance of the employment term. One of the employment agreements provides that if the executive terminates his employment voluntarily at a point more than 30 days after the effective date of the registration statement by which the Units sold in the Offering are registered for resale, the executive is entitled to the same termination benefits he would be entitled to if his employment is terminated by the Company without cause.
Legal matters
We are subject to legal proceedings and claims which arise in the normal course of business. Although there can be no assurance as to the ultimate outcome, we generally have denied, or believe we have a meritorious defense and will deny, liability in all significant cases pending against us, including the matters described below, and we intend to defend vigorously each such case. Based on information currently available, we believe the amount, or range, of reasonably possible losses in connection with the actions against us, including the matters described below, in excess of established reserves, in the aggregate, not to be material to our consolidated financial condition or cash flows. However, losses may be material to our operating results for any particular future period, depending on the level of our income for such period. In the opinion of management, the ultimate liabilities with respect to these actions will not have a material adverse effect on the Company’s financial position, results of operations or cash flow.
BAA Boston, Inc., Default Claim
KFLG Watertown, Inc. (KFLG) d/b/a KnowFat and or KnowFat Franchise Company, Inc., our wholly-owned subsidiary, received a Default Letter and Notice of Liquidated Damages on September 28, 2007, as well as several other follow up notices of default (collectively, the Default Letters) from BAA Boston, Inc. (BAAB) claiming certain defaults under KFLG’s Sublease Agreement with BAAB for retail premises (the Premises) at Logan International Airport in Boston, Massachusetts (the Sublease Agreement). The Default Letters claimed that KFLG was in default of its obligations under the Sublease Agreement due to, among other things, KFLG’s failure to timely open the Premises for business. The Default Letters demanded that KFLG pay $104,000 in liquidated damages to BAAB and pay legal fees and expenses of BAAB in the amount of $48,000. The Company has resolved this matter and the Default Letters have been rescinded.
Subcontractors’ Claims
In connection with the build-out of the Premises, several of the subcontractors that performed work at the Premises claimed that the general contractor failed or refused to pay amounts due them. Accordingly, such subcontractors asserted mechanic’s liens totaling $253,431 (the Lien Amounts) against our leasehold interest in the Premises. In April 2008, pursuant to the terms of the Sublease Agreement, we obtained target lien dissolution bonds in order to dissolve the liens against our leasehold interest in the Premises. The lien bond surety required the Company to post cash collateral in the amount of 120% of the Lien Amounts. The general contractor on the project was responsible for the amounts claimed by the subcontractors and was previously forced into involuntary bankruptcy. We have paid the general contractor and intend to assert claims against the general contractor for, among other things, the amounts claimed by the subcontractors. In January, 2009, we settled with the subcontractors. The subcontractor liens have been removed and the bond and cash collateral related to this matter have been released.
14. Supplemental Disclosures of Cash Flow Information:

	2008	2007
Cash paid during the year for interest	$76,602	$182,422

Summary of non-cash investing and financing activities
Accrued preferred stock dividends	$—	$941,365

Conversion of promissory notes into Common Stock	$—	$2,656,809

Conversion of preferred stock into Common Stock	$—	$4,968,803

Property and equipment acquired with capital lease	$65,756	$33,420

15. Loss per share
The amounts used for basic and diluted per share calculations are as follows:

	2008	2007
Net loss	$(9,875,305)	$(5,451,414)
Preferred stock dividend requirements	-0-	(941,365)

Net loss allocable to common stockholders	$(9,875,305)	$(6,392,779)

Weighted average number of shares outstanding — basic and diluted	33,851,004	9,433,081

Basic and diluted loss per common share	$(0.29)	$(0.68)

Our diluted earnings (loss) per share is the same as our basic loss per share since the effect of the assumed exercise of options and warrants to purchase common stock is anti-dilutive. A total of 16,530,174 and 4,811,987 potential common shares from the assumed exercise of options and warrants were excluded from the calculation de diluted net loss per share for the years ended December 28, 2008 and December 30, 2007, respectively, because their inclusion would have been anti-dilutive.

16. Segment Data
The Company operates two business segments; Store Operations and Franchise Operations. The Store Operations segment comprises the operating activities of restaurants owned or operated by the Company. The Franchise Operations segment is comprised of the operating activities of the franchise business unit which licenses qualified operators to conduct business under the KnowFat and UFood Grill tradenames and also costs to monitor the operations of these business units. Under the terms of the franchise agreements, the licensed operators pay royalties and fees to the Company in return for the use of the Knowfat and UFood Grill tradenames.
The accounting policies of the segments are the same as those described in Note 2. Interest expense has been allocated based on operating results and total assets employed in each segment.
Inter-segment transactions are uncommon and not material. Therefore, they have not been separately reflected in the financial table below. The totals of the reportable segments’ revenues, net loss and assets agree with the comparable amounts contained in the Company’s audited financial statements.
Segment information for the Company’s two business segments follows:

	2008	2007
Revenues:
Store operations	$5,462,915	$4,543,194
Franchise operations	361,128	361,689

Total revenue	$5,824,042	$4,904,883

Segment loss:
Store operations	$(2,781,278)	$(999,385)
Franchise operations	(1,517,876)	(522,137)

Total segment loss	$(4,299,154)	$(1,521,522)

Advertising, marketing and promotion	$887,259	$671,440
Depreciation and amortization	500,153	429,586
Unallocated general and administrative expenses	4,262,055	2,384,581
Interest (income) expense	(4,013)	369,130
Other (income) expenses, net	(69,303)	75,155

Net loss	$(9,875,305)	$(5,451,414)

Store operations	$458,062	$372,404
Franchise operations	42,091	57,181
Total depreciation and amortization	$500,153	$429,586

Capital expenditures:
Store operations	$704,027	$937,859
Franchise operations	153,954	88,008

Total capital expenditures	$857,981	$1,025,867

	2008	2007
Segment assets:
Store operations	$2,050,990	$3,834,155
Franchise operations	1,591,676	4,749,391

Total segment assets	$3,642,666	$8,583,546

17. Subsequent Events
On March 20, 2009, the Company sold $3,315,000 of Senior Secured Convertible Debentures (the Debentures) in a private offering to accredited investors. The debentures bear interest at a rate of 8% and are due three years from the date they are issued. The Debentures are convertible into shares of common stock at $0.13 per share. In addition, each investor will receive 5-year detachable Warrants to purchase a number of shares of Common Stock equal to 50% of the shares underlying the Investor’s Debenture. Interest on the Debentures a rate of 8% per annum is payable on a quarterly basis. Subject to certain conditions, the company has the right to pay interest on the Debentures in either cash or shares of Common Stock, or in a combination of cash and Common Stock. After the one year anniversary of the Closing, the Company has the right to redeem the Debentures at a 20% premium, subject to certain conditions. Subject to certain conditions, the company has the right to force conversion of the Debenture into shares of Common Stock. The company has agreed to file a registration statement with the Securities and Exchange Commission covering all shares of Common Stock issuable upon conversion of the Debentures and/or exercise of the Warrants.
In connection with the offering, the Company engaged a placement agent and agreed to pay the placement agent a cash fee equal to 10% of the gross proceeds received by the Company. and (ii) issue to the placement agent warrant to purchase 25,500,000 shares of the Company’s Common Stock underlying the Debentures and Warrants issuable to Investors in this Offering at an exercise price equal to $0.1365, and exercisable for a period of 5 years.
On December 31, 2008, Mr. Eric Spitz and the Company jointly decided to terminate his employment agreement.
On March 27, 2009, the franchisee-owned outlet in Bedford, Massachusetts closed. The Company had been operating the Bedford location pursuant to a management services agreement.

79,567,064 Shares of Common Stock
UFood Restaurant Group, Inc.
PROSPECTUS

        , 2009

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock.

EXPENSE	AMOUNT
Registration Fee	$998.96
Legal Fees and Expenses	100,000
Accounting Fees and Expenses	5,500
Miscellaneous Fees and Expenses	5,000

Total	$111,499

Item 14. Indemnification of Directors and Officers.
Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.
Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.
Our bylaws include an indemnification provision under which we have the power to indemnify our current and former directors, trustees, officers, employees and other agents against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by any such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, trustee, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.
Item 15. Recent Sales of Unregistered Securities.
Sales by KnowFat
In November 2006, KnowFat sold units consisting of 719,440 shares of Series C convertible preferred stock and warrants to purchase 141,211 shares of KnowFat common stock to certain investors for an aggregate consideration of $3,069,466. The shares and warrants were issued to accredited investors as defined under Regulation D and otherwise in accordance with the provisions of Regulation D. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.
In September 2006, KnowFat entered into agreements with George Foreman Ventures, LLC, pursuant to which KnowFat was granted the limited right to use George Foreman’s name and likeness in connection with the promotion of restaurants operated by KnowFat and its franchisees in exchange for: (i) 900,000 shares of KnowFat common stock; (ii) 100,000 additional shares of KnowFat common stock following the sale of the 600 th franchise of an outlet offering our products, provided such sale occurs by December 31, 2009; and (iii) 0.2% of the aggregate net sales of the franchise and company owned stores during the term of the agreements. The sale was exempt from registration under Section 4(2) of the Securities Act.

In October 2006 and September 2007, KnowFat issued an aggregate of 4,234 shares of its common stock valued at $5.00 per share (for an aggregate consideration of $21,170) to certain of its vendors in consideration for the marketing and consulting services provided by such vendors to KnowFat. The issuance was exempt from registration under Section 4(2) of the Securities Act.

Sales by Axxent Media Corporation
In September and October 2007, Axxent Media Corporation sold $2,000,000 principal amount of its 9% convertible promissory notes to accredited investors for total cash consideration of $2,000,000. All of the gross proceeds that Axxent received from the note offering were used to provide a bridge loan to KnowFat to meet KnowFat’s capital needs prior to the closing of the merger and the private placement. The convertible notes bore interest at the rate of 9% per annum and were for a term of 180 days, and automatically converted into shares of our common stock and warrants to purchase our common stock upon the closing of the merger. The aggregate principal amount of the convertible notes, plus accrued and unpaid interest, converted into 4,080,175 shares of our common stock and warrants to purchase 2,040,088 shares of our common stock. The convertible notes were sold to accredited investors as defined under Regulation D and non-U.S. persons as defined under Regulation S, and otherwise in accordance with the provisions of Regulation D and/or Regulation S. In connection with the note offering, we paid the placement agent for the note offering a cash commission of $200,000, and issued to that placement agent warrants to purchase 800,000 shares of our common stock at an exercise price of $1.00 per share.
Shares Issued in Connection with the Merger

Simultaneously with the closing of the merger in December 2007, all of the issued and outstanding shares of KnowFat, consisting of (i) 1,034,481 shares of series A preferred stock converted, on a one-to-one basis, (ii) 923,800 shares of series B preferred stock converted, one a 1-to-1.005504 basis and (iii) 719,440 shares of series C preferred stock converted, on a one-to-one basis, into shares of KnowFat common stock. On the closing date, the holders of common stock of KnowFat (including the converted shares of preferred stock) surrendered all of their issued and outstanding shares and received 11,500,983 shares of our common stock. Also on the closing date, (a) the holders of the issued and outstanding warrants to purchase KnowFat common stock received the new warrants to purchase shares of our common stock, and (b) the holders of issued and outstanding options to purchase KnowFat common stock received new options to purchase shares of our common stock. 607,226 and 391,791 shares of our common stock, respectively, are reserved for issuance on exercise of the new warrants and the new options. The number of shares of our common stock issuable under, and the price per share upon exercise of, the new options were calculated based on the terms of the original options of KnowFat, as adjusted by the conversion ratio in the merger. The new options became immediately exercisable upon consummation of the merger. The number of shares of our common stock issuable under the new warrants was calculated based on the terms of the original warrants of KnowFat, as adjusted by the conversion ratio in the merger. Immediately prior to the consummation of the merger, the exercise price of all outstanding KnowFat warrants was adjusted to $1.00, and such exercise price was not affected by the conversion ratio in the merger.
Our pre-merger stockholders retained 7,500,000 shares of our common stock in the merger.

The transactions described above were exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.
Shares Issued in Connection with the First Private Placement

Concurrently with the closing of the merger in December 2007, and in contemplation of the merger, we consummated a private offering of 6,160,000 units of our securities, at a price of $1.00 per unit. Each unit consists of one share of our common stock and a warrant to purchase one-half, or 50%, of a share of our common stock. The investors collectively purchased the units for total cash consideration of $6,160,000.
In January 2008, we sold 863,000 units at a price of $1.00 per unit, in February 2008, we sold 1,927,000 units at a price of $1.00 per unit and in March 2008 we sold 1,991,000 units at a price of $1.00 per unit. Each unit consists of one share of our common stock and a warrant to purchase one-half of one share of our common stock. The investors collectively purchased these units for aggregate cash consideration of $4,781,000.
All of the units were sold only to accredited investors, as defined under Regulation D under the Securities Act, and non-U.S. persons, as defined under Regulation S under the Securities Act and otherwise in accordance with the provisions of Rule 506 of Regulation D and/or Regulation S. In the offering, no general solicitation was made by us or any person acting on our behalf. The units were sold pursuant to transfer restrictions, and the certificates for shares of common stock and warrants underlying the units sold in the offering contain appropriate legends stating that such securities are not registered under the Securities Act and may not be offered or sold absent registration or an exemption from registration.

We paid the placement agent retained in connection with the offering a commission of 10% of the funds raised from the investors in the offering plus an expense allowance. In addition, the placement agent received warrants to purchase a number of shares of common stock equal to 20% of the shares of common stock included in the units sold to investors in the offering. As a result of the foregoing, the placement agent was paid commissions aggregating $1,094,100 and received warrants to purchase a total of 2,188,200 shares of our common stock in connection with the offering.
The offering is more fully described in the Company’s Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 26, 2007, the Company’s Form 8-K, filed with the SEC on February 8, 2008, and the Company’s Form 8-K, filed with the SEC on March 31, 2008, each of which is incorporated herein by reference.
Shares and Warrants Issued in Connection with Corporate Awareness Campaign
In May 2008, we commenced a corporate awareness campaign in the investment community. The campaign encompasses investor relations and public relations services, including traditional media outlets like television, radio, and print, and the internet. The corporate awareness campaign encompasses the following activities: (i) written articles and television coverage of the Company via traditional media outlets; (ii) arranging meetings with investment professionals and prospective investors in various cities in the United States; (iii) introductions to potential financing sources; (iv) preparation, printing and distribution of profile reports about the Company to various proprietary databases; and (v) distribution of press releases, news releases and research on the Company and its activities. To date activities pursuant to the corporate awareness campaign have encompassed the preparation and distribution of press releases and the preparation and distribution in June 2008 of a 12 page color report describing the Company. In general, the campaign aims to build awareness for our brand with current and prospective shareholders, franchisees and customers. The campaign does not involve the sale of franchises. In connection with the campaign, we entered into service agreements with a number of investor relations and public relations firms, in connection with which we issued to the service providers an aggregate of 740,000 shares of our common stock and warrants to purchase an aggregate of 2,916,666 shares of our common stock in partial payment for their services. The services provided by the investor relations and public relations firms are provided on a “best efforts” basis. The transactions described above were exempt from registration under Section 4(2) of the Securities Act as they did not involve any public offering or general solicitation, the recipients had access to information that would be included in a registration statement, the recipients acquired the shares for investment and not resale, and we took appropriate measures to restrict resale.
The table below shows the recipient, date and the number of shares and warrants with respect to each issuance to one of these service providers:

Service Provider	Date	Shares	Warrants
New Century Capital Consultants, Inc.	April 21, 2008	250,000	2,750,000
MarketByte LLC	April 9, 2008	200,000	83,333
TGR Group LLC	April 9, 2008	200,000	83,333
Neptune Media, LLC	April 9, 2008	75,000	—
AviaTech	April 9, 2008	15,000	—
The shares and warrants issued to New Century Capital Consultants, Inc. (New Century) vest in equal installments over twenty-four months through April 2010 or upon the achievement of specified milestones tied to average daily trading volume of the Company’s common stock and/or the publication of articles about the Company by local and national media outlets. To date, the specified milestones have not been achieved. As of April 28, 2009, 125,000 shares and 1,375,000 warrants issued to New Century were vested.
As of the date hereof, all of the shares and warrants issued to MarketByte LLC, TGR Group LLC and Neptune Media, LLC have vested.
All of the shares issued to AviaTech were vested on June 17, 2008 when they were granted.
No dollar value was assigned to these services in the agreements. The aggregate consideration received for each issuance is being accounted for in accordance with the provisions of SFAS 123R and EITF 96-18. Since there are no performance criteria (e.g., deliverables) or performance commitment dates specified in the agreements, the performance completion date is assumed to be the measurement date for determining the fair value of the equity awards. Accordingly, since the terms of each award are known, each award is valued at each vesting date until the award is fully vested. Therefore, it is not feasible to state a total dollar value of the consideration received for the shares. See Note 9 to our 2008 Consolidated Financial Statements, for additional information.

Shares Issued in Connection with the Second Private Placement

On March 19 and April 20, 2009, we consummated a private offering of Debentures in the aggregate principal amount of $5,874,000 and Warrants to purchase an aggregate of 22,592,308 shares of our common stock. The investors collectively purchased the securities for total cash consideration of $5,874,000.
All of the securities were sold only to accredited investors, as defined under Regulation D under the Securities Act, and non-U.S. persons, as defined under Regulation S under the Securities Act and otherwise in accordance with the provisions of Rule 506 of Regulation D and/or Regulation S. In the offering, no general solicitation was made by us or any person acting on our behalf. The securities were sold pursuant to transfer restrictions, and the certificates for shares of common stock and warrants sold in the offering contain appropriate legends stating that such securities are not registered under the Securities Act and may not be offered or sold absent registration or an exemption from registration.
We paid the placement agent retained in connection with the offering (i) a commission of 10% of the aggregate subscription amount of the securities sold in the offering, plus (ii) $50,000 for its fees and expenses, plus (iii) an expense allowance equal to 3% of the aggregate subscription amount of the securities sold in the offering. In addition, the placement agent (or its assigns) received warrants to purchase a number of shares of common stock equal to twenty percent (20%) of the maximum number of shares of common stock underlying the securities sold in the offering. As a result of the foregoing, the placement agent was paid a commission of $763,620 and received warrants to purchase 9,036,023 shares our common stock in connection with the offering.
The offering is more fully described in the Company’s Form 8-K, filed with the Securities and Exchange Commission on April 22, 2009, which is incorporated herein by reference.
Item 16. Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization, dated as of December 18, 2007, by and among UFood Restaurant Group, Inc., KnowFat Acquisition Corp. and KnowFat Franchise Company, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 26, 2007)

2.2	Certificate of Merger (incorporated by reference to Exhibit 2.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 26, 2007)

3.1(a)	Amended and Restated Articles of Incorporation of UFood Restaurant Group, Inc. (f/k/a Axxent Media Corporation and UFood Franchise Company) (incorporated by reference to Exhibit 3.1(a) to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 22, 2007)

3.1(b)	Amendment to Articles of Incorporation of UFood Restaurant Group, Inc. (incorporated by reference to Exhibit 3.1(b) to the Company’s Form 8-K filed with the Securities and Exchange Commission on September 26, 2007)

3.2	Amended and Restated Bylaws of UFood Restaurant Group, Inc. (f/k/a Axxent Media Corporation and UFood Franchise Company) (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 31, 2006)

5.1*	Opinion of Robinson & Cole, LLP

10.1	Employment Agreement between KnowFat Franchise Company, Inc., and George Naddaff (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 26, 2007)

10.2	Employment agreement between UFood Restaurant Group, Inc., and Charles A. Cocotas (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-k filed with the Securities and Exchange Commission on February 19, 2008)

Exhibit No.	Description
10.3	Joint Venture Agreement dated as of January 26, 2004 between George Naddaff and Eric Spitz and Low Fat No Fat Gourmet Café, Inc. (incorporated by reference to Exhibit 10.39 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on September 11, 2008)

10.4	Form of UFood Area Development Agreement (incorporated by reference to Exhibit 10.41 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on November 18, 2008)

10.5	Form of UFood Franchise Agreement (incorporated by reference to Exhibit 10.42 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on November 18, 2008)

10.6	KnowFat Franchise Company, Inc., 2004 Stock Option Plan (incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 26, 2007)

10.7	UFood Restaurant Group, Inc., 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Company’s Form 10-QSB filed with the Securities and Exchange Commission on December 13, 2007)

10.8	Form of Stock Option Agreement by and between UFood Restaurant Group, Inc., and participants under the 2004 Stock Option Plan (incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 26, 2007)

10.9	Form of Stock Option Agreement by and between UFood Restaurant Group, Inc., and participants under the 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 26, 2007)

10.10	UFood Restaurant Group, Inc., Non-Employee Director Compensation Plan (incorporated by reference to Exhibit 10.26 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2008)

10.11	Services Agreement dated September 6, 2006, between KnowFat Franchise Company, Inc., and George Foreman Ventures, LLC (incorporated by reference to Exhibit 10.24 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.12	Promotion License Agreement dated September 6, 2006, between KnowFat Franchise Company, Inc., and George Foreman Ventures, LLC (incorporated by reference to Exhibit 10.25 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.13	Letter Agreement dated June 12, 2007, between KnowFat Franchise Company Inc, and George Foreman Ventures, LLC (incorporated by reference to Exhibit 10.26 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.14	Credit Agreement dated as of May 27, 2005, between KFLG Watertown, Inc., and TD Banknorth, N.A. (incorporated by reference to Exhibit 10.27 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.15	Guarantee and Security Agreement, dated as of September 6, 2006, made by KnowFat Of Landmark Center, Inc., in favor of TD Banknorth, N.A. (incorporated by reference to Exhibit 10.28 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.16	First Amendment to Credit Agreement dated as of December 31, 2005, between KFLG Watertown, Inc., and TD Banknorth, N.A. (incorporated by reference to Exhibit 10.29 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.17	Second Amendment to Credit Agreement dated as of May 31, 2006, between KFLG Watertown, Inc., and TD Banknorth, N.A. (incorporated by reference to Exhibit 10.30 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.18	Third Amendment to Credit Agreement dated as of July 31, 2006, between KFLG Watertown, Inc., and TD Banknorth, N.A. (incorporated by reference to Exhibit 10.31 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

Exhibit No.	Description
10.19	Fourth Amendment to Credit Agreement dated as of October 2, 2006, between KFLG Watertown, Inc., and TD Banknorth, N.A. (incorporated by reference to Exhibit 10.32 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.20	Media Services Agreement dated as of April 8, 2008, between Crosscheck Media Services and UFood Restaurant Group, Inc. (incorporated by reference to Exhibit 10.33 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.21	Consulting Agreement dated as of April 21, 2008, between New Century Capital Consultants and UFood Restaurant Group, Inc. (incorporated by reference to Exhibit 10.34 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.22	Consulting Agreement dated as of April 21, 2008, between Stara Zagora Kompanija, LTD, UFood Restaurant Group, Inc., and Neptune Media, LLC (incorporated by reference to Exhibit 10.35 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.23	Consulting Agreement dated as of April 9, 2008, between MarketByte LLC and UFood Restaurant Group, Inc. (incorporated by reference to Exhibit 10.36 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.24	Consulting Agreement dated as of April 9, 2008, between TGR Group LLC and UFood Restaurant Group, Inc. (incorporated by reference to Exhibit 10.37 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.25	Consulting Agreement dated as of June 16, 2008, between Aviatech and UFood Restaurant Group, Inc. (incorporated by reference to Exhibit 10.38 to the Company’s Form S-1/A filed with the Securities and Exchange Commission on July 9, 2008)

10.26	Placement Agency Agreement by and between UFood Restaurant Group, Inc., KnowFat Franchise Company, Inc., and Spencer Trask Ventures, Inc., dated October 17, 2007 (incorporated by reference to Exhibit 10.21 to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2008)

10.27	Amendment No. 1 to Placement Agency Agreement, dated February 14, 2008, by and between UFood Restaurant Group, Inc., KnowFat Franchise Company, Inc., and Spencer Trask Ventures, Inc., dated October 17, 2007 (incorporated by reference to Exhibit 10.22 to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2008)

10.28	Finder’s Fee Agreement between UFood Restaurant Group, Inc., and Spencer Trask Ventures, Inc., dated December 18, 2007 (incorporated by reference to Exhibit 10.25 to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2008)

10.29	Form of Registration Rights Agreement, dated as of December 18, 2007, by and between UFood Restaurant Group, Inc., and the investors in the Spencer Trask private placement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 26, 2007)

10.30	Placement Agent Agreement by and between UFood Franchise Company, Inc. and Garden State Securities Inc., dated as of February 4, 2009, as amended (incorporated by reference to Exhibit 10.5 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 22, 2009)

10.31	Securities Purchase Agreement by and between UFood Franchise Company, Inc., and the Purchasers (as defined therein), dated March 19, 2009 (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 22, 2009)

10.32	Securities Purchase Agreement by and between UFood Franchise Company, Inc., and the Purchasers (as defined therein), dated April 20, 2009 (incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 22, 2009)

Exhibit No.	Description
10.33	Registration Rights Agreement, dated as of March 19, 2009, by and between UFood Restaurant Group, Inc., and the Investors in the Private Placement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 22, 2009)

10.34	Registration Rights Agreement, dated as of April 20, 2009, by and between UFood Restaurant Group, Inc., and the Investors in the Private Placement (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 22, 2009)

10.35	Subsidiary Guarantee, dated as of March 19, 2009, made by each of the Guarantors (as defined in the Subsidiary Guarantee) in favor of the Purchasers (as defined in the Subsidiary Guarantee) (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 22, 2009)

10.36	Subsidiary Guarantee, dated as of April 20, 2009, made by each of the Guarantors (as defined in the Subsidiary Guarantee) in favor of the Purchasers (as defined in the Subsidiary Guarantee) (incorporated by reference to Exhibit 10.10 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 22, 2009)

10.37	Security Agreement, dated as of March 19, 2009, among UFood Restaurant Group, Inc., all of the subsidiaries of the Company and the Secured Parties (as defined in the Security Agreement) (incorporated by reference to Exhibit 10.8 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 22, 2009)

10.38	Form of Common Stock Purchase Warrant of UFood Restaurant Group, Inc., issued as of March 19, 2009 and April 20, 2009 to Investors in the Company’s Private Placement (incorporated by reference to Exhibit 10.6 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 22, 2009)

10.39	Form of 8% Senior Secured Convertible Debenture, issued as of March 19, 2009 and April 20, 2009 to Investors in the Company’s Private Placement (incorporated by reference to Exhibit 10.7 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 22, 2009)

10.40*	Letter Agreement between UFood Restaurant Group, Inc. and Eric Spitz, dated January 22, 2009.

14.1	UFood Restaurant Group, Inc., Code of Ethics (incorporated by reference to Exhibit 14.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 19, 2008)

16.1	Letter to the Securities and Exchange Commission from Manning Elliot LLP, dated March 6, 2008, regarding a change in Certifying Accountant (incorporated by reference to Exhibit 16.1 to the Company’s Form 8-K/A filed with the Securities and Exchange Commission on March 11, 2008)

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2008)

23.1*	Consent of Robinson & Cole, LLP (included in its opinion filed as Exhibit 5.1)

23.2*	Consent of CCR LLP

* Filed herewith

Item 17. Undertakings.
The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Newton, Massachusetts, on May 1, 2009.

UFood Restaurant Group, Inc.

By:	/s/ George Naddaff

Name:	George Naddaff
Title:	Chief Executive Officer
     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ George Naddaff George Naddaff	Chairman and Chief Executive Officer (Principal Executive Officer)	May 1, 2009

/s/ Charles Cocotas Charles A. Cocotas	President, Chief Operating Officer and Director	May 1, 2009

/s/ Irma Norton Irma Norton	Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 1, 2009

Mark Giresi	Director

/s/ Robert Grayson Robert Grayson	Director	May 1, 2009

May 1, 2009
/s/ Jeffrey Ross Jeffrey Ross	Director